As filed with the Securities and Exchange Commission on September 23, 2003
Registration No. 333-107177

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Alaska Air Group, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	4512	34-1697351
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

19300 Pacific Highway South

Seattle, Washington 98188
(206) 392-5040
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Bradley D. Tilden

Executive Vice President/ Finance and Chief Financial Officer
19300 Pacific Highway South
Seattle, Washington 98188
(206) 392-5040
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Karen K. Dreyfus
O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, California 94025
(650) 473-2600

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☑

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount	Offering Price Per	Aggregate Offering	Amount of
Securities To Be Registered	to be Registered	Note (1)	Price(1)	Registration Fee

Senior Convertible Notes due 2023	$150,000,000	112.6235%	$168,935,250	$13,667(2)

Common Stock, par value $1.00 per share	(3)	—	—	(4)

(1)	Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c), based upon the average of the bid and asked priced of the Senior Convertible Notes due 2023 on the PORTAL Market on July 14, 2003.

(2)	Previously paid.

(3)	Includes such indeterminate number of shares of common stock as shall be issuable upon conversion of the Senior Convertible Notes due 2023 being registered hereunder. Each note may be converted into common stock, initially at the conversion rate of 38.4615 shares per each $1,000 principal amount of notes (equal to a conversion price of approximately $26.00 per share), subject to adjustments. The initial number of shares of common stock issuable upon conversion of the notes is 5,769,225. Pursuant to Rule 416 there are also registered hereby the shares of common stock or other securities that may be issuable upon conversion of the notes as a result of a stock split, stock dividend, recapitalization or similar event.

(4)	Pursuant to Rule 457(i), there is no additional filing fee required with respect to these securities because no additional consideration will be received in connection with the exercise of the conversion privilege.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS — SUBJECT TO COMPLETION, DATED SEPTEMBER 23, 2003

PROSPECTUS

$150,000,000

Senior Convertible Notes due 2023

Common Stock, par value $1.00 per share

     We issued these notes in a private placement in March 2003. This prospectus will be used by selling security holders to resell their notes and the common stock issuable upon conversion of their notes at market prices prevailing at the time of sale at prices related to such prevailing market prices, fixed or varying prices determined at the time of sale, or at negotiated prices. The selling security holders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts or commissions. We will not receive any proceeds from this offering.

     We sold the notes at the original principal amount, and issue price, of $1,000 per note. The notes bear cash interest at a variable rate of interest on the original principal amount from the issue date, or from the most recent date to which interest has been paid or provided for, until March 21, 2008. During such period, cash interest is payable quarterly in arrears on March 21, June 21, September 21 and December 21 of each year, beginning June 21, 2003, until March 21, 2008, unless the notes are earlier redeemed or converted. The variable interest rate until June 21, 2003 was 3.79% per annum and commencing June 21, 2003 began to be reset quarterly to a rate of 3-month LIBOR plus 2.50% per annum.

     Beginning March 21, 2008, the notes will cease bearing cash interest. Instead, from such date the original principal amount of each note will commence increasing daily by the variable yield, which is equal to the variable rate of interest, to produce the variable principal amount. The variable principal amount of a note will compound quarterly, not daily. On the maturity date of the notes, a holder will receive the variable principal amount of a note. The variable yield will be a rate of 3-month LIBOR plus 2.50% per annum and will be reset quarterly. Regardless of the level of 3-month LIBOR, however, the variable yield will not exceed 5.25% per annum. The rate of accrual will be applied to the variable principal amount per note as of the most recent variable yield reset date.

     Except as described herein, the notes are senior unsecured obligations and will rank equally with our existing and future senior unsecured indebtedness. The notes effectively rank junior to our subsidiaries’ liabilities.

Convertibility of the Notes

     Holders may convert their notes, in multiples of $1,000 original principal amount, into 38.4615 shares of our common stock per $1,000 original principal amount of notes, subject to adjustment, only if (1) the sale price of our common stock reaches specified thresholds, (2) the credit rating assigned to the notes by either Moody’s or Standard & Poor’s is Caa1 or CCC+, respectively, or lower, and then only so long as such credit rating remains at or below such levels, (3) the notes are called for redemption, or (4) specified corporate transactions have occurred. Upon conversion, we will have the right to deliver, in lieu of our common stock, cash or a combination of cash and common stock in an amount described herein. Our common stock currently trades on the New York Stock Exchange under the symbol “ALK.” On September 22, 2003, the last reported sale price of the common stock on the NYSE was $28.92 per share.

Purchase of the Notes at the Option of the Holder

     Holders may require us to purchase all or a portion of their notes on March 21, 2008, March 21, 2013 and March 21, 2018 at a price equal to the variable principal amount and accrued and unpaid cash interest, if any, on such notes as of the applicable purchase date. We may choose to pay the purchase price of such notes in cash or common stock or a combination of cash and common stock. In addition, upon a change in control of Alaska Air Group, Inc., each holder may require us to purchase for cash all or a portion of such holder’s notes at a price equal to the variable principal amount and accrued and unpaid cash interest, if any, on such notes as of the date of purchase.

Redemption of the Notes at Our Option

     We may redeem for cash all or a portion of the notes at any time on or after March 21, 2006, at prices calculated as described in “Description of Notes — Redemption of Notes at our Option.”

     We have not applied for listing of the notes on any securities exchange or for quotation through any automated quotation system. The notes were offered to qualified institutional buyers as defined in, and in reliance on, Rule 144A under the Securities Act, in transactions exempt from, or not subject to, the registration requirements of the Securities Act.

       You should consider carefully the risks that we have described in “Risk Factors” beginning on page 8 before deciding whether to invest in our securities.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September      , 2003

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
PRICE RANGE OF OUR COMMON STOCK
DIVIDEND POLICY
RATIO OF EARNINGS TO FIXED CHARGES
SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF NOTES
Hypothetical Redemption Prices
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INDEPENDENT AUDITORS’ REPORT
ALASKA AIR GROUP, INC. CONSOLIDATED BALANCE SHEETS
ALASKA AIR GROUP, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
ALASKA AIR GROUP, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
ALASKA AIR GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
SIGNATURES
EXHIBIT INDEX
EXHIBIT 10.12
EXHIBIT 10.13
EXHIBIT 10.17
EXHIBIT 12.1
EXHIBIT 23.1
EXHIBIT 24.1

Special Note Regarding Forward-Looking Statements	ii
Where You Can Find More Information	iii
Prospectus Summary	1
Risk Factors	8
Use of Proceeds	16
Price Range of Our Common Stock	16
Dividend Policy	16
Ratio of Earnings to Fixed Charges	17
Selected Consolidated Financial and Operating Data	18
Management’s Discussion and Analysis of Financial Condition and Results of Operations	24
Business	42
Management	53
Certain Relationships and Related Transactions	72
Security Ownership of Certain Beneficial Owners and Management	72
Description of Capital Stock	74
Description of Notes	77
Certain United States Federal Income Tax Considerations	98
Selling Security Holders	105
Plan of Distribution	109
Legal Matters	110
Experts	110

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements that involve a number of risks and uncertainties. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “believe,” “predict,” “potential,” or “pro forma,” or other similar words indicating future events. These statements are only predictions and we can give no assurance that such expectations will actually occur. Some of the things that could cause our actual results to differ substantially from our expectations are:

•	general economic conditions as well as economic conditions in the geographic regions we serve;

•	the continued impact of terrorist attacks, or new actual or threatened occurrences of terrorist attacks as well as global instability and potential U.S. military involvement;

•	trends in the airline industry;

•	our significant indebtedness;

•	recent and future potential downgrades of our credit ratings;

•	the competitive environment in the airline industry and in the geographic regions we serve;

•	changes in federal and state laws and regulations;

•	changes in our operating costs and in the cost of fuel in particular;

•	changes in our operating strategy or development plans;

•	changes in prevailing interest rates and the availability of and terms of financing to fund our business;

•	liability and other claims asserted against us;

•	labor disturbances, including any resulting from the termination of our collective bargaining agreements;

•	changes in our acquisition and capital expenditure plans;

•	our ability to attract and retain qualified personnel;

•	inflation;

•	demographic changes; and

•	other factors described in this prospectus, including those set forth under the caption “Risk Factors.”

      We undertake no obligation to publicly update or revise any forward-looking statements after the date of this prospectus to conform them to actual results. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the caption “Risk Factors,” beginning on page 8.

      These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our businesses or events described in any forward-looking statements.

ii

      For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended.

      You should carefully read this prospectus in its entirety. This prospectus contains information that you should consider when making your investment decision.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC, under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following locations of the SEC:

Public Reference Room 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	Pacific Regional Office 5670 Wilshire Boulevard Suite 1100 Los Angeles, CA 90036-3648

      You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for additional information about the Public Reference Room.

      The SEC also maintains an internet web site that contains reports, proxy statements and other information about issuers, including Alaska Air Group, Inc., that file electronically with the SEC. The address of that site is www.sec.gov. Our SEC filings are also available to the public at our web site at www.alaskaair.com.

iii

PROSPECTUS SUMMARY

      To understand this offering fully and for a more complete description of the legal terms of this offering as well as our company and the securities being sold in this offering, you should read carefully the entire prospectus and the other documents to which we may refer you, including “Risk Factors” and our consolidated financial statements and notes to those statements appearing elsewhere in this prospectus. References in this prospectus to “Air Group,” “the Company,” “we,” “us” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified. Alaska Airlines, Inc. and Horizon Air Industries, Inc. are referred to as “Alaska” and “Horizon,” respectively, and together as our “airlines.”

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our notes or common stock. We undertake no obligation to update this prospectus for any events occurring after the date of this prospectus.

Our Company

      Alaska Air Group, Inc. is a holding company that was incorporated in Delaware in 1985. Our two principal subsidiaries are Alaska Airlines, Inc. and Horizon Air Industries, Inc. Both subsidiaries operate as airlines, although their business plans, competition, and economic risks differ substantially. Alaska is a major airline, operates an all-jet fleet, and has an average passenger trip length of 967 miles. Horizon is a regional airline, operates jet and turboprop aircraft, and has an average passenger trip length of 330 miles.

      Alaska Airlines, Inc. is an Alaska corporation that was organized in 1932 and incorporated in 1937. Alaska principally serves 40 cities in six western states (Alaska, Washington, Oregon, California, Nevada, and Arizona) and Canada and six cities in Mexico. Alaska also provides non-stop service between Seattle and five eastern cities (Washington, D.C., Boston, Miami, Orlando and Newark), between Seattle and Denver, and between Anchorage and Chicago. In each year since 1973, Alaska has carried more passengers between Alaska and the U.S. mainland than any other airline. In 2002 and during the six months ended June 30, 2003, Alaska carried 14.2 million and 7.1 million revenue passengers, respectively. Passenger traffic within Alaska and between Alaska and the U.S. mainland accounted for 23% of Alaska’s 2002 revenue passenger miles, West Coast traffic (including Canada) accounted for 56%, the Mexico markets 11% and other markets 10%. Based on passenger enplanements, Alaska’s leading airports are Seattle, Portland, Los Angeles, and Anchorage. Based on 2002 revenues, its leading nonstop routes are Seattle-Anchorage, Seattle-Los Angeles, and Seattle-San Diego. At June 30, 2003, Alaska’s operating fleet consisted of 110 jet aircraft.

      Horizon Air Industries, Inc., a Washington corporation, began service in 1981, was incorporated in 1982 and was acquired by Air Group in 1986. It is the largest regional airline in the Pacific Northwest, and serves 39 cities in six states (Washington, Oregon, Montana, Idaho, California and Arizona) and five cities in Canada. In 2002 and during the six months ended June 30, 2003, Horizon carried 4.8 million and 2.3 million, respectively revenue passengers. Based on passenger enplanements, Horizon’s leading airports are Seattle, Portland, Boise, and Spokane. Based on revenues, its leading nonstop routes are Seattle-Portland, Seattle-Boise, Seattle-Spokane and Seattle-Vancouver. At June 30, 2003, Horizon’s operating fleet consisted of 16 jet and 43 turboprop aircraft, with the jets providing 47% of the year-to-date capacity. Horizon flights are listed under the Alaska Airlines designator code in airline computer reservation systems.

      Alaska and Horizon integrate their flight schedules to provide service between any two points served by their systems. In 2002 and through the first half of 2003, 30% of Horizon’s passengers connected to Alaska. Both airlines endeavor to distinguish themselves from competitors by providing a higher level of customer service. The airlines’ excellent service in the form of advance seat assignments, expedited check-in, attention to customer needs, high-quality food and beverage service, well-maintained aircraft, a first-

class section aboard Alaska aircraft, and other amenities is regularly recognized by independent studies and surveys of air travelers.

      Our principal executive offices are located at 19300 Pacific Highway South, Seattle, Washington 98188. Our telephone number is (206) 392-5040. Our website address is www.alaskaair.com. Information on our website does not constitute part of this prospectus.

The Notes

Notes Offered	$150,000,000 aggregate original principal amount of Senior Convertible Notes due March 21, 2023. Each note was issued at a price of $1,000 per note and has an original principal amount of $1,000.

Maturity	March 21, 2023.

Cash Interest	The notes bear cash interest at a variable rate of interest on the original principal amount from the issue date, or from the most recent date to which interest has been paid or provided for, until March 21, 2008. During such period, cash interest is payable quarterly in arrears on March 21, June 21, September 21 and December 21 of each year, beginning June 21, 2003, until March 21, 2008. The variable interest rate until June 21, 2003 will be 3.79% per annum and commencing June 21, 2003 will be reset quarterly to a rate of 3-month LIBOR plus 2.50% per annum. The variable interest rate will be calculated using the actual number of days elapsed between the variable interest rate reset dates divided by 360.

Variable Principal Amount	Beginning March 21, 2008, the notes will cease bearing cash interest. Instead, from such date the original principal amount of each note will commence increasing daily by the variable yield, which is equal to the variable rate of interest, to produce the variable principal amount. The variable principal amount of a note will compound quarterly, not daily. On the maturity date of the notes, a holder will receive the variable principal amount of a note. The variable yield will be a rate of 3-month LIBOR plus 2.50% per annum and will be reset quarterly. Regardless of the level of 3-month LIBOR, however, the variable yield will not exceed 5.25% per annum. The rate of accrual will be applied to the variable principal amount per note as of the most recent variable yield reset date. The yield will be calculated using the actual number of days elapsed between the variable yield reset dates divided by 360.

Tax Original Issue Discount	Because cash interest is not payable throughout the term of the notes, the notes are considered issued with original issue discount for United States Federal income tax purposes. Accordingly, U.S. holders, as defined herein, generally will be required to include such original issue discount in their gross income for United States Federal income tax purposes based on the variable yield, regardless of the timing of receipt of the related cash payments. See “Certain United States Federal Income Tax Considerations.”

Conversion Rights	A holder may convert a note, in multiples of $1,000 original principal amount, into common stock only if at least one of the conditions described below is satisfied. For each $1,000 original principal amount of notes surrendered for conversion, if the conditions for conversion are satisfied, a holder will receive 38.4615 shares of our common stock or an amount of cash in lieu thereof, as described below. When we refer to “common stock” throughout this prospectus, we include all rights attaching to our common stock under any future stockholder rights plan we may adopt. In lieu of delivering shares of our common stock upon conversion of all or any portion of our notes, we may elect to pay cash or a combination of cash and shares of our common stock for the notes surrendered. If we elect to pay holders cash for their notes, the payment will be based on the average sale price of our common stock for the five consecutive trading days immediately following either:

• the date of our notice of our election to deliver cash, which we must give within two business days after receiving a conversion notice, unless we have earlier given notice of redemption as described in this prospectus; or

• the conversion date, if we have given notice of redemption specifying that we intend to deliver cash upon conversion thereafter.

The conversion rate may be adjusted for certain reasons, but will not be adjusted for increases in the variable principal amount, accrued cash interest or interest payable upon the occurrence of a tax event. Upon conversion, a holder will not receive any cash payment representing increases in the variable principal amount or, subject to certain exceptions, accrued cash interest. Instead, increases in the variable principal amount or accrued cash interest will be deemed paid in full by the shares of common stock (or at our option, cash in lieu thereof) received by the holder on conversion.

Holders may surrender notes for conversion into our shares of common stock in any fiscal quarter commencing after June 30, 2003 if, as of the last day of the preceding fiscal quarter, the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding fiscal quarter was more than 110% of the accreted conversion price per share of common stock on the last day of such preceding fiscal quarter. If the foregoing condition is satisfied, then the notes will be convertible at any time at the option of the holder, through maturity. The accreted conversion price per share as of any day will equal the original or variable principal amount of a note on that day, as applicable, divided by 38.4615, subject to any adjustments to the conversion rate through that day.

Holders may also surrender their notes for conversion at any time when the credit rating assigned to the notes by either Moody’s or Standard & Poor’s is Caa1 or CCC+, respectively, or lower. This particular conversion right shall only exist so long as, if ever, the notes are rated at or below the foregoing levels by Moody’s or Standard & Poor’s.

In addition, notes in integral multiples of $1,000 original principal amount called for redemption may be surrendered for conversion until the close of business on the second business day prior to the redemption date. In addition, if we make a distribution to our stockholders with a per share value of more than 15% of the sale price of our common stock on the date immediately preceding the declaration of such distribution, or if we are a party to certain consolidations, mergers or binding share exchanges, notes may be surrendered for conversion, as provided in “Description of Notes — Conversion Rights.” The ability to surrender notes for conversion will expire at the close of business on March 21, 2023.

Ranking	Except to the extent described under “Description of Notes — Security,” the notes are senior unsecured obligations, ranking equal in right of payment to all of our other current and future unsecured and unsubordinated indebtedness, and are effectively subordinated to our current and future secured indebtedness to the extent of the security on such other indebtedness. As of June 30, 2003, we had $1,078.2 million of indebtedness outstanding, of which $865.7 million was secured by flight equipment and real property and $10.1 million of which was composed of capital lease obligations. Except for the notes, all of this indebtedness is indebtedness of our subsidiary, Alaska.

The notes are obligations exclusively of Alaska Air Group. We conduct a substantial portion of our operations through our subsidiaries. Our right to receive any assets of any of our subsidiaries upon its liquidation or reorganization and, as a result, our ability to use such assets to discharge our obligations to the holders of the notes, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. As of June 30, 2003, the liabilities of our subsidiaries were $2,322.8 million.

Guarantees	Our obligations under the notes were not guaranteed at the time of issuance of the notes. In addition, the indenture does not preclude any of our subsidiaries from guaranteeing or pledging any assets to secure the payment of any indebtedness of such subsidiary or any other subsidiary. However, if any of our subsidiaries, directly or indirectly, guarantees any other indebtedness of Alaska Air Group, the indenture requires us to cause such subsidiary to simultaneously execute and deliver a supplemental indenture providing for the guarantee of our obligations under the notes by such subsidiary, which guarantee shall be senior to or equal with such subsidiary’s guarantee of such other indebtedness of Alaska Air Group.

Security	We were required to purchase and pledge to the trustee under the indenture, as security for the notes and for the benefit of the holders of the notes, approximately $22.3 million of U.S. government securities, which we expect, based on projected 3-month LIBOR rates, will be sufficient upon receipt of scheduled principal and interest payments thereon, to provide for the payment in full of the first twelve scheduled cash interest payments (up to and including the interest payment date on March 21, 2006) on the notes when due. See “Use of Proceeds” below. We will also make additional payments to the trustee to ensure that sufficient funds are available to pay cash interest then due on the notes if necessary. We will be responsible for determining the sufficiency of the securities to be pledged. We will engage the trustee as calculation agent to report to Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the initial purchasers, and us the results of agreed upon procedures to verify the mathematical accuracy of our computations. The notes are not otherwise secured. See “Description of Notes — Security.”

Sinking Fund	None.

Redemption of Notes at Our Option	We may redeem for cash all or a portion of the notes at any time on or after March 21, 2006, at redemption prices calculated as described in “Description of Notes — Redemption of Notes at Our Option.”

Purchase of the Notes by Alaska Air Group	Holders may require us to purchase all or a portion of their notes on March 21, 2008, March 21, 2013 and March 21, 2018 at a price equal to the variable principal amount and accrued and unpaid cash interest, if any, on such notes as of the applicable purchase date. We may pay the purchase price in cash or shares of our common stock or in a combination of cash and shares of our common stock. If we elect to pay the purchase price, in whole or in part, in shares of our common stock, the number of shares we deliver will be equal to the portion of the purchase price to be paid in common stock divided by the market price of a share of common stock.

Change in Control	Upon a change in control of Alaska Air Group, each holder may require us to purchase for cash all or a portion of such holder’s notes at a price equal to the original or variable principal amount, as the case may be, and accrued and unpaid cash interest, if any, on such notes as of the date of change in control.

Optional Conversion to Quarterly Coupon Notes Upon Tax Event	From and after the date of the occurrence of a tax event, as described below, following March 21, 2008, we will have the option to elect, in lieu of having the variable principal amount increase, to have interest accrue and be paid in cash at the variable interest rate per year on a restated principal amount per note equal to the accrued variable principal amount on such note on the date of the tax event or the date on which we exercise such option, whichever is later.

Such interest shall be payable quarterly on the interest payment dates of March 21, June 21, September 21 and December 21 of each year to holders of record at the close of business on the March 7, June 7, September 7 and December 7 immediately preceding the interest payment date. Interest will accrue from the most recent date to which interest, if applicable, has been paid or provided for or, if no interest is payable or has been paid or provided for, from the option exercise date. In the event that we exercise our option to pay interest in lieu of variable principal amount or cash interest, the redemption price, purchase price and change in control purchase price on the notes will be adjusted. However, there will be no change in the holder’s conversion rights. See “Description of Notes — Optional Conversion to Quarterly Coupon Notes upon Tax Event.”

DTC Eligibility	The notes were issued in fully registered book-entry form and are represented by one or more permanent global notes without coupons. Global notes were deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company in New York, New York. Beneficial interests in global notes are shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and your interest in any global note may not be exchanged for certificated notes, except in limited circumstances described herein. See “Description of Notes — Book-Entry System.”

Trading	We do not intend to list the notes on any national securities exchange. Our common stock is traded on the New York Stock Exchange under the symbol “ALK.”

Use of Proceeds	We will not receive any of the proceeds from the sale by any selling security holder of the notes or the common stock issuable upon conversion of the notes.

Recent Events

      On June 24, 2003, Alaska issued a press release with respect to the following matters.

      Alaska announced its meeting with leaders of its labor unions to begin a dialog over how Alaska and its labor groups can work cooperatively to better position Alaska for growth and success in the years ahead.

      Alaska, already engaged in extensive cost reduction and revenue enhancement initiatives involving the review of every aspect of its operations, confirmed that it is seeking to lower its cost per available seat mile (CASM), excluding fuel, to 7.25 cents by 2005. Alaska cautioned, however, that this is a goal and should not be viewed as a prediction of future performance.

      Alaska further announced that the aim of its cost reduction efforts is to achieve a structure that enables Alaska to offer customers the services they want at fares they are willing to pay; to earn a reasonable profit; to grow Alaska’s business and take advantage of opportunities; and to secure the futures of as many of its employees as possible. Alaska plans to work in collaboration with its employees to tap their creativity and their commitment to help meet its substantial challenges.

      Alaska also stated that it has already identified initiatives that it believes will lower its annual operating costs by more than $100 million. Alaska plans to achieve approximately $200 million in additional savings through a combination of additional product and other cost-management initiatives, market-based wage adjustments, a common health and retirement benefits package for every work group and work rule changes focusing on greater efficiency in operations. See “Risk Factors — If we are unable to meet our cost reduction goals, our results of operations and financial condition may suffer.” and “Selected Consolidated Financial and Operating Data.”

      On April 16, 2003, the Emergency Wartime Supplemental Appropriations Act was signed into legislation. The act includes a $2.3 billion one-time cash payment which was allocated to air carriers based on each carrier’s share of security fees remitted and carrier fees paid to the Transportation Security Administration (TSA) since its inception in February 2002. Additionally, passenger security fees will not be imposed by TSA during the period July 1, 2003 through September 30, 2003. In May 2003, we received our share of the grant in the amount of $71.4 million ($52.8 million for Alaska and $18.6 million for Horizon).

RISK FACTORS

      You should carefully consider the following risks, as well as the other information contained in this prospectus, before investing in the notes or the shares of common stock issuable upon conversion of the notes. If any of the following risks actually occurs, our business could be harmed. You should refer to the other information set forth in this prospectus, including our consolidated financial statements and related notes included in this prospectus.

Risks Related to the Notes

Our indebtedness could prevent us from fulfilling our obligations under the notes, increase the volatility of our earnings and otherwise restrict our activities.

      We have now and will continue to have for the foreseeable future a significant amount of indebtedness. Due to our high fixed costs, including aircraft lease commitments and debt service, a decrease in revenues results in a disproportionately greater decrease in earnings. As of June 30, 2003, we had approximately $1,078.2 million of indebtedness outstanding, of which $865.7 million was secured by flight equipment and real property and $10.1 million of which was composed of capital lease obligations. Except for the notes, all of such indebtedness is indebtedness of our subsidiary, Alaska.

      Our outstanding indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to these notes;

•	limit our ability to obtain additional financing for funding our growth strategy, capital expenditures, acquisitions, working capital or other purposes;

•	require us to dedicate a material portion of our operating cash flow to fund interest payments on our indebtedness, thereby reducing funds available for other purposes; and

•	limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business and economic conditions, including reacting to any economic slowdown in the airline industry.

      In addition, we have an ongoing need to finance new aircraft deliveries, and there is no assurance that such financing will be available to us in sufficient amounts or on acceptable terms.

We have incurred operating losses in each year since 2000 and we expect that we will incur an operating loss in 2003. If we continue to incur substantial operating losses in the future, our ability to honor the notes may be impaired.

      During the six months ended June 30, 2003, we incurred an operating loss of $74.6 million. Prior to that, we incurred operating losses of $88.9 million, $126.3 million and $33.1 million for the years ended December 31, 2002, 2001 and 2000, respectively. We expect that we will incur an operating loss in 2003. The inability to achieve or sustain profitability may hinder our ability to honor the notes and our existing obligations as they become due, to obtain future equity or debt financing or to do so on economical terms and to sustain and expand our business.

The interest rate and variable yield on the notes cannot be determined at this time and may be lower than the yield on a fixed-rate debt security of comparable maturity.

      The interest rate and the variable yield on the notes are based on 3-month LIBOR, as defined in this prospectus under “Description of Notes — LIBOR.” At March 18, 2003, 3-month LIBOR was 1.27% per annum. The interest rate (until March 21, 2008) and the variable yield (after March 21, 2008) will be reset every three months. Therefore the interest rate and the variable principal amount of a note at maturity cannot be determined at this time. At June 30, 2003, the 3-month LIBOR was 1.12% per annum. The amount we pay you may be less than the return you could earn on other investments, including a fixed-rate debt security of comparable maturity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

The notes are unsecured and are effectively subordinated to our secured indebtedness.

      Except for a limited amount of collateral consisting of approximately $22.3 million of U.S. government securities, which are intended to provide security for the payment of cash interest on the notes for the first three years and which we expect to use towards payment of the first twelve scheduled cash interest payments on the notes when due, the notes are senior unsecured obligations, ranking equal in right of payment to all of our other current and future senior unsecured and unsubordinated indebtedness, and are effectively subordinated to our current and future secured indebtedness to the extent of the security on such other indebtedness. As of June 30, 2003, including the notes, we had $1,078.2 million of indebtedness outstanding, of which $865.7 million was secured by flight equipment and real property and $10.1 million of which was composed of capital lease obligations. Other than the notes, all of such indebtedness is indebtedness of our subsidiary, Alaska.

      In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral. Except as described in this prospectus under “Description of the Notes — Security,” holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

The notes are structurally subordinated. This may affect your ability to receive payments on the notes.

      The notes are obligations exclusively of Alaska Air Group. We conduct a substantial portion of our operations through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, depend upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us. Payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings and business considerations.

      Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

      Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization and, as a result, our ability to use those assets to discharge our obligations to the holders of the notes, are effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. As of June 30, 2003, the liabilities of our subsidiaries were $2,322.8 million. The notes do not restrict the ability of our subsidiaries to incur additional indebtedness. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to indebtedness held by us.

We may not have the ability to raise the funds necessary to finance the change in control purchase or the purchase at the option of the holder.

      On specified dates and upon the occurrence of specific kinds of change in control events, holders of notes may require us to purchase their notes. However, it is possible that we would not have sufficient funds at that time to make the required purchase of notes. In addition, agreements to which we may be a party may restrict or prohibit such a payment. Further, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change in control under the indenture. See “Description of Notes — Purchase of Notes at the Option of the Holder” and “— Change in Control Permits Purchase of Notes by Alaska Air Group at the Option of the Holder.”

There is no public market for the notes, and the transfer of the notes will be restricted.

      There has been no trading market for the notes prior to the offering. Although the initial purchasers of the notes have advised us that they intend to make a market in the notes, they are not obligated to do so. The initial purchasers could stop making a market in the notes at any time without notice. Accordingly, no market for the notes may develop, and any market that develops may not last. We do not intend to apply for listing of the notes on any securities exchange or other stock market.

      Even after we have registered the notes and the shares of underlying common stock, we will have the right, pursuant to the registration rights agreement, to suspend the use of the shelf registration statement in certain circumstances. In the event of such a suspension, you would not be able to sell any notes or shares of common stock issuable upon conversion of the notes.

We recently experienced a downgrade in our corporate credit ratings and may experience further downgrades in the future, which may indicate a decline in our business and in our ability to make interest or principal payments on the notes.

      On March 14, 2003, the senior implied rating for Alaska Air Group was downgraded from Ba3 to B1 by Moody’s. On March 18, 2003, Standard & Poor’s announced that it had placed its rating of 12 airlines, including Alaska Air Group, whose rating is currently BB, on CreditWatch with negative implications. The initial ratings assigned by the ratings agencies to the notes are B3 and B+ by Moody’s and Standard & Poor’s, respectively. We cannot assure you that our corporate credit ratings or the ratings of the notes will not decline in the future. If any of our ratings decline, this may indicate a decline in our business and may affect the trading prices, if any, of the notes and our common stock.

Risks Related to Our Business

The September 11, 2001 terrorist attacks negatively impacted our industry and our business and further threatened or actual terrorist attacks, or other hostilities involving the U.S., may significantly harm our industry and our business in the future.

      The terrorist attacks of September 11, 2001 and their aftermath have negatively impacted the airline industry, including our company. Since a substantial portion of airline travel, for both business and leisure, is discretionary, further terrorist activity connected with air travel, or the threat of further terrorist activity, could result in travelers canceling or deferring their plans for air travel and have a material adverse effect on our revenues. In the fourth quarter of 2001, the temporary shutdown of domestic passenger air travel and reduced demand for air travel led Alaska to reduce its flight schedule by approximately 13% and Horizon to reduce its flight schedule by approximately 20%. Because a substantial portion of our costs are fixed in the short term, however, we were unable to offset the reduction in customer demand through cost savings, and our operating results were harmed to a proportionately greater degree. Additional terrorist attacks, the fear of such attacks or other regions or other hostilities involving the U.S. could have a further significant negative impact on the airline industry, including us, and could:

•	result in a grounding of commercial air traffic by the Federal Aviation Administration;

•	significantly reduce passenger traffic and yields due to a potentially dramatic drop in demand for air travel;

•	increase security and insurance costs;

•	increase fuel costs and volatility of fuel prices;

•	make it more difficult for us to obtain war risk or other insurance; and

•	increase costs from airport shutdowns, flight cancellations and delays resulting from security breaches and perceived safety threats.

Continued weakness in the general economy, and in the airline industry in particular, could have an adverse effect on our business.

      We believe that airline traffic, including business traffic, is particularly sensitive to changes in economic growth and expectations. Weak economic growth has contributed to the airline industry suffering significant losses, which are expected to continue in 2003. During 2002, both US Airways and United Airlines filed for bankruptcy. Because airlines operating under bankruptcy protection receive increased flexibility to reduce their costs by voiding contracts and renegotiating existing business obligations, current and future airline bankruptcies could have a substantial impact on industry competition. In the event airlines who have received bankruptcy protection choose to apply some or all of the cost savings they obtain toward reduced fares, bankruptcy by airlines who compete with us may cause us to reduce our fares and result in a substantial reduction in revenue and operating margin. Continued weakness in the airline industry may also result in additional industry consolidation, greater reliance on industry alliances, such as code-sharing and frequent flyer reciprocity arrangements, and increased price competition among existing carriers, each of which could dramatically alter the competitive environment in the markets we serve and harm our operating results. Continued weak economic performance in the airline industry may also result in a further reduction in our credit rating and make it more difficult for us to raise capital on economical terms. Any general reduction in airline passenger traffic as a result of a soft economy would harm our business.

Our quarterly results can fluctuate substantially.

      The airline industry is characterized generally by low profit margins and high fixed costs, primarily for personnel, aircraft fuel, debt service and rent. The expenses of an aircraft flight do not vary significantly with the number of passengers carried and, as a result, a relatively small change in the number of passengers or in pricing could have a disproportionate effect on an airline’s operating and financial results. Accordingly, a minor shortfall in expected revenue levels could cause a disproportionately negative impact on our operating results. In addition to passenger loads, factors that could cause our quarterly operating results to vary include:

•	the timing and success of our growth plan as we increase flights in existing markets and enter new markets;

•	changes in fuel, security and insurance costs;

•	increases in personnel, marketing, aircraft ownership and other operating expenses to support our anticipated growth; and

•	the timing and amount of maintenance expenditures.

      In addition, seasonal variations in traffic, various expenditures and weather affect our operating results from quarter to quarter. We tend to experience the highest levels of traffic and revenue during the third quarter of each year. Given our high proportion of fixed costs, seasonality can affect our profitability from quarter to quarter. Many of our areas of operations experience bad weather conditions in the winter, causing increased costs associated with deicing aircraft, canceled flights and accommodating displaced passengers. Due to our geographic area of operations, we can be more susceptible to adverse weather conditions than some of our competitors, who may be better able to spread weather-related risks over larger route systems.

      Due to the factors described above, as well as other risk factors described in this prospectus, quarter-to-quarter comparisons of our operating results may not be good indicators of our future performance. In addition, it is possible that in any quarter our operating results could be below the expectations of investors and any published reports or analyses regarding our company. In that event, the price of our common stock could decline, perhaps substantially.

Increases in fuel costs would harm our business.

      Fuel costs constitute a significant portion of our total operating expenses, comprising 14.2% of total operating expenses for the six months ended June 30, 2003 and 13.1% during the year ended December 31, 2003. Significant increases in fuel costs would harm our financial condition and results of operations. We estimate that during the six months ended June 30, 2003 and during the year ended December 31, 2002, a one-cent increase in the price per gallon of fuel expense would have increased our fuel expenses by $2.0 million and $3.8 million, respectively.

      Historically, fuel costs have been subject to wide price fluctuations based on geopolitical issues and supply and demand. Fuel availability is also subject to periods of market surplus and shortage and is affected by demand for both home heating oil and gasoline. Because of the effect of these events on the price and availability of fuel, the cost and future availability of fuel cannot be predicted with any degree of certainty. In the event of a fuel supply shortage, higher fuel prices or the curtailment of scheduled service could result. Some of our competitors may have more leverage in obtaining fuel. We may be unable to offset increases in the price of fuel through higher fares. To hedge our exposure to fuel price fluctuations, we began purchasing primarily crude oil call options during 2000. At June 30, 2003 and December 31, 2002, we had crude oil options in place to hedge approximately 35% of our 2003 expected jet fuel requirements. In 2004 and 2005, we have crude oil options in place to hedge 12% and 5%, respectively, of our expected fuel consumption. We cannot be certain, however, that our fuel hedging contracts will be sufficient to adequately protect us against fuel price increases.

If we are unable to meet our cost reduction goals, our results of operations and financial condition may suffer.

      We, along with other airlines, have announced aggressive cost reduction goals that are an important part of our business strategy. The aim of these cost reduction initiatives is to improve our profitability without requiring a substantial increase in current fares and to better position us to be able to grow our business and take advantage of market opportunities. We believe that we have already identified initiatives that will reduce our annual operating costs by more than $100 million and plan on achieving approximately $200 million in additional savings through a combination of additional product and other cost-management initiatives, market-based wage adjustments, a common health and retirement benefits package for every work group and work rule changes focusing on greater efficiency in operations. Although we plan to work cooperatively with labor groups and employees to achieve these targets, operating changes are not yet in place to generate this level of cost savings. We cannot be certain that we will be able to implement changes in our operations sufficient to generate this level of savings, or that if such changes are implemented that forecasted savings will be achieved. In the event that we are unable to achieve our cost reduction goals, or our efforts prove less successful than those or our competitors, our results of operations will likely be below our own expectations as well as those of outside financial analysts, and our financial condition may be harmed.

Many of our employees are covered by collective bargaining agreements. A failure to negotiate new agreements, or to do so on terms competitive with the labor costs and practices of our competitors, could disrupt our business and increase our costs.

      As of December 31, 2002, labor unions represented 83% of Alaska’s and 46% of Horizon’s employees. Alaska is currently in negotiations with the International Machinists and Aerospace Workers Union, which represents its clerical, office and passenger service work group. Horizon is currently in negotiations with the Association of Flight Attendants, which represents its flight attendants. Labor costs generally are a significant component of our total expenses, comprising 37% of our total operating expenses in 2002. Each of our different employee groups may require separate collective bargaining agreements, and may make demands that would increase our operating expenses and adversely affect our profitability. If we were unable to reach agreement on the terms of any collective bargaining agreement with any group of our employees or we were to experience widespread employee dissatisfaction, we could be subject to work slowdowns or stoppages. We could also become subject to protests or picketing by organized labor groups representing our employees. Any of these events would be disruptive to our operations and could harm our business. In the event any agreement we reach with an organized labor group requires us to pay wages or to incur costs that are materially higher than those we currently pay or we are unable to fully offset such increased costs through fare increases, our expenses would increase and our operating margin would be harmed.

The airline industry is highly competitive and subject to rapid change. We may be unable to compete effectively against other airlines with greater financial resources or lower operating costs, or to adjust rapidly enough in the event the basis of competition in our markets changes.

      The airline industry is highly competitive as to fares, flight frequency, frequent flyer benefits, routes and service. The industry is particularly susceptible to price discounting because airlines incur only nominal costs to provide service to passengers occupying otherwise unsold seats. We currently compete with one or more other airlines on all of our routes. Many of these airlines are larger and have significantly greater financial resources, name recognition or lower operating costs than our company. Some of these competitors have chosen from time to time to add service, reduce their fares or both, in our markets. We may be unable to compete effectively against other airlines that introduce service or discounted fares in the markets that we serve.

      In recent years, and particularly since its deregulation in 1978, the airline industry has undergone substantial consolidation, and it may undergo additional consolidation in the future. For example, in April 2001, American Airlines acquired the majority of Trans World Airlines’ assets. In addition, many airlines, including ours, have marketing alliances with other airlines. Among other things, they share the use of two-letter flight designator codes to identify their flights and fares in the computerized reservation systems and permit reciprocity in their frequent flyer programs. Any consolidation or significant alliance activity within the airline industry, or our loss of key alliance relationships, could result in our competitors having access to larger route networks and resources than us, which, in turn, could increase the risks of competition described above.

      The airline industry also faces competition from ground transportation alternatives, such as the bus, train or automobile. Video teleconferencing and other methods of electronic communication may add a new dimension of competition to the industry as business travelers seek lower-cost substitutes for air travel.

Changes in government regulation imposing additional requirements and restrictions on our operations could increase our operating costs and result in service delays and disruptions.

      Airlines are subject to extensive regulatory and legal requirements, both domestically and internationally, that involve significant compliance costs. In the last several years, Congress has passed laws, and the Department of Transportation and the Federal Aviation Administration have issued regulations, relating to the operation of airlines that have required significant expenditures. For example, on November 19, 2001, the President signed into law the Aviation and Transportation Security Act (the Security Act). This law federalizes substantially all aspects of civil aviation security and requires among other things, the implementation of certain security measures by airlines and airports, such as the requirement that all passenger bags be screened for explosives. Funding for airline and airport security under the law is primarily provided by a new $2.50 per enplanement ticket tax, with authority granted to the TSA to impose additional fees on the air carriers if necessary to cover additional federal aviation security costs. Implementation of the requirements of the Security Act will result in increased costs for our company and our passengers. In addition to increased costs, the security measures required to be implemented under the Security Act as well as additional security measures issued by the Federal Aviation Administration have on occasion resulted in a longer check-in process for passengers and caused delays and disruptions in airline service, which has led to customer frustration and may reduce the demand for airline travel. Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce the demand for air travel. If adopted, these measures could have the effect of raising ticket prices, reducing revenue and increasing costs.

We do not expect to pay cash dividends in the foreseeable future.

      We have not declared or paid cash or other dividends on our common stock since 1992 and do not expect to pay cash dividends for the foreseeable future. We currently intend to retain all future earnings for use in the operation of our business and to fund future growth. Any future cash dividends will depend upon our results of operations, financial conditions, cash requirements, the availability of a surplus and other factors.

Our insurance costs have increased substantially as a result of the September 11, 2001 terrorist attacks, and further increases in insurance costs would harm our business, financial condition and results of operations.

      Following the September 11, 2001 terrorist attacks, aviation insurers dramatically increased airline insurance premiums and significantly reduced the maximum amount of insurance coverage available to airlines for liability to persons other than passengers for claims resulting from acts of terrorism, war or similar events to $50 million per event and in the aggregate. In light of this development, under the Air Transportation Safety and System Stabilization Act, the government is currently offering domestic airlines either (i) excess third-party liability war risk coverage above $50 million, or (ii) in lieu of private war risk insurance, full hull and passenger and third-party liability coverage. We have obtained the latter coverage at twice its prior limit.

      Aviation insurers could increase their premiums even further in the event of additional terrorist attacks, hijackings, airline crashes or other events adversely affecting the airline industry. Furthermore, the full hull and passenger and third-party liability coverage provided by the government is available for renewable 60-day periods until August 31, 2004. While the government may extend the deadline for when it will stop providing such coverage, we cannot be certain that any extension will occur, or if it does, how long the extension will last. It is expected that should the government stop providing such coverage to the airline industry, the premiums charged by aviation insurers for this coverage will be substantially higher than the premiums currently charged by the government. Significant increases in insurance premiums would adversely impact our business, financial condition and results of operations.

Our failure to successfully expand our business could harm our financial condition and results of operations.

      A part of our current profitability strategy involves increasing the frequency of flights in markets we currently serve, expanding the number of markets served and increasing flight connection opportunities. We believe that growth will allow us to achieve additional economies of scale and to manage unit costs. Increasing the number of markets we serve depends on our ability to access suitable airports, facilities and, in some cases, regulatory approvals in targeted markets. Any condition that would deny, limit or delay access to airports, facilities or approvals would constrain our ability to grow. In addition, successful growth depends on our ability to maintain yields and load factors at profitable levels. Inadequate revenues in new markets may require us to revise our current growth strategy. We cannot be certain that we will be able to successfully expand our existing markets or establish new markets, and the failure to do so could harm our business and results of operations.

Our reputation and financial results could be harmed in the event of an airline accident or incident.

      Another accident or incident involving one of our aircraft, such as the loss of Flight 261 off the coast of California in January 2000, could involve a significant loss of life and result in a loss of faith in our airlines by the flying public. In addition, we could experience significant potential claims from injured passengers and surviving relatives, as well as costs for the repair or replacement of a damaged aircraft and its consequential temporary or permanent loss from service. Airlines are required by the Department of Transportation to carry liability insurance. Although we believe we currently maintain liability insurance in amounts and of the type generally consistent with industry practice, the amount of such coverage may not be adequate and we may be forced to bear substantial losses from an accident. Substantial claims resulting from an accident in excess of our related insurance coverage would harm our business and financial results. Moreover, any aircraft accident or incident, even if fully insured and even if it does not involve one of our airlines, could cause a public perception that our airlines or the equipment they fly are less safe or reliable than other transportation alternatives, which would harm our business.

Our operations are often affected by factors beyond our control, including traffic congestion at airports, weather conditions and increased security measures, any of which could harm our operating results, financial condition and results of operations.

      Like other airlines, our operations are subject to delays caused by factors beyond our control, including air traffic congestion at airports, adverse weather conditions and increased security measures. Delays frustrate passengers, reduce aircraft utilization and increase costs, all of which in turn affect our profitability. During periods of fog, snow, rain, storms or other adverse weather conditions, flights may be cancelled or significantly delayed. Cancellations or delays due to weather conditions, traffic control problems and breaches in security could harm our financial condition and results of operations.

Our business could be harmed if we are unable to attract and retain qualified personnel at reasonable costs.

      Our business is labor intensive, with labor costs representing 37% of our operating expenses for the year ended December 31, 2002. We expect salaries, wages and benefits to increase on a gross basis and that these costs could increase as a percentage of our overall costs, which could harm our business. We compete against the major U.S. airlines for labor in many highly skilled positions. Many of the major U.S. airlines offer wage and benefit packages that exceed our wage and benefit packages. As a result, in the future, we may have to significantly increase wages and benefits in order to attract and retain qualified personnel or risk considerable employee turnover. If we are unable to hire, train and retain qualified employees at a reasonable cost, we may be unable to grow or sustain our business and our operating results and business prospects could be harmed or if we lose the services of key personnel. We may also have difficulty replacing management or other key personnel who leave and, therefore, the loss of any of these individuals could harm our business.

If Alaska fails to comply with financial covenants, some of its financing agreements may be terminated.

      Alaska is required to comply with specific financial covenants in certain agreements, primarily its $150 million revolving credit facility. We cannot ensure that Alaska will be able to comply with these covenants or provisions or that these requirements will not limit our ability to finance our future operations or capital needs. Alaska’s inability to comply with the required financial maintenance covenants or provisions could result in default under these financing agreements and would result in a cross default under Alaska’s other financing agreements. In the event of any such default and our inability to obtain a waiver of the default, all amounts outstanding under the agreements could be declared to be immediately due and payable. If Alaska did not have sufficient available cash to pay all amounts that became due and payable, we or Alaska would have to seek additional debt or equity financing, which may not be available on acceptable terms, or at all. If such financing were not available, Alaska would have to sell assets in order to obtain the funds required to make accelerated payments or risk its aircraft becoming subject to repossession, which could harm our business.

USE OF PROCEEDS

      We will not receive any proceeds from the sale by any selling security holder of the notes or the common stock issuable upon conversion of the notes.

PRICE RANGE OF OUR COMMON STOCK

      Our common stock trades on the New York Stock Exchange under the symbol “ALK.” On September 22, 2003, the last reported sale price of our common stock on the NYSE was $28.92 per share. On September 22, 2003, there were approximately 4,151 holders of record of our common stock. The following table sets forth for the periods indicated below the high and low sale prices for our common stock as reported on the NYSE Composite Tape.

	High	Low

Fiscal Year Ended December 31, 2001
Quarter ended March 31	$35.25	$24.40
Quarter ended June 30	29.50	24.60
Quarter ended September 30	33.66	17.40
Quarter ended December 31	31.10	19.26
Fiscal Year Ended December 31, 2002
Quarter ended March 31	$33.90	$27.95
Quarter ended June 30	33.23	24.75
Quarter ended September 30	27.23	16.24
Quarter ended December 31	24.20	13.66
Fiscal Year Ending December 31, 2003
Quarter ended March 31	$24.35	$15.28
Quarter ended June 30	21.98	15.49
Quarter ended September 30 (through September 22)	29.76	20.82

DIVIDEND POLICY

      We have paid no cash dividends since 1992 and do not currently anticipate paying cash dividends in the foreseeable future. If we do consider paying cash dividends in the future, however, we will consider a number of factors before making the decision to pay dividends and the amount of such dividends if we determine to pay them. In deciding whether to propose a dividend and determining the dividend amount, our board of directors will take into account such matters as the availability of funds for dividends, general business conditions, our financial results, other capital requirements, contractual, legal and regulatory restrictions on the payment of dividends to our stockholders or by our subsidiaries to us and such other factors as our board of directors may deem relevant.

RATIO OF EARNINGS TO FIXED CHARGES

      The table below sets forth our earnings to fixed charges on a consolidated, historical basis for each of the periods indicated:

	June 30,		Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

	(In thousands, except ratios)
Earnings:
Income (loss) before income tax expense	$(15,100)	$(56,200)	$(101,800)	$(63,515)	$(26,905)	$213,003	$205,716
Less: Capitalized interest	(1,462)	(740)	(2,646)	(10,612)	(17,684)	(12,632)	(7,040)
Add:
Interest on indebtedness	23,383	23,489	46,261	47,429	36,046	16,339	21,184
Amortization of debt expense	506	403	815	703	330	440	682
Amortization of capitalized interest	2,453	2,515	4,993	5,013	4,736	4,663	4,593
Portion of rent under long-term operating leases representative of an interest factor	49,321	46,148	91,356	84,161	80,313	82,505	80,547

Earnings Available for Fixed Charges	$59,101	15,615	$38,979	$63,179	$76,836	$304,318	$305,682

Fixed Charges:
Interest	23,383	23,489	$46,261	$47,429	$36,046	$16,339	$21,184
Amortization of debt expense	506	403	815	703	330	440	682
Portion of rent under long-term operating leases representative of an interest factor	49,321	46,148	91,356	84,161	80,313	82,505	80,547

Total Fixed Charges	$73,210	$70,040	$138,432	$132,293	$116,689	$99,284	$102,413

Ratio of Earnings to Fixed Charges	0.81	0.22	0.28	0.48	0.66	3.07	2.98

Coverage Deficiency	$14,109	$54,425	$99,453	$69,114	$39,853	—	—

      For the purposes of computing this ratio, earnings represent net income before fixed charges and income taxes, adjusted to exclude capitalized interest. Fixed charges represent interest on indebtedness, a portion of rent under long-term operating leases that represents an interest factor and amortized expenses related to long-term debt.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

      The following selected financial data for the fiscal years ended December 31, 1998, 1999, 2000, 2001 and 2002 included herein are derived from our consolidated financial statements. The financial data for the six months ended June 30, 2002 and 2003 are derived from the unaudited consolidated financial statements included elsewhere in this prospectus, are prepared on the same basis as our audited financial statements and include all adjustments, consisting of only normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and results of operations at and for such periods. These historical results do not necessarily indicate future results. When you read this data, it is important that you also read our financial statements and related notes, as well as the section “Management’s Discussion and Analysis of Results of Operations and Financial Condition.”

								Six Months Ended
	Year Ended December 31,							June 30,

	1998		1999		2000	2001	2002	2002	2003

	(In millions, except per share amounts)
Consolidated Financial Data:
Operating Revenues	$1,912.0		$2,091.5		$2,194.0	$2,152.8	$2,224.1	$1,075.8	$1,127.8
Operating Expenses	1,700.1		1,901.7		2,227.1	2,279.1	2,313.0	1,130.4	1,202.4
Operating Income (Loss)	211.9		189.8		(33.1)	(126.3)	(88.9)	(54.6)	(74.6)
Nonoperating income (expense), net(a)	(6.2)		23.2		6.2	62.8	(12.9)	(1.6)	59.5
Income (loss) before income tax and accounting change	205.7		213.0		(26.9)	(63.5)	(101.8)	(56.2)	(15.1)
Income (loss) before accounting change	125.3		129.4		(20.4)	(43.4)	(67.2)	(36.6)	(11.1)
Net Income (Loss)	$125.3		$129.4		$(67.2)	$(43.4)	$(118.6)	$(88.0)	$(11.1)
Average basic shares outstanding	23.388		26.372		26.440	26.499	26.546	26.540	26.600
Average diluted shares outstanding	26.367		26.507		26.440	26.499	26.546	26.540	26.600
Basic earnings (loss) per share before accounting change	$5.36		$4.91		$(0.77)	$(1.64)	$(2.53)	$(1.38)	$(0.42)
Basic earnings (loss) per share(b)	5.36		4.91		(2.54)	(1.64)	(4.47)	(3.32)	(0.42)
Diluted earnings (loss) per share before accounting change	4.75		4.88		(0.77)	(1.64)	(2.53)	(1.38)	(0.42)
Diluted earnings (loss) per share(b)	4.75		4.88		(2.54)	(1.64)	(4.47)	(3.32)	(0.42)

	(In millions, except ratio)
At End of Period
Total assets	$1,742.6		$2,196.0		$2,528.1	$2,950.5	$2,880.7	$2,880.7	$3,184.4
Long-term debt and capital lease obligations	171.5		337.0		509.2	852.2	856.7	856.7	1,016.2
Shareholders’ equity	822.1		959.2		895.1	851.3	655.7	655.7	643.3
Ratio of earnings to fixed charges(c)	2.98		3.07		0.66	0.48	0.28	0.22	0.81

Alaska Airlines Operating Data:
Revenue passengers (000)	13,056		13,620		13,525	13,668	14,154	6,809	7,055
Revenue passenger miles (RPM) (000,000)	11,283		11,777		11,986	12,249	13,186	6,349	6,821
Available seat miles (ASM) (000,000)	16,807		17,341		17,315	17,919	19,360	9,396	9,918
Revenue passenger load factor	67.1%		67.9%		69.2%	68.4%	68.1%	67.6%	68.8%
Yield per passenger mile	12.51	¢	12.86	¢	13.56 ¢	13.12 ¢	12.65 ¢	12.72 ¢	12.43 ¢
Operating revenues per ASM	9.41	¢	9.75	¢	10.20 ¢	9.84 ¢	9.47 ¢	9.48 ¢	9.45 ¢
Operating expenses per ASM	8.25	¢	8.81	¢	10.35 ¢	10.24 ¢	9.85 ¢	9.90 ¢	9.99 ¢
Average number of employees	8,704		9,183		9,611	10,115	10,142	10,019	10,062

Horizon Air Operating Data:
Revenue passengers (000)	4,389		4,984		5,044	4,668	4,815	2,287	2,295
Revenue passenger miles (RPM) (000,000)	1,143		1,379		1,428	1,350	1,514	703	758
Available seat miles (ASM) (000,000)	1,815		2,194		2,299	2,148	2,428	1,138	1,248
Revenue passenger load factor	63.0%		62.9%		62.1%	62.8%	62.4%	61.8%	60.7%
Yield per passenger mile	29.02	¢	28.77	¢	29.82 ¢	28.15 ¢	25.73 ¢	25.99 ¢	26.33 ¢
Operating revenues per ASM	19.16	¢	18.96	¢	19.27 ¢	19.02 ¢	17.11 ¢	17.25 ¢	16.79 ¢
Operating expenses per ASM(d)	18.13	¢	17.74	¢	19.53 ¢	21.02 ¢	17.65 ¢	18.51 ¢	18.25 ¢
Average number of employees	3,019		3,603		3,795	3,764	3,476	3,435	3,378

(a)	Includes capitalized interest of $7.0 million, $12.6 million, $17.7 million, $10.6 million, and $2.7 million for the years ended December 31, 1998, 1999, 2000, 2001, and 2002, respectively.

Includes capitalized interest of $0.8 million and $1.5 million for the six months ended June 30, 2002 and 2003, respectively.

(b)	For the year ended December 31, 2000, basic and diluted earnings per share include $(1.77) per share for the $46.8 million cumulative effect of the accounting change for the sale of frequent flyer miles. For the year ended December 31, 2002 and six months ended June 30, 2002, basic and diluted earnings per share include $(1.94) per share for the $51.4 million cumulative effect of the accounting change in connection with the impairment of goodwill.

(c)	For the years ended 2000, 2001 and 2002, earnings are inadequate to cover fixed charges by $39.9 million, $69.1 million and $99.5 million, respectively. For the six months ended June 30, 2002 and June 30, 2003, earnings are inadequate to cover fixed charges by $54.4 million and $14.1 million, respectively.

(d)	For 2001, operating expense per ASM excludes the impact of a $10.2 million special charge related to the impairment of Horizon’s F-28 aircraft and related spare parts. Pursuant to SEC Regulation G, the Company is providing disclosure of the reconciliation of this reported non-GAAP financial measure to its comparable financial measure reported on a GAAP basis. It is the Company’s view that this non-GAAP financial measure provides management the ability to measure and monitor the Company’s performance both with and without the special charge.

Year Ended
December 31,
2001

($ in millions)
Total GAAP operating expenses	$461.7
Less: special charge	(10.2)

Operating expenses excluding special charge	$451.5

Operating expenses excluding special charge	$451.5
ASMs (000,000)	2,148

Operating expenses per ASM excluding special charge	21.02 ¢

Alaska Airlines Financial and Statistical Data

	Year Ended December 31,				Six Months Ended June 30,

			%				%
Financial Data (in millions):	2001	2002	Change		2002	2003	Change

Operating Revenues:
Passenger	$1,607.6	$1,667.8	3.7		$807.6	$847.6	5.0
Freight and mail	78.2	72.1	(7.8)		35.9	38.4	7.0
Other — net	77.2	93.2	20.7		47.4	51.6	8.9

Total Operating Revenues	1,763.0	1,833.1	4.0		890.9	937.6	5.2

Operating Expenses:
Wages and benefits	642.9	705.5	9.7		340.2	380.0	11.7
Contracted services	76.0	80.7	6.2		41.2	40.4	(1.9)
Aircraft fuel	269.8	257.3	(4.6)		119.4	146.0	22.3
Aircraft maintenance	129.7	145.2	12.0		71.7	82.5	15.1
Aircraft rent	137.6	128.2	(6.8)		63.6	61.7	(3.0)
Food and beverage service	55.5	63.5	14.4		30.1	27.8	(7.6)
Commissions	64.1	48.2	(24.8)		28.4	20.4	(28.2)
Other selling expenses	102.7	101.9	(0.8)		52.7	45.2	(14.2)
Depreciation and amortization	106.1	114.2	7.6		56.7	58.1	2.5
Loss on sale of assets	5.0	1.7	NM		0.2	0.5	NM
Landing fees and other rentals	99.5	110.5	11.1		52.1	59.9	15.0
Other	145.7	150.7	3.4		73.8	68.4	(7.3)

Total Operating Expenses	1,834.6	1,907.6	4.0		930.1	990.9	6.5

Operating Loss	(71.6)	(74.5)	4.1		(39.2)	(53.3)	36.0

Interest income	26.0	23.2			11.1	5.7
Interest expense	(47.4)	(46.3)			(23.5)	(22.7)
Interest capitalized	7.5	2.1			0.5	1.1
U.S. government compensation	71.6	0.3			0.1	52.8
Other — net	(2.5)	7.9			9.2	5.4

	55.2	(12.8)			(2.6)	42.3

Loss Before Income Tax and Accounting Change	$(16.4)	$(87.3)	432.3		$(41.8)	$(11.0)	(73.7)

Operating Statistics:
Revenue passengers (000)	13,668	14,154	3.6		6,809	7,055	3.6
RPMs (000,000)	12,249	13,186	7.6		6,349	6,821	7.4
ASMs (000,000)	17,919	19,360	8.0		9,396	9,918	5.6
Passenger load factor	68.4%	68.1%	(0.3	)pts	67.6%	68.8%	1.2	pts
Breakeven load factor	73.5%	73.1%	(0.4	)pts	72.9%	74.9%	2.0	pts
Yield per passenger mile	13.12 ¢	12.65 ¢	(3.6)		12.72 ¢	12.43 ¢	(2.3)
Operating revenue per ASM	9.84 ¢	9.47 ¢	(3.8)		9.48 ¢	9.45 ¢	(0.3)
Operating expenses per ASM(a)	10.24 ¢	9.85 ¢	(3.8)		9.90 ¢	9.99 ¢	0.9
Operating expense per ASM excluding fuel(a)	8.73 ¢	8.52 ¢	(2.4)		8.63 ¢	8.52 ¢	(1.3)

	Year Ended December 31,					Six Months Ended June 30,

					%					%
Financial Data (in millions):	2001		2002		Change	2002		2003		Change

Fuel cost per gallon	88.3	¢	79.6	¢	(9.9)	75.9	¢	90.2	¢	18.8
Fuel gallons (000,000)	305.7		323.3		5.8	157.3		161.9		2.9
Average number of employees	10,115		10,142		0.3	10,019		10,062		0.4
Aircraft utilization (blk hrs/day)	10.4		10.6		1.9	10.4		10.4		0.0
Operating fleet at period-end	101		102		1.0	102		110		7.8

NM = Not Meaningful

(a)	Pursuant to SEC Regulation G, the Company is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures reported on a GAAP basis. It is the Company’s view that the non-GAAP financial measures provide management the ability to measure and monitor the Company’s performance both with and without the cost of aircraft fuel as both the cost and availability of aircraft fuel are subject to many economic and political factors beyond the Company’s control.

	Year Ended				Six Months Ended
	December 31,				June 30,

	2001		2002		2002		2003

Total GAAP Operating Expenses (in millions)	$1,834.6		$1,907.6		$930.1		$990.9
ASMs (000,000)	17,919		19,360		9,396		9,918

GAAP Operating Expenses per ASM	10.24	¢	9.85	¢	9.90	¢	9.99	¢

Total GAAP Operating Expenses (in millions)	$1,834.6		$1,907.6		$930.1		$990.9
Less: Aircraft Fuel	269.8		257.3		119.4		146.0

	$1,564.8		$1,650.3		$810.7		$844.9

Operating expense per ASM excluding fuel	8.73	¢	8.52	¢	8.63	¢	8.52	¢

Horizon Air Financial and Statistical Data

	Year Ended December 31,			Six Months Ended June 30,

			%			%
Financial Data (in millions):	2001	2002	Change	2002	2003	Change

Operating Revenues:
Passenger	$380.0	$389.5	2.5	$182.7	$199.6	9.3
Freight and mail	8.1	5.0	(38.3)	2.4	2.6	8.3
Other — net	20.3	20.7	2.0	11.2	7.4	(33.9)

Total Operating Revenues	408.4	415.2	1.7	196.3	209.6	6.8

Operating Expenses:
Wages and benefits	152.6	152.6	0.0	74.5	79.6	6.8
Contracted services	13.8	16.6	20.3	8.1	12.7	56.8
Aircraft fuel	54.5	44.7	(18.0)	20.5	24.3	18.5
Aircraft maintenance	51.6	25.1	(51.4)	13.8	15.3	10.9
Aircraft rent	48.4	62.2	28.5	29.7	35.2	18.5
Food and beverage service	2.9	2.7	(6.9)	1.2	1.2	0.0
Commissions	11.3	6.4	(43.4)	4.4	1.2	(72.7)
Other selling expenses	22.2	23.0	3.6	11.0	11.0	0.0
Depreciation and amortization	26.7	17.0	(36.3)	9.0	6.8	(24.4)

	Year Ended December 31,					Six Months Ended June 30,

				%						%
Financial Data (in millions):	2001	2002		Change		2002		2003		Change

Gain on sale of assets	(0.4)	(1.6)		NM		(0.7)		(0.4)		NM
Landing fees and other rentals	30.2	31.2		3.3		14.2		17.9		26.1
Other	37.7	48.7		29.2		25.0		22.9		(8.4)
Special charge — asset impairment	10.2	—		NM		—		—		0.0

Total Operating Expenses	461.7	428.6		(7.2)		210.7		227.7		8.1

Operating Loss	(53.3)	(13.4)		NM		(14.4)		(18.1)		25.7

Interest income	—	0.7				0.4		0.3
Interest expense	(3.0)	(2.1)				(1.0)		(1.3)
Interest capitalized	3.0	0.6				0.3		0.4
U.S. government compensation	9.8	0.2				—		18.6
Other — net	(1.6)	1.2				1.7		0.5

	8.2	0.6				1.4		18.5

Loss Before Income Tax and Accounting Change	$(45.1)	$(12.8)		NM		$(13.0)		$0.4		NM

Operating Statistics:
Revenue passengers (000)	4,668	4,815		3.1		2,287		2,295		0.3
RPMs (000,000)	1,350	1,514		12.1		703		758		7.8
ASMs (000,000)	2,148	2,428		13.0		1,138		1,248		9.7
Passenger load factor	62.8%	62.4%		(0.4	)pts	61.8%		60.7%		(1.1	)pts
Breakeven load factor	70.8%	65.0%		(5.8	)pts	67.0%		66.8%		(0.1	)pts
Yield per passenger mile	28.15 ¢	25.73	¢	(8.6)		25.99	¢	26.33	¢	1.3
Operating revenue per ASM	19.02 ¢	17.11	¢	(10.0)		17.25	¢	16.79	¢	(2.6)
GAAP Operating expenses per ASM	21.49 ¢	17.65	¢	(17.9)		18.51	¢	18.25	¢	(1.5)
Operating expenses per ASM excluding special charge(a)	21.02 ¢	17.65	¢	(16.0)		18.51	¢	18.25	¢	(1.5)
Operating expense per ASM excluding special charge and fuel(a)	18.48 ¢	15.82	¢	(14.4)		16.71	¢	16.30	¢	(2.5)
Fuel cost per gallon	93.4 ¢	82.0	¢	(12.2)		79.1	¢	92.7	¢	17.2
Fuel gallons (000,000)	58.3	54.5		(6.5)		25.9		26.1		0.8
Average number of employees	3,764	3,476		(7.7)		3,435		3,378		(1.6)
Aircraft utilization (blk hrs/day)	7.6	7.5		(1.5)		7.3		7.8		6.8
Operating fleet at period-end	60	63		5.0		62		59		(4.8)

NM = Not Meaningful

(a)	Pursuant to SEC Regulation G, the Company is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures reported on a GAAP basis. It is the Company’s view that the non-GAAP financial measures provide management the ability to measure and monitor the Company’s performance both with and without the special charge and cost of aircraft fuel and are subject to many economic and political factors beyond the Company’s control.

	Year Ended				Six Months Ended
	December 31,				June 30,

	2001		2002		2002		2003

Total GAAP operating expenses (in millions)	$461.7		$428.6		$210.7		$227.7
Less: special charge	10.2		—		—		—

Operating expenses excluding special charge	451.5		428.6		$210.7		$227.7
ASMs (000,000)	2,148		2,428		1,138		1,248

Operating expenses per ASM	21.49	¢	17.65	¢	18.51	¢	18.25	¢

Operating expenses per ASM excluding special charge	21.02	¢	17.65	¢	18.51	¢	18.25	¢

Operating expenses excluding special charge (in millions)	$451.5		$428.6		$210.7		$227.7
Less: aircraft fuel	54.5		44.7		20.5		24.3

	397.0		383.9		$190.2		$203.4

ASMs (000,000)	2,148		2,428		1,138		1,248

Operating expense per ASM excluding special charge and fuel	18.48	¢	15.82	¢	16.71	¢	16.30	¢

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion of our operations and financial condition should be read in conjunction with our consolidated financial statements and notes thereto included elsewhere in this prospectus. All statements in the following discussion which are not reports of historical information or descriptions of current accounting policy are forward-looking statements. Please consider our forward-looking statements in light of the risks referred to in this prospectus’s introductory cautionary note. There can be no assurance that actual developments will be those anticipated by the Company. Actual results could differ materially from those projected as a result of a number of factors, some of which the Company cannot predict or control. For a discussion of these factors, see “Risk Factors.”

Industry Conditions

      The airline industry is cyclical. Generally speaking, economic conditions were strong during 2000, but weakened during 2001 and 2002. Because the industry has high fixed costs in relation to revenues, a small change in load factors or fare levels has a large impact on profits. For most airlines, labor and fuel account for almost half of operating expenses. The relatively strong economy in the late 90s put upward pressure on labor costs. Fuel prices have been volatile in the last three years. Fuel cost per gallon increased 54% in 2000, decreased 14% in 2001 and 10% in 2002 and increased 19% during the first six months of 2003.

      On September 11, 2001, the United States was attacked by terrorists using hijacked jets of two U.S. airlines. The FAA shut down all commercial airline flight operations for September 11 and 12. Airlines resumed flight operations at reduced levels on September 13. These events, combined with continued slowing economic conditions in 2002, have had a significant negative impact on demand for airline travel. Throughout the industry, airlines continue to cut capacity and have instituted a variety of cost-saving measures. In addition, credit rating agencies have downgraded the long-term credit ratings of most U.S. airlines and their related entities, including Air Group. On September 22, 2001, the U.S. Government passed the Air Transportation Safety and System Stabilization Act (the Act) to provide $5 billion of cash compensation and $10 billion of loan guarantees to U.S. airlines. The purpose of the Act was to compensate the airlines for direct and incremental losses for the period September 11 through December 31, 2001 as a result of the September 11 terrorist attacks. As of December 31, 2001, Alaska had recognized $71.6 million and Horizon had recognized $9.8 million of the $5 billion cash compensation. During the third quarter of 2002, the United States Department of Transportation (DOT) completed its review procedures and remitted final compensation payments to Alaska and Horizon of $0.2 million and $0.2 million, respectively.

      In May 2003, we received $71.4 million in connection with the reimbursement of security fees remitted and carrier fees paid to the TSA under the Emergency Wartime Supplemental Appropriations Act. In addition, passenger security fees will not be imposed by the TSA during the period July 1, 2003 through September 30, 2003.

Results of Operations

Six Months 2003 Compared with Six Months 2002

      Our consolidated net loss for the first six months of 2003 was $11.1 million, or $0.42 per share, compared with a net loss of $88.0 million, or $3.32 per share, in 2002. Our 2003 consolidated net loss includes $71.4 million ($52.8 million for Alaska and $18.6 million for Horizon) received in connection with government assistance received under the Act. Our 2002 net loss includes $51.4 million related to the write-off of goodwill in connection with the adoption of SFAS No. 142 (see discussion in Note 1, in the Notes to Consolidated Financial Statements). Excluding the government compensation received in 2003 and the goodwill write-off in 2002, our net loss for the six months ended 2003 was $55.4 million ($2.08 per share) compared to $36.6 million ($1.38 per share) for 2002.

      The consolidated operating loss for the first six months of 2003 was $74.6 million compared to an operating loss of $54.6 million for 2002. The consolidated pre-tax loss for the first six months of 2003 was

$15.1 million compared with a consolidated pre-tax loss before accounting change of $56.2 million for 2002. Financial and statistical data comparisons for Alaska and Horizon are shown on pages 20, 21 and 22, respectively. A discussion of the six month data follows. On pages 21 and 23, we have included a reconciliation of reported non-GAAP financial measures to the most directly comparable GAAP financial measures.

Alaska Airlines Revenues

      Operating revenues increased $46.7 million, or 5.2%, during the first six months of 2003 as compared to the same period in 2002. For the six months ended June 30, 2003, capacity increased 5.6% and traffic increased 7.4% as compared to the same period in 2002. The capacity increases are primarily due to the addition of service to new cities (Boston, Denver, Newark, Washington D.C. Orlando and Miami) and an increase in service in Mexico, Canada and the Intra-Californian markets, partially offset by lower capacity in virtually all other markets. Traffic increases primarily reflect service to new cities and traffic increases in the Pacific Northwest, Intra-California, Mexico, and Nevada, partially offset by decreases in traffic in the Bay Area, Northern Alaska and Arizona. Passenger load factor increased 1.2 percentage points to 68.8% during the first six months of 2003 as compared to 2002.

      Yield per passenger mile decreased 2.3% due to a combination of fewer business travelers and a drop off in demand caused by the continued hostilities in the Middle East and weak economic conditions. Higher traffic combined with lower yields resulted in a $40.0 million, or 5.0%, increase in passenger revenues.

      Freight and mail revenues increased $2.5 million, or 7.0%, due principally to higher freight and mail volumes attributable to a reduction of security restrictions. Other-net revenues increased $4.2 million, or 8.9%, due largely to increased revenue from the redemption of miles in Alaska’s frequent flyer program.

Alaska Airlines Expenses

      For the six months ending June 30, 2003, total operating expenses increased $60.8 million, or 6.5%, as compared to the same period in 2002. This increase is due largely to a 5.6% increase in ASMs combined with higher fuel, maintenance and wages and benefits costs. Operating expense per ASM excluding fuel decreased 1.3% as compared to the same period in 2002. Explanations of significant period-over-period changes in the components of operating expenses are as follows:

•	Wages and benefits increased $39.8 million, or 11.7%, for the first six months of 2003 as compared to 2002. Approximately $26.0 million of this increase reflects higher benefits, resulting from increases in pension costs of approximately $19 million and higher health insurance and workers’ compensation costs. The remaining $13.8 million increase reflects wage rate increases and a 0.4% increase in the average number of employees.

•	Aircraft fuel increased $26.6 million, or 22.3%, due to an 18.8% increase in the fuel cost per gallon and a 2.9% increase in fuel gallons consumed. Air Group’s fuel hedging program resulted in Alaska recognizing $14.2 million in hedging gains during the first half of 2003, of which $12.6 million is reflected in aircraft fuel and $1.6 million is reflected in other-net. For the remainder of 2003, Air Group has fuel hedges in place for 35% of its expected fuel consumption, principally crude oil swaps at prices below $22 per barrel. In 2004 and 2005, Alaska has crude oil options in place to hedge 12% and 5%, respectively, of its expected fuel consumption at prices ranging from $24 to $29 per barrel.

•	Aircraft maintenance increased $10.8 million, or 15.1%, due to increases in the number of outside airframe and engine checks and other outside repairs.

•	Commissions decreased $8.0 million, or 28.2%, due primarily to the elimination of travel agent base commissions starting in June 2002, and the continuing shift to direct sales channels, offset by an increase in incentive payments to Horizon. In 2003, 45.9% of Air Group ticket sales were made through traditional travel agents, compared to 49.8% in 2002. In 2003, 25.9% of the ticket sales were made through Alaska’s Internet web site compared to 19.6% in 2002.

•	Other selling expenses decreased $7.5 million, or 14.2%, due principally to lower computer reservation system costs, Mileage Plan costs and advertising costs, partially offset by an increase in credit card commissions.

•	Landing fees and other rentals increased $7.8 million, or 15.0%. The higher rates reflect modest volume growth and an increase in airports’ cost of operations, including facility expansion initiatives, and increased costs for security.

•	Other expense decreased $5.4 million, or 7.3%, primarily reflecting lower expenditures for insurance, data lines and other communication services and property taxes, partially offset by an increase in expenditures for professional services and per diems. Insurance expense decreases are a reflection of several factors including lower cost coverage from government aviation insurance programs and competitive pressures in the aviation insurance market. However, aviation insurance remains substantially higher than before September 11, 2001.

Horizon Air Revenues

      Operating revenues increased $13.3 million, or 6.8%, during the first six months of 2003 as compared to the same period in 2002. For the six months ending June 30, 2003, capacity increased 9.7% and traffic was up 7.8%, compared to the same period in 2002, resulting in a 1.1 percentage point decrease in load factor. Passenger yield increased 1.3%, and combined with the increase in traffic, resulted in an increase in passenger revenue of $16.9 million, or 9.3%.

      Other-net revenues decreased $3.8 million, or 33.9%, primarily due to manufacturer support received in 2002 as compensation for delays in the delivery of CRJ 700 aircraft, which did not recur in 2003.

Horizon Air Expenses

      For the six months ending June 30, 2003, operating expenses increased $17.0 million, or 8.1%, as compared to the same period in 2002. This increase is due largely to a 9.7% increase in ASMs combined with higher contracted services and landing fees and other rental costs. Operating expenses per ASM excluding fuel decreased 2.5% as compared to the same period in 2002. Explanations of significant period-over-period changes in the components of operating expenses are as follows:

•	Wages and benefits increased $5.1 million, or 6.8%, during the six months ended 2003 as compared to 2002. Approximately $4.4 million of this increase reflects higher benefits, resulting from increases in health insurance, workers’ compensation and retroactive profit sharing. The remaining $0.7 million increase reflects higher wages, partially offset by a 1.6% reduction in the number of employees.

•	Aircraft fuel increased $3.8 million, or 18.5%, due to a 17.2% increase in the cost per gallon of fuel and a 0.8% increase in gallons consumed. Air Group’s fuel hedging program resulted in the recognition of $2.4 million in hedging gains for Horizon during the first half of the year, of which $2.2 million is reflected in aircraft fuel and $0.2 million is reflected in other-net. For the remainder of 2003, Air Group has fuel hedges in place for 35% of its expected fuel consumption, principally crude oil swaps at prices below $22 per barrel. In 2004 and 2005, Alaska has crude oil options in place to hedge 12% and 5%, respectively, of its expected fuel consumption at prices ranging from $24 to $29 per barrel.

•	Aircraft maintenance expense increased $1.5 million, or 10.9%, primarily due to planned heavy checks on Q400 and CRJ-700 aircraft and a series of engine repairs on both aircraft types.

•	Aircraft rent increased $5.5 million, or 18.5%, due to the addition of two CRJ-700s and two Q400s as compared to 2002.

•	Commissions decreased $3.2 million, or 72.7%, due primarily to the elimination of travel agent base commissions starting in June 2002, and the continuing shift to direct sales channels.

•	Landing fees and other rentals increased $3.7 million, or 26.1%. The 2002 results include a $0.9 million credit from adjusting a December 2001 accrual due to a year-end airport assessment coming in lower than expected. Absent this amount, landing fees and other rentals increased 18.5%. The higher rates reflect modest volume growth, an increase in airports’ cost of operations and increased costs for security.

Consolidated Nonoperating Income (Expense)

      Net nonoperating items were $1.6 million expense in 2002 compared to $59.5 million income in 2003. The 2003 results include $71.4 million ($52.8 million for Alaska and $18.6 million for Horizon) received in connection with the government reimbursement of security fees remitted and carrier fees paid under the Act. Interest income decreased $4.1 million due principally to lower interest rates and an adjustment of premium and discount amortization on our marketable securities portfolio. Interest expense (net of capitalized interest) increased $1.1 million, or 4.8%, due primarily to increases in debt resulting from the completion of a private placement of $150.0 million of floating rate senior convertible notes in the first quarter of 2003. See discussion at Note 7, in the Notes to Consolidated Financial Statements.

      Other-net includes $8.5 million and $1.8 million in gains resulting from hedge ineffectiveness on fuel hedging contracts in 2002 and 2003, respectively. In 2003, we received an insurance recovery of $3.1 million in connection with legal fees associated with the U.S. Attorney investigation in Oakland. In 2002, we received a $1.4 million insurance recovery and a $0.9 million gain on conversion of Equant N.V. shares (a telecommunications network company owned by many airlines).

Consolidated Income Tax Benefit

      Accounting standards require us to provide for income taxes each quarter based on our estimate of the effective tax rate for the full year. The volatility of air fares and fuel prices and the seasonality of our business make it difficult to accurately forecast full-year pretax results. In addition, a relatively small change in pretax results can cause a significant change in the effective tax rate due to the magnitude of nondeductible expenses, such as employee per diem costs. In estimating the 26.5% tax rate for 2003, we considered a variety of factors, including the U.S. federal rate of 35%, estimates of nondeductible expenses and state income taxes, and our forecast of pretax income. We evaluate this rate each quarter and make adjustments when necessary.

Year Ended December 31, 2002 Compared with Year Ended December 31, 2001

      The consolidated loss before accounting change for 2002 was $67.2 million, or $2.53 per share compared with a loss of $43.4 million, or $1.64 per share in 2001. The consolidated operating loss was $88.9 million in 2002 compared with an operating loss of $126.3 million in 2001. Consolidated results in 2001 and 2002 include $81.4 million and $0.5 million, respectively, of government compensation recognized resulting from the Act. Consolidated results for 2002 include a $51.4 million charge in connection with write-off of all of the Company’s goodwill (See Note 15 to the Consolidated Financial Statements). Financial and statistical data for Alaska and Horizon is shown in Item 6. A discussion of this data follows.

Alaska Airlines Revenues

      Operating revenue increased 4.0% during 2002 as compared to 2001. Available seat miles (ASMs or Capacity) increased during each quarter of 2002 as compared to 2001 due to the addition of service to five cities (Calgary, Boston, Denver, Newark and Miami) and due to the negative impact of the terrorist attacks on 4th quarter 2001 capacity. For the full year 2002, capacity was up 8.0% while revenue passenger miles (RPMs or traffic) increased at a slightly lower rate (7.6%), resulting in a 0.3 point decrease in passenger load factor (RPMs divided by ASMs). In our largest market, Southern California, capacity was slightly higher in 2002 compared to 2001, and traffic was slightly lower, resulting in a decrease in load factor of 1.1 points. Capacity and traffic gains experienced in the last two quarters in this market were offset by decreases in the first two quarters. In our second largest market, Anchorage/ Fairbanks to the U.S. mainland, both capacity and traffic increased when compared to 2001; traffic increased at a higher rate than capacity, resulting in a increase in load factor of 1.8 points for the year. The average load factor for our newest five cities was better than the system average.

      Yield per passenger mile was down in each quarter of the year: 5.0% in the first quarter, 2.5% in the second quarter, 3.9% in the third quarter and 3.0% in the fourth quarter. The decrease in passenger yield was due to a combination of fewer business passengers, a drop off in demand due to the events of September 11, fare sales offered to stimulate demand, and the sagging economy. For the full year 2002, yields were down 3.6%. The higher traffic combined with the lower yield resulted in a 3.7% increase in passenger revenue.

      Freight and mail revenues decreased 7.8%. After September 11, new security measures had a negative impact on our freight and mail volumes, resulting in a negative impact on revenues.

      Other — net revenues increased 20.7%, largely due to increased revenue from the sale of miles in Alaska’s frequent flyer program, and redemption of miles on partner airlines (Alaska recognizes revenue for the difference between the funds received for the sale of miles to third parties and the cost of the award redemptions on partner airlines).

Alaska Airlines Expenses

      Excluding fuel, operating expenses grew by $85.5 million, or 5.5%, as a result of an 8.0% increase in ASMs and a 2.4% decrease in cost per ASM. Operating expense excluding fuel and operating expense per ASM excluding fuel provides management and investors the ability to measure and monitor Alaska’s performance absent the significant price volatility of fuel (See Alaska Airlines Financial and Statistical Data at page 21). The operating expense per ASM excluding fuel increased slightly by 0.2% during the first nine months of 2002 when compared to the same period in 2001 but decreased by 8.9% in the fourth quarter, primarily due to the impact of the terrorist attacks in 2001. Explanations of significant year-over-year changes in the components of operating expenses are as follows:

•	Wages and benefits increased 9.7% due to a 9.5% increase in average wages and benefits per employee and a 0.3% increase in the number of employees. The 2002 results include a full year of a pilot wage increase which occurred in June 2001, step increases for union employees, and annual merit raises for management employees. Additionally, benefits expense significantly increased due to increases in defined benefit plan costs and increases in health insurance for all employees.

•	Contracted services increased 6.2%, primarily due to higher rates for ground handling services and a slightly higher volume of services due to capacity growth. Increased airport security screening costs subsequent to September 11 also contributed to the increase.

•	Aircraft fuel expense decreased 4.6% due to a 9.9% decrease in the cost per gallon of fuel, offset by a 5.8% increase in gallons consumed. Fuel consumption rate per flight hour decreased slightly by 0.1%. The lower fuel prices saved $28.1 million.

•	Aircraft maintenance expense increased 12.0% as a result of more airframe checks in 2002. In addition, the 2001 results reflect a reduced flight schedule as a result of the September 11 terrorist attacks which resulted in the deferring of certain C checks and heavy checks into 2002.

•	Commission expense decreased 24.8% due to the elimination of travel agent base commissions and the continuing shift to direct sales channels. In June 2002, the Company changed its travel agent commissions program to eliminate base commissions and move to a 100% incentive-based program. In 2002, 55.9% of Air Group ticket sales were made through travel agents, versus 59.9% in 2001. In 2002, 21.0% of the ticket sales were made through Alaska’s Internet web site versus 16.3% in 2001.

•	Other selling expense consists of credit card commissions, computer reservation systems fees, Mileage Plan award costs for miles earned by flying on Alaska or Horizon, and advertising expenses. The slight decrease in 2002 as compared to the same period in 2001 is primarily due to increases in credit card commissions partially offset by decreases in CRS Fees, advertising expense and Mileage Plan awards.

•	Depreciation and amortization increased 7.6% in 2002 as compared to 2001, primarily due to the addition of eight owned aircraft during the first and second quarters of 2001.

•	Landing fees and other rentals increased 11.1%, exceeding the 3.1% increase in landings, due to higher landing fee and rental rates at airports throughout the system. The higher rates reflect the airports’ increased cost of operations due to new security directives and expansion of their facilities.

•	Other expense increased 3.4%, primarily due to higher expenditures for insurance, flight crew hotels and utilities, partly offset by lower property taxes, recruiting, passenger remuneration, uninsured losses and legal costs. Subsequent to the events of September 11, the Company experienced significant increases in hull, liability and war risk insurance rates, and was also subject to surcharges for war risk coverage. As a result of these increases, Alaska incurred $37.4 million in aircraft insurance expense in 2002, compared to $13.1 million in 2001.

Horizon Air Revenues

      For the year 2002, capacity was up 13.0% and traffic was up 12.1%, resulting in a 0.4 decrease in passenger load factor. Passenger yields were down 10.4% in the first quarter, down 11.6% in the second quarter, down 7.0% in the third quarter and down 3.7% in the fourth quarter due to a reduction in business passengers and the economic downturn. For the full year 2002, yields were down 8.6%. The increased traffic combined with the lower yield resulted in a 2.5% increase in passenger revenue.

      Freight and mail revenues decreased 38.3%. In June 2001, Horizon ceased carrying general freight in order to focus on carrying higher-yield small packages instead. This change, along with the impact of the September 11 terrorist attacks, led to the decline in revenues. Other-net revenues increased 2.0%, primarily due to manufacturer support received as compensation for delays in delivery of CRJ 700 aircraft.

Horizon Air Expenses

      Cost per ASM decreased 14.4% as a result of a 13.0% increase in ASMs combined with a $13.1 million, or 3.3%, decrease in operating expenses, excluding fuel and special charge. Operating expense per ASM excluding fuel and special charge provides management and investors the ability to measure and monitor Horizon’s performance absent the Company’s asset impairment charge in 2001 and given the significant price volatility of fuel (see Horizon Air Financial and Statistical Data at page 22). Unit costs in 2001 were adversely impacted by the capacity reductions that resulted from the September 11 terrorist attacks. Additionally, Horizon’s expenses in 2001 were adversely impacted by the delay in the delivery of the CRJ 700 aircraft from January 2001 to July 2001. Explanations of significant year-over-year changes in the components of operating expenses are as follows:

•	Wages and benefits remained constant due to the combination of an 8.3% increase in average wages and benefits per employee and a 7.7% reduction in the number of employees. The Company recognized a $3.2 million signing bonus in the fourth quarter of 2001 related to a new pilot contract. Excluding that bonus, average wages and benefits were up 10.7%.

•	Aircraft fuel expense decreased 18.0% due to a 6.5% decrease in gallons consumed and a 12.2% decrease in the cost per gallon of fuel. The fuel consumption rate per flight hour decreased 5.0% due to the use of more fuel-efficient Dash 8-400 and CRJ 700 aircraft.

•	Aircraft maintenance expense decreased 51.4% due to greater use of new aircraft in 2002 (still under warranty), a 1.5% decrease in aircraft block hours and higher expenses in 2001 related to the phasing out of the Fokker F-28 jet aircraft.

•	Aircraft rent increased 28.5% due to higher rental rates incurred on new Dash 8-400 and CRJ 700 aircraft rented in 2002 and 2001.

•	Depreciation and amortization expense decreased 36.3%, largely due to higher depreciation in 2001 on Fokker F-28 jet aircraft spare parts and airframes which did not recur in 2002.

•	Landing fees and other rentals increased 3.3% due to higher landing fee and rental rates at airports throughout the system. The higher rates reflect the airports’ increased cost of operations due to new security directives and expansion of their facilities.

•	Other expense increased 29.2%, primarily due to higher expenditures for insurance. Subsequent to the events of September 11, the Company experienced significant increases in hull, liability and war risk insurance rates, and was also subject to surcharges for war risk coverage. As a result of those increases, insurance expense for aircraft for Horizon in 2002 was $16.1 million, compared to $6.1 million in 2001.

•	The $10.2 million special charge in 2001 recognizes the loss in value of owned Fokker F-28 aircraft and related spare parts. The F-28s, which are being replaced with more fuel-efficient CRJ 700 regional jets, were completely taken out of service on February 14, 2003. The remaining net book value of these aircraft and related spare parts, as of December 31, 2002, was $8.1 million.

Consolidated Nonoperating Income (Expense)

      Net nonoperating expense was $12.9 million in 2002 compared to nonoperating income of $62.8 million in 2001. The $75.7 million decrease was primarily due to U.S. government compensation of $81.4 million recognized in 2001 compared to $0.5 million in 2002.

      In 2001, Alaska and Horizon recognized $71.6 million and $9.8 million, respectively, of U.S. government compensation. During the third quarter of 2002, the DOT completed its review procedures and remitted final compensation payments to Alaska and Horizon of $0.2 million and $0.2 million, respectively. Interest expense, net of capitalized interest totaled $36.8 million in 2001 which compares to $43.6 million in 2002.

      The Company has fuel hedge contracts that are carried on the balance sheet at fair value. Each period, the contracts are measured and adjusted to fair market value. The change in the value of the fuel hedge contracts that perfectly offsets the change in the value of the aircraft fuel being hedged is recorded as other comprehensive income/loss until the hedged contract is settled and is then recognized in earnings. To the extent the change in the value of the fuel hedge contracts does not perfectly offset the change in the value of the aircraft fuel purchase being hedged, that portion of the hedge is recognized in earnings. In 2001 and 2002, $7.4 million of expense and $6.4 million of income, respectively, was recorded as part of other nonoperating expense to recognize the hedge ineffectiveness on the contracts. As detailed in Note 1 to the Consolidated Financial Statements, at December 31, 2002, the Company had fuel hedge contracts for 140 million gallons of projected jet fuel usage in 2003, which represents approximately 35% of projected usage.

Cumulative Effect of Accounting Change

      Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.” Under this Statement, the Company’s goodwill will no longer be amortized, but instead will be tested for impairment on a minimum of an annual basis. During the second quarter of 2002, the Company completed the first step of its impairment test related to its $51.4 million of goodwill. The test was performed using Alaska and Horizon as separate reporting units. In the fourth quarter of 2002, the Company completed the second step of its impairment test and determined that all of the Company’s goodwill was impaired. As a result, the Company recorded a one-time, non-cash charge, effective January 1, 2002, of $51.4 million ($12.5 million Alaska and $38.9 million Horizon) to write-off all of its goodwill. This charge is reflected as a cumulative effect of accounting change in the Consolidated Statement of Operations for 2002.

Year Ended December 31, 2001 Compared with Year Ended December 31, 2000

      The consolidated net loss for 2001 was $43.4 million, or $1.64 per share, compared with a loss before accounting change of $20.4 million, or $0.77 per share, in 2000. The consolidated operating loss was $126.3 million in 2001 compared with an operating loss of $33.1 million in 2000. The larger operating loss was primarily due to the weakening economy, partially offset by a decrease in fuel costs, and also due to the negative impact of the terrorist attacks, for which the Company has been partially compensated by the U.S. government.

Alaska Airlines Revenues

      Capacity increased 6.7% during the first nine months of 2001 due to normal growth, but decreased 5.9% in the fourth quarter due to the impact of the terrorist attacks. Alaska operated approximately 87% of its previously planned schedule in the fourth quarter. For the full year 2001, capacity was up 3.5% but traffic grew by only 2.2%, resulting in a 0.8 point decrease in passenger load factor. In our largest market, Southern California, capacity was slightly lower in 2001 compared to 2000, resulting in flat traffic and a slight increase in load factor (0.2 points). Capacity and traffic gains experienced in the second quarter in this market were offset by decreases in the fourth quarter. In our second largest market, Anchorage/Fairbanks to the U.S. mainland, capacity increased in the upper-single digits, but traffic increases were not as high, resulting in a decrease in load factor of 2.3 points for the year. Our newest market, Seattle to Washington D.C., which operated primarily in the fourth quarter, had an average load factor for the fourth quarter that was better than the system average.

      Passenger yields were up 2.8% in the first quarter due to fuel-related fare increases implemented in late 2000. In the second and third quarters, yield was down 2.4% and 5.7%, respectively, due to a decline in business passengers and fare sales. Yields were down 7.0% in the fourth quarter due to a combination of fewer business passengers, a drop off in demand due to the events of September 11, and fares sales offered to stimulate demand. For the full year 2001, yields were down 3.2%. The higher traffic combined with the lower yield resulted in a 1.1% decrease in passenger revenue.

      Freight and mail revenues, which were also adversely impacted by the September 11 terrorist attacks, increased 2.4%. Prior to September 11, freight revenues were flat compared to 2000, but mail revenues had increased compared to 2000 due to higher yields. Volumes of mail shipped were lower than in 2000, but the rate increases instituted in early 2001 resulted in higher revenues. After September 11, two security measures impacted our freight and mail business: first, the limitation on carrying mail greater than 16 ounces on flights with 60 or more passengers limited our ability to carry mail from Alaska to the U.S. mainland. Second, we may only carry freight from known shippers, which negatively impacted our freight volumes. The effects of these two measures will have a slightly negative impact on revenues in the future. Other-net revenues increased 19.9%, largely due to increased revenue from the sale of miles in Alaska’s frequent flyer program.

Alaska Airlines Expenses

      Excluding fuel, operating expenses grew by $85.7 million, or 5.8%, as a result of a 3.5% increase in ASMs and a 2.3% increase in cost per ASM. CASM excluding fuel provides management and investors the ability to measure and monitor Alaska’s performance absent the significant price volatility of fuel (see Alaska Airlines Financial and Statistical Data at page 21). The cost per ASM excluding fuel remained constant during the first nine months of 2001 when compared to the same period in 2000 but increased by 10.1% in the fourth quarter, primarily due to the impact of the terrorist attacks and labor costs. Explanations of significant year-over-year changes in the components of operating expenses are as follows:

•	Wages and benefits increased 11.4% due to a 5.2% increase in the number of employees combined with a 5.9% increase in average wages and benefits per employee. Employees were added in most areas to support the net addition of six aircraft to the operating fleet. The 2000 results include a $1.8 million charge for a flight attendant early retirement program. The 2001 results include approximately $13.4 million of added expense for a pilot pay increase that was effective June 2001.

Excluding these items, average wages and benefits per employee increased 4.0%, which was due to increases for union employees, annual merit raises for management employees, and higher pension and health insurance costs for all employees.

•	Contracted services increased 11.3%, primarily due to higher rates for ground handling services and a slightly higher volume of services due to capacity growth. Increased airport security screening costs subsequent to September 11 also contributed to the increase.

•	Aircraft fuel expense decreased 13.8% due to a 14.6% decrease in the cost per gallon of fuel, offset by a 0.9% increase in gallons consumed. The fuel consumption rate decreased 2.8% due to the use of more fuel-efficient B737-700 and B737-900 aircraft. The lower fuel prices saved $46.2 million.

•	Aircraft maintenance expense decreased 0.9% as a result of fewer airframe checks in 2001. We also incurred lower outside engine repair costs in 2001 compared to 2000.

•	Commission expense decreased 1.5%, consistent with the 1.1% decrease in passenger revenue, and also due to a smaller proportion of sales being made through travel agents. In 2001, 59.9% of Air Group ticket sales were made through travel agents, versus 63.9% in 2000. In 2001, 16.3% of the ticket sales were made through Alaska’s Internet web site versus 10.4% in 2000.

•	Other selling expense consists of credit card commissions, computer reservation systems fees, Mileage Plan award costs, and advertising expenses. The decrease in 2001 compared to the same period in 2000 is primarily due to the Company recording a charge of $40.2 million in 2000 due to a change in estimate for the cost of travel awards earned by Mileage Plan members flying on travel partners and an increase in the number of awards that will ultimately be redeemed for travel. Higher costs are a result of increasing the estimated costs Alaska incurs to acquire awards on other airlines for its Mileage Plan members, as well as lower assumed forfeiture miles.

•	Depreciation and amortization increased 23.7%, primarily due to the addition of eight owned aircraft during 2001.

•	Landing fees and other rentals increased 33.7%, exceeding the 2.5% increase in landings, due to higher landing fee and rental rates at airports throughout the system. The higher rates reflect the airports’ increased cost of operations due to new security directives, expansion of their facilities, and increased costs for utilities. Due to the events of September 11, airports are experiencing fewer landings and lower receipts from concessionaires. Therefore, the Company anticipates that these revenue shortfalls will be passed through to airlines via increased landing fees and terminal rents. In the fourth quarter of 2001, the Company expensed $5.1 million for estimated shortfalls related to 2001.

•	Other expense increased 2.4%, primarily due to higher expenditures for insurance, flight crew hotels and utilities, partly offset by lower recruiting, passenger remuneration, and legal costs. Subsequent to the events of September 11, the Company experienced significant increases in hull, liability and war risk insurance rates, and was also subject to surcharges for war risk coverage.

Horizon Air Revenues

      Capacity was essentially flat during the first eight months of 2001, but decreased 26.3% in September and 16.1% in the fourth quarter due to the impact of the terrorist attacks. Horizon operated approximately 80% of its previously planned schedule in the fourth quarter. For the full year 2001, capacity was down 6.6% and traffic was down 5.5%, resulting in a 0.7 point increase in passenger load factor. Passenger yields were down 1.3% in the first quarter, down 4.6% in the second quarter, and down 8.2% in the third quarter due to a reduction in business passengers, and down 9.4% in the fourth quarter due to a combination of fewer business passengers and lower fares. For the full year 2001, yields were down 5.6%. The lower traffic combined with the lower yield resulted in a 10.8% decrease in passenger revenue.

      Freight and mail revenues decreased 27.7%. In June 2001, Horizon ceased carrying general freight in order to focus on carrying higher-yield small packages instead. This change, along with the impact of the

September 11 terrorist attacks, led to the decline in revenues. Other-net revenues increased $14.2 million, primarily due to manufacturer support received as compensation for delays in delivery of CRJ 700 aircraft.

Horizon Air Expenses

      Cost per ASM increased 12.1% as a result of a 6.6% decrease in ASMs and an $18.1 million, or 4.8% increase in operating expenses, excluding fuel and special charge. CASM excluding fuel and special charge provides management and investors the ability to measure and monitor Horizon’s performance absent the Company’s asset impairment charge in 2001 and given the significant price volatility of fuel (See Horizon Air Financial and Statistical Data at page 22). Unit costs were adversely impacted by the capacity reductions that resulted from the September 11 terrorist attacks. Additionally, Horizon’s expenses were adversely impacted by the delay in the delivery of the CRJ 700 aircraft from January 2001 to July 2001. The Company hired and trained pilots, flight attendants and mechanics, and purchased spare parts in anticipation of the new fleet delivery, which was to commence in January. Those preparations increased expenses from the beginning of the year, but the total expected benefits of the new and more efficient aircraft occurred much later in the year due to the delay. Explanations of significant year-over-year changes in the components of operating expenses are as follows:

•	Wages and benefits increased 9.9% due to the combination of a 10.8% increase in average wages and benefits per employee and a 0.8% reduction in the number of employees. The Company recognized a $3.2 million signing bonus in the fourth quarter related to a new pilot contract. Excluding that bonus, average wages and benefits were up 8.5%.

•	Fuel expense decreased 22.4% due to a 12.3% decrease in gallons consumed and an 11.6% decrease in the cost per gallon of fuel. The fuel consumption rate decreased 2.0% due to the use of more fuel-efficient Dash 8-400 and CRJ 700 aircraft.

•	Aircraft maintenance expense decreased 18.5% due to a 9.2% decrease in aircraft block hours, the greater use of new aircraft in 2001, and higher expenses in 2000 related to the phasing out of the Fokker F-28 jet aircraft.

•	Aircraft rent increased 13.9% due to higher rental rates incurred on new Dash 8-400 and CRJ 700 aircraft rented in 2001.

•	Depreciation and amortization expense increased 29.0%, largely due to added depreciation on Fokker F-28 jet aircraft spare parts and airframes.

•	Landing fees and other rentals increased 18.9% due to higher landing fee and rental rates at airports throughout the system. The higher rates reflect the airports’ increased cost of operations due to new security directives, expansion of their facilities, and increased costs for utilities. Due to the events of September 11 and the slowing economy, airports are experiencing fewer landings and lower receipts from concessionaires. Therefore, the Company anticipates that those revenue shortfalls will be passed through to airlines via increased landing fees and terminal rents. In the fourth quarter of 2001, the Company expensed $1.5 million for estimated shortfalls related to 2001.

•	Other expense increased 6.5%, primarily due to higher expenditures for insurance. Subsequent to the events of September 11, the Company experienced significant increases in hull, liability and war risk insurance rates, and was subject to surcharges for war risk coverage.

•	The $10.2 million special charge recognizes the loss in value of owned Fokker F-28 aircraft and related spare parts. The F-28s, which are being replaced with more fuel-efficient CRJ 700 regional jets, were completely taken out of service as of February 14, 2003. The remaining net book value of these aircraft and related spare parts as of December 31, 2001, was $16.2 million.

Consolidated Nonoperating Income (Expense)

      Net nonoperating income was $62.8 million in 2001 compared to $6.2 million in 2000. The $56.6 million increase was primarily due to U.S. government compensation, partially offset by interest expense.

      In 2001, Alaska and Horizon recognized $71.6 million and $9.8 million, respectively of U.S. government compensation, under the Air Transportation Safety and System Stabilization Act described above under Industry Conditions. During the third quarter of 2002, the DOT completed its review procedures and remitted final compensation payments to Alaska and Horizon of $0.2 million and $0.2 million, respectively. Interest expense, net of capitalized interest, increased $18.5 million due to new debt incurred during the year ended December 31, 2001.

      Effective January 1, 2001, we adopted Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended. The cumulative effect of adoption of SFAS No. 133 was not material to our financial position or results of operations. SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. We have fuel hedge contracts that are carried on the balance sheet at fair value. Each period, the contracts are measured and adjusted to fair market value. The change in the value of the fuel hedge contracts that perfectly offsets the change in the value of the aircraft fuel purchase being hedged is recorded as comprehensive income/ loss until the hedged contract is settled and is then recognized in earnings. To the extent the change in the value of the fuel hedge contracts does not perfectly offset the change in the value of the aircraft fuel purchase being hedged, that portion of the hedge is recognized in earnings. In 2001, $7.4 million of charges were recorded as part of other nonoperating expense to recognize the hedge ineffectiveness on the fuel contracts.

Critical Accounting Policies

      We have three critical accounting policies that require a more significant amount of management judgment than other accounting policies our company employs. They are described below.

Mileage Plan

      We have a loyalty program that awards miles to passengers who fly on Alaska or Horizon and our travel partners. Additionally, we sell miles to third parties, such as our credit card partner, for cash. In either case, the outstanding miles may be redeemed for travel on Alaska, Horizon or any of our alliance partners. We have an obligation to provide this future travel; therefore, for awards to passengers who fly on Alaska, Horizon or our travel partners, we recognize a liability and the corresponding expense for this future obligation. For miles sold to third parties, the sales proceeds related to future travel are recorded as deferred revenue and recognized when the award transportation is provided.

      At December 31, 2002, we had 72 billion miles outstanding, representing a liability of $303 million. The liability is computed based on several assumptions that require management judgment to estimate and formulate. There are uncertainties inherent in estimates; therefore, an incorrect assumption impacts the amount and/or timing of revenue recognition or Mileage Plan expenses. The most significant assumptions in accounting for the Mileage Plan are described below.

      1.     The number of miles that will not be redeemed for travel and the miles used per award (i.e. free ticket):

Outstanding miles may not always be redeemed for travel. Members may not reach the threshold necessary for a free ticket and outstanding miles may not always be redeemed for travel. Therefore, based on the number of Mileage Plan accounts and the miles in the accounts, we estimate how many miles will never be used, and does not record a liability for those miles. We also estimate how many miles will be used per award. If actual miles used are more or less than estimated, we may need to adjust the liability and corresponding expense.

      2.     The costs which will be incurred to carry the passenger:

When the frequent flyer travels on his or her award ticket, incremental costs such as food, fuel and insurance, are incurred by us to carry that passenger. We estimate what these costs will be and accrue a liability. If the passenger travels on another airline, we often must pay the other airline for carrying the passenger. The other airline costs are based on negotiated agreements and are often higher than the costs incurred by us to carry that passenger. We estimate how much we will pay to other airlines for future travel awards and accrues this expense. When the award is flown, if the costs actually incurred by us or paid to other airlines are higher or lower than the costs that were estimated and accrued, the liability may be under or overstated.

      3.     Redemption on Alaska or Horizon versus other airlines:

The cost for Alaska or Horizon to carry an award passenger is typically lower than the cost we will pay to other airlines. We estimate the number of awards which will be redeemed on Alaska or Horizon versus other airlines and accrues the costs based on this estimate. If the number of awards redeemed on other airlines is higher or lower than estimated, the liability may be under or overstated.

We review all Mileage Plan estimates each quarter, and changes certain assumptions based on historical trends. In 2000, we recorded a charge of $40.2 million primarily due to a change in estimate for the cost of travel awards earned by mileage plan members flying on travel partners and an increase in the number of awards that will ultimately be redeemed for travel.

Pension Plans

      We account for the defined benefit pension plans using Statement of Financial Accounting Standards No. 87, “Employer’s Accounting for Pensions” (SFAS 87). Under SFAS 87, pension expense is recognized on an accrual basis over employees’ approximate service periods. Pension expense calculated under SFAS 87 is generally independent of funding decisions or requirements. We recognized expense for our defined benefit pension plans of $13.5 million, $20.0 million and $40.0 million during the years ended December 31, 2000, 2001 and 2002, respectively.

      The calculation of pension expense and the corresponding liability requires the use of a number of critical assumptions, including the expected long-term rate of return on plan assets and the assumed discount rate. Changes in these assumptions can result in different expense and liability amounts, and future actual experience can differ from these assumptions. At December 31, 2002, the fair value of our pension plan assets totaled $418.1 million. Lower investment returns, benefit payments and declining discount rates have resulted in a charge in the fourth quarter of $87.2 million (net of tax of $52.5 million) as of December 31, 2002. We anticipate making a cash contribution of approximately $38.0 million during 2003.

      Pension expense increases as the expected rate of return on pension plan assets decreases. At December 31, 2002, we estimate that the pension plan assets will generate a long-term rate of return of 8.0%. This rate is lower than the assumed rate of 10.0% used at both December 31, 2000 and 2001 and was developed by evaluating input from consultants and economists as well as long-term inflation assumptions. We regularly review the actual asset allocation and periodically rebalances investments as considered appropriate. This expected long-term rate of return on plan assets at December 31, 2002 is based on an allocation of U.S. equities and U.S. fixed income securities. Decreasing the expected long-term rate of return by 0.5% (from 8.0% to 7.5%) would increase our estimated 2003 pension expense by approximately $2.2 million.

      Pension liability and future pension expense increase as the discount rate is reduced. We discounted future pension obligations using a rate of 7.50%, 7.25% and 6.75% at December 31, 2000, 2001 and 2002, respectively. The discount rate is determined based on the current rates earned on high quality long-term bonds. Decreasing the discount rate by 0.5% (from 6.75% to 6.25%) would increase our accumulated benefit obligation at December 31, 2002 by approximately $35.2 million and increase the estimated 2003 pension expense by approximately $6.4 million.

      Future changes in plan asset returns, assumed discount rates and various other factors related to the participants in our pension plans will impact the Company’s future pension expense and liabilities. We cannot predict with certainty what these factors will be in the future.

Long-Lived Assets

      In accounting for long-lived assets, we must make estimates about the expected useful lives of the assets, the expected residual values of the assets, and the potential for impairment based on the fair value of the assets and the cash flows they generate. Factors indicating potential impairment include, but are not limited to, significant decreases in the market value of the long-lived assets, a significant change in the long-lived assets condition, and operating cash flow losses associated with the use of the long-lived asset. Due to the events of September 11 and the impact on the airline industry, in 2001 we evaluated whether the book value of its aircraft was impaired in accordance with Statement of Financial Accounting Standards No. 121 (SFAS No. 121), “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of”. We performed an impairment test, as required by SFAS No. 121, which was based on the estimated future undiscounted cash flows to be generated by our aircraft. Based on this test, we determined that the Horizon Fokker F-28 fleet was impaired, and a write-down of $10.2 million was taken against the book value of those aircraft and related spare parts.

      In 2002, due to the sagging economy and its impact on the airline industry, we evaluated whether the book value of its aircraft was impaired in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (This statement supercedes SFAS No. 121). No impairment was necessary based on the results of the evaluation.

      There is inherent risk in estimating the future cash flows used in the impairment test. If cash flows do not materialize as estimated, there is a risk the impairment charges recognized to date may be inaccurate, or further impairment charges may be necessary in the future.

Liquidity and Capital Resources

Financial Changes for the Six Months Ended June 30, 2003

      The table below presents the major indicators of financial condition and liquidity.

	December 31, 2002	June 30, 2003	Change

	(In millions, except debt-to-capital amounts)
Cash and marketable securities	$635.8	$721.5	$85.7
Working capital	198.4	200.1	1.7
Long-term debt and capital lease obligations*	856.7	1,016.2	159.5
Shareholders’ equity	655.7	643.3	(12.4)
Book value per common share	$24.68	$24.15	$(0.53)
Debt-to-capital*	57%:43%	61%:39%	NA
Debt-to-capital assuming aircraft operating leases are capitalized at seven times annualized rent*	77%:23%	79%:21%	NA

*	Excludes current portion of long-term debt and capital lease obligations

      We have various options available to meet our capital and operating commitments in 2003, including cash and marketable securities on hand at June 30, 2003 of $721.5 million. In addition, to supplement cash requirements, we periodically consider various borrowing or leasing options. During the first quarter of 2003, we completed a private placement of $150.0 million of floating rate senior convertible notes to provide additional liquidity to be used in our operations. See discussion below in “Cash Provided by Financing Activities” and in Note 7, in the Notes to Consolidated Financial Statements.

      During the first six months of 2003, our shareholders’ equity decreased $12.4 million due principally to the net loss of $11.1 million.

      During the first six months of 2003, our cash and marketable securities increased $85.7 million to $721.5 million at June 30, 2003. This increase reflects cash provided by operating and financing activities of $187.0 million and $169.3 million, respectively, partially offset by cash used in investing activities, excluding the purchase of marketable securities, of $271.8 million.

Cash Provided by Operating Activities

      During the first six months of 2003, operating activities provided $187.0 million of cash, primarily reflecting depreciation and amortization of $98.3 million and increases in air traffic liability and deferred revenue and other-net of $86.6 and $28.3 million, respectively, partially offset by our net loss of $11.1 million and an increase in accounts receivable of $15.9 million.

Cash Used in Investing Activities

      During the first six months of 2003, cash used in investing activities totaled $510.7 million, primarily reflecting capital expenditures of $247.0 million, restricted cash deposits and other of $25.7 million and an increase in marketable securities of $238.9 million, partially offset by cash provided by disposition of assets of $0.9 million.

Cash Provided by Financing Activities

      During the first six months of 2003, cash provided by financing activities was $169.3 million, reflecting new debt issuances of $215.0 million, partially offset by offering costs of $4.7 million and long-term debt and capital lease payments of $42.2 million. During the second quarter of 2003, Alaska issued $65.0 million of debt secured by flight equipment, having interest rates that vary with LIBOR and payment terms of 15 years. On March 21, 2003, we completed the private placement of $150 million of floating rate senior convertible notes due in 2023. The private placement was conducted pursuant to Rule 144A of the Securities Act of 1933, as amended. On July 18, 2003, we filed our Registration Statement on Form S-1 to register the resale of these convertible notes. Net proceeds from the offering were $145.3 million, of which $20.9 million is restricted to collateralize three years worth of interest payments and is reported as restricted cash ($6.2 million recorded in prepaid expenses and other current assets and $14.7 million in other assets) in our Consolidated Balance Sheet as of June 30, 2003. See Note 7, in the Notes to Consolidated Financial Statements(unaudited)for the six months ended June 30, 2003 for additional discussion of this offering transaction.

Financial Changes for the Years Ended December 31, 2002, 2001 and 2000

      The table below presents the major indicators of financial condition and liquidity.

	December 31,	December 31,
	2001	2002	Change

	(In millions, except debt-to-capital
	and per-share amounts)
Cash and marketable securities	$660.6	$635.8	$(24.8)
Working capital	167.0	198.4	31.4
Unused credit facility	0.0	0.0	(0.0)
Long-term debt and capital lease obligations*	852.2	856.7	4.5
Shareholders’ equity	851.3	655.7	(195.6)
Book value per common share	$32.09	$24.68	$(7.41)
Debt-to-capital*	50%:50%	57%:43%	NA
Debt-to-capital assuming aircraft operating leases are capitalized at seven times annualized rent*	72%:28%	77%:23%	NA

*	Excludes current portion of long-term debt and capital lease obligations.

2002 Financial Changes

      Net cash provided by operating activities was $124.5 million in 2002, compared to $286.5 million in 2001. The decrease in 2002 is partially due to $79.9 million of U.S. government cash compensation received in 2001. Additional cash in 2002 was provided by the issuance of $58.0 million of new debt. The Company used cash generated from operations and the Alaska Airlines’ issuance of the $58.0 million of debt to purchase $154.4 million of capital equipment, including one new Boeing 737 aircraft, spare parts and airframe and engine overhauls. Cash was also used to repay $43.8 million of debt.

      Shareholders’ equity decreased $195.6 million due principally to the loss before accounting change of $67.2 million, the cumulative effect of an accounting change related to goodwill of $51.4 million (see Note 15 in the Notes to the Consolidated Financial Statements), and a non-cash charge to equity of $87.2 million, net of tax, in connection with the defined benefit plans that we sponsor for eligible employees (See Note 7 in the Notes to the Consolidated Financial Statements).

      Financing Activities — During 2002, Alaska issued $58 million of debt secured by flight equipment. This debt was issued with varying interest rates based on LIBOR and payment terms of 12 years.

      Additionally, during 2002, Horizon added three Dash 8-400 and seven CRJ 700 aircraft to its operating fleet. The aircraft were financed with a combination of U.S. leveraged leases and single investor leases with terms of ten to 16 years. The aggregate future minimum lease payments under these ten new operating leases will be $235.4 million.

2001 Financial Changes

      Our cash and marketable securities portfolio increased by $201 million during 2001. Operating activities provided $286 million of cash in 2001. Additional cash was provided by the issuance of new debt ($388.8 million). Cash was used for $390 million of capital expenditures, including the purchase of eight new and one used Boeing 737 aircraft, spare parts and engine overhauls, and for $69 million of debt repayment.

2000 Financial Changes

      Our cash and marketable securities portfolio increased by $131 million during 2000. Operating activities provided $273 million of cash in 2000. Additional cash was provided by the issuance of new debt ($238 million) and insurance proceeds from an aircraft accident ($37 million). Cash was used for $354 million of capital expenditures, including the purchase of seven new Boeing 737 aircraft, flight equipment deposits and airframe and engine overhauls, and for $66 million of debt repayment.

Commitments

      At June 30, 2003, Alaska and Horizon had firm orders for 28 aircraft requiring aggregate payments of approximately $438.0 million. In addition, Alaska has options to acquire 26 additional B737’s, and Horizon has options to acquire 15 Dash 8-400’s and 25 CRJ 700’s. Alaska expects to finance its new aircraft with leases, long-term debt, or internally generated cash. Horizon expects to finance its new aircraft with operating leases. During the second quarter of 2003, Alaska deferred the delivery of two Boeing 737-900s from 2004 to 2005. As previously mentioned, as a result of the events of September 11, credit rating agencies downgraded the long-term credit ratings of most U.S. airlines and their related entities. The events of September 11 combined with the sagging economy and its affect on the airline industry have had a negative impact on the availability of credit to the Company. We anticipate that it will be more difficult to obtain credit in the future, and it will be at higher rates with more collateral requirements than in the past. The following table summarizes aircraft deliveries by year and payments from July 1, 2003 to December 31, 2003 and by fiscal year thereafter:

	Delivery Period — Firm Orders

				Beyond
Aircraft	2003	2004	2005	2005	Total

Boeing 737-700	6	—	—	—	6
Boeing 737-900	5	1	2	—	8
Bombardier CRJ 700	2	6	6	—	14

Total	13	9	8	—	28

Payments (Millions)	$96.5	$177.5	$163.5	$0.5	$438.0

      Alaska is party to a purchase agreement with an aircraft manufacturer. Under the agreement, upon commitment to purchase the aircraft, Alaska must make deposits to the manufacturer for a portion of the purchase price of the aircraft, with the remainder of the purchase price due at delivery. Concurrent with this agreement, the manufacturer has an agreement with a Trust wherein the Trust makes deposits to the manufacturer of additional pre-delivery deposits for the aircraft. Under certain specified events, including default by the Trust, Alaska may be required to pay the manufacturer the amounts paid by the Trust in order to retain the right to purchase the aircraft. Alaska makes monthly payments to the Trust related to the advances made by the Trust to the manufacturer, which are capitalized as part of the aircraft cost. The Trust is reimbursed for its advances on or before the delivery of the applicable aircraft. As of June 30, 2003, Alaska’s obligations relating to such advances equaled approximately $17.4 million and $11.6 million for the remainder of 2003 and for 2004, respectively. These amounts are included as aircraft purchase commitments in the summary of contractual obligations below.

      The following table is a summary of our material contractual obligations for July 1, 2003 to December 31, 2003 and by fiscal year thereafter:

	Contractual Payments Due by Period

						Beyond
	2003	2004	2005	2006	2007	2007	Total

	(In millions)
Long-term debt	$27.4	$194.8	$42.0	$44.9	$47.5	$711.6	$1,068.2
Capital lease obligations	1.7	8.0	—	—	—	—	9.7
Operating lease commitments	92.3	222.3	206.1	194.3	172.6	1,217.0	2,104.6
Aircraft purchase commitments	96.5	177.5	163.5	0.5	—	—	438.0

Total	$217.9	$602.6	$411.6	$239.7	$220.1	$1,928.6	$3,620.5

New Accounting Standards

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” which requires the consolidation of variable interest entities, as defined. This Interpretation is applicable to variable interest entities created after January 31, 2003. Variable interest entities created prior to February 1, 2003, must be consolidated effective July 1, 2003. While we are still evaluating the impact of this Interpretation, we currently do not believe that any entities will be consolidated as a result of Interpretation No. 46.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure”. SFAS No. 148 amends the transition and disclosure provisions of SFAS No. 123. During the fourth quarter of 2002, we adopted the disclosure provisions of SFAS 148 and we are currently evaluating SFAS No. 148 to determine if we will adopt SFAS No. 123 to account for employee stock options using the fair value method and, if so, when to transition to that method.

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. SFAS No. 149 amends and clarifies certain derivative instruments embedded in other contracts, and certain hedging activities under Statement 133. SFAS No. 149 is effective for certain contracts entered into or modified by the Company after June 30, 2003. The adoption of SFAS No. 149 did not have any impact on our financial condition or results of operations.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments With Characteristics of both Liabilities and Equity”. SFAS No. 150 establishes standards for how we would classify and measure financial instruments with characteristics of both liabilities and equity and requires us to classify a financial instrument that is within the scope of SFAS No. 150 as a liability (or an asset in some circumstances). SFAS No. 150 also revises the definition of a liability to encompass obligations that we can or must settle by issuing equity shares, depending on the nature of the relationship established between us and a holder of our stock. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. The adoption of SFAS No. 150 did not have any impact on our financial condition or results of operations.

Effect of Inflation

      Inflation and specific price changes do not have a significant effect on our operating revenues, operating expenses and operating income.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

      On May 22, 2002, we dismissed Arthur Andersen LLP (“Andersen”), and engaged Deloitte & Touche LLP, as our independent auditors. This determination was recommended by the Audit Committee and approved by the Board of Directors.

      We disclosed these events in a Current Report on Form 8-K filed with the SEC on May 28, 2002 (the “Form 8-K”) and an amendment thereto filed on June 8, 2002, which included the following information:

      Andersen’s reports on our financial statements for each of the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

      During the years ended December 31, 2001 and 2000 and the interim period between December 31, 2001 and the dismissal of Andersen, there were no disagreements between us and Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to Andersen’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

      During the years ended December 31, 2001 and 2000 and the interim period between December 31, 2001 and the dismissal of Andersen, neither the Company nor anyone acting on its behalf consulted Deloitte & Touche LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

      Andersen provided to us a letter addressed to the SEC stating that it agreed with the statements of the Company made in the Form 8-K in response to Item 304(a).

      The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as our independent public auditors for the current fiscal year.

Quantitative and Qualitative Disclosure about Market Risk

      During the second quarter of 2003, Alaska issued $65.0 million of debt secured by flight equipment, having interest rates that vary with LIBOR and payment terms of 15 years.

      On March 21, 2003, we completed the private placement of $150.0 million of floating rate senior convertible notes due in 2023. Our private placement was conducted pursuant to Rule 144A of the Securities Act of 1933, as amended. Net proceeds from the offering were $145.3 million, of which $20.9 million is restricted to collateralize three years worth of interest payments and is reported as restricted cash ($6.2 million recorded in prepaid expenses and other current assets and $14.7 million in other assets) in the Consolidated Balance Sheet as of June 30, 2003. See Note 7 in the Notes to Consolidated Financial Statements for additional discussion of this offering transaction.

      We utilize financial derivative instruments as hedges to decrease our exposure to jet fuel price changes. We account for our fuel hedge derivative instruments as cash flow hedges as defined by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. At June 30, 2003, we had crude oil option agreements in place to hedge approximately 35%, 12% and 5% of our expected jet fuel requirements in 2003, 2004 and 2005, respectively. Prices of these agreements range from $22 to $29 per barrel. Under SFAS No. 133, all changes in fair value that are considered to be effective are recorded in accumulated other comprehensive income (loss) until the underlying jet fuel is consumed. The fair value of our hedge instruments at June 30, 2003 was approximately $13.7 million ($13.1 million in prepaid expenses and other current assets and $0.6 million in other assets) in our Consolidated Balance Sheet as of June 30, 2003.

      During the three months ended June 30, 2002 and 2003, we recognized $1.6 million and $5.7 million in realized hedging gains, respectively. During the six months ended June 30, 2002 and June 30, 2003, we recognized $1.0 million and $14.8 million in realized hedging gains, respectively. These amounts are reflected in aircraft fuel in our Consolidated Statements of Operations.

BUSINESS

      Alaska Air Group, Inc. is a holding company that was incorporated in Delaware in 1985. Our two principal subsidiaries are Alaska Airlines, Inc., or Alaska, and Horizon Air Industries, Inc., or Horizon. Both subsidiaries operate as airlines, although their business plans, competition, and economic risks differ substantially. Alaska is a major airline, operates an all-jet fleet, and its average passenger trip length is 967 miles. Horizon is a regional airline, operates jet and turboprop aircraft, and its average passenger trip is 330 miles. Individual financial information for Alaska and Horizon is reported in Note 11 to our December 31, 2002 Consolidated Financial Statements.

Alaska

      Alaska Airlines, Inc. is an Alaska corporation that was organized in 1932 and incorporated in 1937. Alaska principally serves 40 cities in six western states (Alaska, Washington, Oregon, California, Nevada, and Arizona) and Canada and six cities in Mexico. Alaska also provides non-stop service between Seattle and five eastern cities (Washington, D.C., Boston, Miami, Orlando and Newark), between Seattle and Denver, and between Anchorage and Chicago. In each year since 1973, Alaska has carried more passengers between Alaska and the U.S. mainland than any other airline. In 2002 and during the six months ended June 30, 2003, Alaska carried 14.2 million and 7.1 million revenue passengers, respectively. Passenger traffic within Alaska and between Alaska and the U.S. mainland accounted for 23% of Alaska’s 2002 revenue passenger miles, West Coast traffic (including Canada) accounted for 56%, the Mexico markets 11% and other markets 10%. Based on passenger enplanements, Alaska’s leading airports are Seattle, Portland, Los Angeles, and Anchorage. Based on 2002 revenues, its leading nonstop routes are Seattle-Anchorage, Seattle-Los Angeles, and Seattle-San Diego. At June 30, 2003, Alaska’s operating fleet consisted of 110 jet aircraft.

Horizon

      Horizon Air Industries, Inc., a Washington corporation that first began service in 1981, was incorporated in 1982 and was acquired by Air Group in 1986. It is the largest regional airline in the Pacific Northwest, and serves 39 cities in six states (Washington, Oregon, Montana, Idaho, California, and Arizona) and five cities in Canada. In 2002, Horizon carried 4.8 million revenue passengers. Based on passenger enplanements, Horizon’s leading airports are Seattle, Portland, Boise, and Spokane. Based on revenues in 2002 and through the first half of 2003, its leading nonstop routes are Seattle-Portland, Seattle-Boise, Seattle-Spokane and Seattle-Vancouver. At June 30, 2003, Horizon’s operating fleet consisted of 16 jet and 43 turboprop aircraft, with the jets providing 47% of the year-to-date capacity. Horizon flights are listed under the Alaska Airlines designator code in airline computer reservation systems.

      Alaska and Horizon coordinate their flight schedules to provide service between any two points served by their systems. In 2002 and through the first half of 2003, 30% of Horizon’s passengers connected to Alaska. Both airlines endeavor to distinguish themselves from competitors by providing a higher level of customer service. The airlines’ excellent service in the form of advance seat assignments, expedited check-in, attention to customer needs, high-quality food and beverage service, well-maintained aircraft, a first-class section aboard Alaska aircraft, and other amenities is regularly recognized by independent studies and surveys of air travelers.

Industry Conditions

      On September 11, 2001, the United States was attacked by terrorists using four hijacked jets of two U.S. airlines. These attacks and a weakened U.S. economy in the period since have resulted in lower demand for air service. Several major carriers (excluding ourselves) have reduced service, grounded aircraft and furloughed employees. United Airlines and US Airways have sought relief from financial obligations in bankruptcy. Other smaller carriers have ceased operations entirely. America West Airlines, US Airways and others have received federal loan guarantees (or conditional approval for guarantees)

authorized by federal law and additional airlines may do so in the future. In addition, credit rating agencies continue to downgrade the long-term credit ratings of most U.S. airlines and their related entities, including Alaska Air Group, Inc.

      The current U.S. domestic airline market continues to be difficult. We have reported annual losses since 2000 as well as in the first quarter of 2003, and current trends in the airline industry make it likely that it will post additional losses before returning to profitability. The revenue environment continues to be weak in light of vigorous competition, excess capacity in the market, reduced corporate travel spending and other issues. In addition, fuel prices have significantly escalated due to supply and demand trends as well as political tensions in several regions of the world.

      We believe that our liquidity and access to cash will be sufficient to fund our current operations at least through the next twelve months, although adverse factors outside our control such as further economic weakness, additional terrorist attacks, military actions affecting the United States, decreased consumer demand or sustained high fuel prices could affect this projection.

      See “Risk Factors,” beginning on page 8 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” beginning on page 24 for further discussion of perceived trends and factors affecting us and our industry.

MARKETING AND COMPETITION

Alliances with Other Airlines

      Alaska and Horizon have marketing alliances with other airlines that provide reciprocal frequent flyer mileage accrual and redemption privileges and codesharing on certain flights as set forth below. Alliances enhance Alaska’s and Horizon’s revenues by offering our customers more travel destinations and better mileage accrual/redemption opportunities, gaining us access to more connecting traffic from other airlines, and providing members of our alliance partners’ frequent flyer programs an opportunity to travel on Alaska and Horizon while earning mileage credit in our partners’ programs. Alaska’s and Horizon’s marketing agreements have various termination dates and at any time, one or more may be in the process of renegotiation. If a significant agreement were terminated, it could adversely impact revenues and increase the costs of our other marketing agreements. Most of our Codeshare relationships are free-sell codeshares, where the marketing carrier sells seats on the operating carrier’s flights from the operating carrier’s inventory, but takes no inventory risk. The table below identities our marketing alliances with other airlines as of June 30, 2003.

Codesharing
		Codesharing	Other Airline
	Frequent	Alaska Flight #	Flight #
	Flyer	on Flights Operated	on Flights Operated
	Agreement	by Other Airline	by Alaska/Horizon

Major U.S. or International Airlines
American Airlines/ American Eagle	Yes	Yes	No
British Airways	Yes	No	No
Cathay Pacific Airways	Yes	No	No
Continental Airlines	Yes	Yes	Yes
Hawaiian Airlines	Yes	Yes	Yes
KLM	Yes	No	Yes
Lan Chile	Yes	No	Yes
Northwest Airlines	Yes	Yes	Yes
Qantas	Yes	No	Yes

Codesharing
		Codesharing	Other Airline
	Frequent	Alaska Flight #	Flight #
	Flyer	on Flights Operated	on Flights Operated
	Agreement	by Other Airline	by Alaska/Horizon

Commuter Airlines
Era Aviation	Yes*	Yes	No
PenAir	Yes*	Yes	No
Big Sky Airlines	Yes*	Yes	No
Helijet International	Yes*	Yes	No

*	This airline does not have its own frequent flyer program. However, Alaska’s Mileage Plan members can accrue and redeem miles on this airline’s route system.

Competition

      Competition in the airline industry is intense. We believe the principal competitive factors in the industry are:

•	fare pricing;

•	customer service;

•	routes served;

•	flight schedules;

•	type of aircraft;

•	safety record and reputation;

•	code-sharing relationships; and

•	frequent flyer programs.

      Any domestic air carrier certified by the Department of Transportation is allowed to operate scheduled passenger service in the United States. Together, Alaska and Horizon carry approximately 2.8% of all U.S. domestic passenger traffic. Alaska and Horizon compete with one or more domestic or foreign airlines on most of their routes. Some of these competitors are substantially larger than Alaska and Horizon, have greater financial resources and have more extensive route systems. Due to its shorthaul markets, Horizon also competes with ground transportation, including train, bus and automobile transportation.

      Most major U.S. carriers have developed, independently or in partnership with others, large computer reservation systems. Airlines, including Alaska and Horizon, are charged fees to have their flight schedules included in the various computer reservation systems used by travel agencies and airlines. These systems are currently the predominant means of distributing airline tickets. In order to reduce anti-competitive practices, the Department of Transportation regulates the display of all airline schedules and fares in computer reservation systems. Air carriers are increasingly distributing their services on the Internet through various airline joint venture or independent websites. We currently participate in a number of these distribution channels, but we cannot predict the terms on which we may be able to continue to participate in these or other sites, or their effect on our ability to compete with other airlines.

REGULATION

General

      The Airline Deregulation Act of 1978, as amended, eliminated most domestic economic regulation of passenger and freight transportation. However, the Department of Transportation and the Federal Aviation

Administration, or FAA, still exercise regulatory authority over air carriers. In order to provide passenger and cargo air transportation in the U.S., a domestic airline is required to hold a certificate of public convenience and necessity issued by the Department of Transportation. Subject to certain individual airport capacity, noise and other restrictions, this certificate permits an air carrier to operate between any two points in the U.S. A certificate is of unlimited duration, but may be revoked for failure to comply with federal aviation statutes, regulations, orders or the terms of the certificate itself. In addition, the Department of Transportation maintains jurisdiction over the approval of international codeshare agreements, alliance agreements between domestic major airlines, international route authorities and certain consumer protection matters, such as advertising, denied boarding compensation and baggage liability.

      The FAA regulates aircraft operations generally, including establishing personnel, maintenance and flight operation standards. Domestic airlines are required to hold a valid air carrier operating certificate issued by the FAA. Pursuant to these regulations, we have established, and the FAA has approved, a maintenance program for each type of aircraft we operate that provides for the ongoing maintenance of such aircraft, ranging from frequent routine inspections to major overhauls. In addition, the FAA has issued a number of directives that we are incorporating into our aircraft. These relate to, among other things, enhanced ground proximity warning systems, cockpit door security enhancements, McDonnell Douglas MD-80 insulation blanket replacement, MD-80 main landing gear piston improvements and Boeing 737 rudder and elevator improvements. Based on our current implementation schedule, we are or expect to be in compliance with the applicable requirements within the required time periods.

      The Department of Justice has jurisdiction over airline antitrust matters. The U.S. Postal Service has jurisdiction over certain aspects of the transportation of mail and related services. Labor relations in the air transportation industry are regulated under the Railway Labor Act, which vests in the National Mediation Board certain functions with respect to disputes between airlines and labor unions relating to union representation and collective bargaining agreements. To the extent we continue to pursue alliances with international carriers, we may be subject to certain regulations of foreign agencies.

      In November 2001, the Aviation and Transportation Security Act was enacted. The Aviation and Transportation Security Act created a new government agency, the Transportation Security Administration, or TSA, which is part of the Department of Transportation and is responsible for aviation security. The Aviation and Transportation Security Act mandates that the TSA shall provide for the screening of all passengers and property, including U.S. mail, cargo, carry-on and checked baggage, and other articles that will be carried aboard a passenger aircraft. On December 31, 2002, the TSA began explosive detection screening of all checked baggage. The TSA also provides for increased security on flight decks of aircraft and requires federal air marshals to be present on certain flights.

      Effective February 1, 2002, the Aviation and Transportation Security Act imposed a $2.50 per enplanement security service fee, subject to a $5.00 one-way maximum, which is collected by the air carriers and submitted to the government to pay for these enhanced security measures. Additionally, to the extent the TSA determines that such fee is insufficient to pay for the cost of providing the security measures for each of the years 2002, 2003 and 2004, air carriers may be required to submit to the government an amount equal to the amount the air carriers paid for screening passengers and property in 2000. After that, this fee may be assessed based on the air carrier’s market share. In 2002, the TSA began assessing payments under this feature of the Aviation and Transportation Security Act. We paid $9.9 million to the TSA for this security charge in 2002. Effective June 1, 2003, Congress suspended the security fee until September 30, 2003 and authorized a partial refund of security fees that the airlines paid before that time. See “Recent Events.”

      In addition, the Aviation and Transportation Security Act requires air carriers to honor tickets, on a standby basis, from other air carriers that are insolvent or bankrupt and suspend service within 18 months of the passage of the Aviation and Transportation Security Act. This deadline was extended to April 30, 2003. To be eligible, a passenger must make arrangements with the air carrier within 60 days after the date on which the passenger’s air transportation was suspended. To date, this provision has not had a substantial impact on our airlines. If a major U.S. air carrier were to declare bankruptcy and cease or suspend operations, this feature of the Aviation and Transportation Security Act could have an impact on our airlines. To the extent we are not fully reimbursed for the costs of honoring such tickets, the impact could be materially adverse.

      The Department of Transportation, under its authority to prevent unfair competitive practices in the industry, has considered the issuance of pricing and capacity rules that would limit major air carriers’ competitive response to new entrant carriers. Although the Department of Transportation as recently as 2001 declined to issue specific competitive guidelines, it reiterated its intent to prevent what it considers to be unfair competitive practices in the industry, and to pursue enforcement actions on a case-by-case basis. To the extent that future Department of Transportation enforcement actions either directly or indirectly impose restrictions upon our ability to respond to competitors, our business may be adversely impacted. Conversely, a relaxation in either unfair competition enforcement or restrictions, could limit our ability to enter new markets or harm our operating results for markets that we have recently entered.

Airline Fares

      Airlines are permitted to establish their own domestic fares without governmental regulation, and the industry is characterized by vigorous price competition. The Department of Transportation maintains authority over international fares, rates and charges. International fares and rates are also subject to the jurisdiction of the governments of the foreign countries we serve. While air carriers are required to file and adhere to international fare and rate tariffs, substantial commissions, overrides and discounts to travel agents, brokers and wholesalers characterize many international markets.

      Legislation, sometimes referred to as the “Passengers’ Bill of Rights,” has been discussed in Congress and state legislatures. This legislation could, if enacted, place various limitations on airline fares and/or affect operating practices such as baggage handling and overbooking. Effective December 15, 1999, we, as well as other domestic airlines, implemented a Customer Service Plan to address a number of service goals, including, but not limited to goals relating to:

            1) lowest fare availability;

            2) delays, cancellations and diversions;

            3) baggage delivery and liability;

            4) guaranteed fares;

            5) ticket refunds;

            6) accommodation of customers with special needs;

            7) essential customer needs during extraordinary delays;

            8) flight oversales;

            9) frequent flyer program;

           10) other travel policies;

           11) service with domestic code share partners; and

           12) handling of customer issues.

      In February 2001, the Department of Transportation Inspector General issued a report on the various air carriers’ performance of their Customer Service Plans. The report included a number of recommendations which could limit our flexibility with respect to various operational practices. In February 2001, a bill proposing an “Airline Customer Service Improvement Act” was introduced in the U.S. Senate. In addition, other items of legislation have been introduced that would limit hub concentration, reallocate slots at certain airports and impose higher landing fees at certain hours. To the extent legislation is enacted that would inhibit our flexibility with respect to fares, our revenue management system, our operations or other aspects of our customer service operations, our financial results could be adversely affected.

      Fare discounting by competitors has historically had a negative effect on our financial results because we generally must match competitors’ fares to maintain passenger traffic. During recent years, a number of new low-cost airlines have entered the domestic market and several major airlines, including ourselves, have implemented efforts to lower their cost structures. Further fare reductions, domestic and international, may occur in the future. If fare reductions are not offset by increases in passenger traffic, cost reductions or changes in the mix of traffic that improves yields, our operating results will be negatively impacted.

Airport Access

      Many heavily used airports have restrictions with respect to the number of permitted take-offs and landings, the total permitted annual seat capacity to be operated at an airport, the use or allocation of airport slots, or other restrictions. We currently have sufficient slot authorizations to operate our existing flights and have generally been able to obtain slots to expand our operations and change our schedules. However, we cannot assure you that we will be able to obtain slots for these purposes in the future, or be able to do so on economical terms.

Environmental Matters

      We are subject to various laws and government regulations concerning environmental matters and employee safety and health in the U.S. and other countries. U.S. federal laws that have a particular impact on us include the Airport Noise and Capacity Act of 1990, the Clean Air Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Safe Drinking Water Act and the Comprehensive Environmental Response, Compensation and Liability Act, or Superfund Act. We are also subject to the oversight of the Occupational Safety and Health Administration, known as OSHA, concerning employee safety and health matters. The U.S. Environmental Protection Agency, or EPA, OSHA, and other federal agencies have been authorized to promulgate regulations that have an impact on our operations. In addition to these federal activities, various states have been delegated certain authorities under the aforementioned federal statutes. Many state and local governments have adopted environmental and employee safety and health laws and regulations, some of which are similar to federal requirements. We maintain our own continuing safety, health and environmental programs in order to meet or exceed these requirements.

      The Air Noise and Capacity Act recognizes the rights of airport operators with noise problems to implement local noise abatement programs so long as they do not interfere unreasonably with interstate or foreign commerce or the national air transportation system. Authorities in several cities have promulgated aircraft noise reduction programs, including the imposition of nighttime curfews. The Air Noise and Capacity Act generally requires FAA approval of local noise restrictions on aircraft. While we have had sufficient scheduling flexibility to accommodate local noise restrictions imposed to date, our operations could be adversely affected if such regulations become more restrictive or widespread.

      Although we do not currently anticipate that these regulatory matters, individually or collectively, will have a material impact on our financial condition, results of operations or cash flows, we cannot assure you that new regulations or compliance issues that we do not currently anticipate will not harm our financial condition, results of operations or cash flows in future periods.

EMPLOYEES

      The airline business is labor intensive. Alaska and Horizon had 11,039 and 3,904, respectively, active full-time and part-time employees at the end of our last full fiscal year ended December 31, 2002. Wages, salaries and benefits represented approximately 37% of our total operating expenses for that year.

      At the end of our last fiscal year, labor unions represented 83% of Alaska’s and 46% of Horizon’s employees. Our relations with such labor organizations are governed by the Railway Labor Act. Under this act, our collective bargaining agreements with these organizations do not expire but instead become amendable as of a stated date. If either party wishes to modify the terms of any such agreement, it must notify the other party in the manner described in the agreement. After receipt of such a notice, the parties must meet for direct negotiations, and if no agreement is reached, either party may request the National Mediation Board to appoint a federal mediator. If no agreement is reached in mediation, the National Mediation Board may declare at some time that an impasse exists, at which point the National Mediation Board proffers binding arbitration to the parties. Either party may decline to submit to arbitration. If arbitration is rejected by either party, a 30-day “cooling off” period commences. During that period, a Presidential Emergency Board may be established, which examines the parties’ positions and recommends a solution. The Presidential Emergency Board process lasts for 30 days and is followed by a “cooling off” period of 30 days. At the end of this “cooling off” period, unless an agreement is reached or action is taken by Congress, the labor organization may strike and the airline may resort to “self-help”, including the imposition of any or all of its proposed amendments and the hiring of workers to replace strikers.

      A number of Alaska’s collective bargaining agreements contain provisions for interest arbitration. Under interest arbitration, if the parties have not negotiated the contract by a predetermined date, then each side may submit a limited number of issues to binding arbitration. The arbitrator’s decision on those open points then becomes part of the collective bargaining agreement, and no strike or company self-help will occur. The union contract with the Alaska Airlines pilots, among others, contains an interest arbitration provision. Alaska is currently in negotiations with the International Association of Machinists and Aerospace Workers Union, representing its clerical, office and passenger service work group.

      Alaska’s union contracts at June 30, 2003 were as follows:

		Approximate
		Number of
Union	Employee Group	Employees	Contract Status

Air Line Pilots Association International	Pilots	1,486	Amendable 4/30/05*
Association of Flight Attendants (AFA)	Flight attendants	2,193	Amendable 10/19/03
International Association of Machinists and Aerospace Workers	Rampservice and stock clerks Clerical, office and passenger service	1,173 3,188	Amendable 1/10/04 In Negotiations
Aircraft Mechanics Fraternal Association (AMFA)	Mechanics, inspectors and cleaners	1,276	Amendable 12/25/04
Mexico Workers Association of Air Transport	Mexico airport personnel	81	Amendable 2/28/05
Transport Workers Union of America (TWU)	Dispatchers	31	Amendable 6/30/07*

*	Collective bargaining agreement contains interest arbitration provision.

      Horizon’s union contracts at June 30, 2003 were as follows:

		Approximate
		Number of
Union	Employee Group	Employees	Contract Status

International Brotherhood of Teamsters (IBT)	Pilots	618	Amendable 9/13/06
AFA	Flight attendants	464	In Negotiations
AMFA	Mechanics and related classifications	432	In Negotiations
TWU	Dispatchers	21	Amendable 9/11/05
National Automobile, Aerospace, Transportation and General Workers	Station personnel in Vancouver and Victoria, BC, Canada	104	Amendable 2/14/04

FUEL

      Our operations are significantly affected by the availability and price of jet fuel. Fuel costs were 13.1% and 14.2% of our total operating expenses in 2002 and for the six months ended June 30, 2003. Fuel prices, which can be volatile and which are outside of our control, can have a significant impact on our operating results. Based on our most recent yearly operating results, a one-cent change in the fuel price per gallon affects annual fuel costs by approximately $3.8 million. We believe that operating fuel-efficient aircraft is an effective hedge against high fuel prices. We also purchases fuel hedge contracts to reduce our exposure to fluctuations in the price of jet fuel. Due to the competitive nature of the airline industry, in the event of continuing increases in the price of jet fuel, there can be no assurance that we can pass on increased fuel prices to our customers by increasing fares. Conversely, any potential benefit of lower fuel prices may be offset by increased fare competition and lower revenues.

      While we do not currently anticipate a significant reduction in fuel availability, dependency on foreign imports of crude oil and the possibility of changes in government policy on jet fuel production, transportation and marketing make it impossible to predict the future availability of jet fuel. In the event of significant hostilities or other conflicts in oil producing areas, there could be reductions in the production and/or importation of crude oil. If there were major reductions in the availability of jet fuel, our business would be adversely affected. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of our fuel hedging activities.

FREQUENT FLYER PROGRAM

      All major airlines have developed frequent flyer programs as a way of increasing passenger loyalty. Alaska’s Mileage Plan allows members to earn mileage by flying on Alaska, Horizon and other participating airlines, and by using the services of non-airline partners, which include a credit card partner, telephone companies, hotels, and car rental agencies. Alaska is paid by non-airline partners for the miles it credits to member accounts. With advance notice, Alaska has the ability to change the Mileage Plan terms, conditions, partners, mileage credits, and award levels.

      Mileage can be redeemed for free or discounted travel and for other travel industry awards. Upon accumulating the necessary mileage, members notify Alaska of their award selection. Over 75% of the free flight awards on Alaska and Horizon are subject to blackout dates and capacity-controlled seating. Mileage Plan miles do not expire. As of December 31, 2001 and 2002, Alaska estimated that 1,740,000 and 2,067,000, respectively, round-trip flight awards were eligible for redemption by Mileage Plan members who have mileage credits exceeding the 20,000-mile free round-trip domestic ticket award threshold. Of those eligible awards, Alaska estimated that 1,618,000 and 1,931,000, respectively, would ultimately be redeemed. For the years 2000, 2001 and 2002, approximately 281,000, 310,000, and 441,000 round-trip flight awards were redeemed and flown on Alaska and Horizon. Those awards represent approximately 4.8% for 2000, 5.2% for 2001 and 6.8% for 2002 of the total passenger miles flown for each period. For the years 2000, 2001 and 2002, approximately 137,000, 154,000 and 174,000 round-trip flight awards were redeemed and flown on airline partners.

      For miles earned by flying on Alaska and travel partners, the estimated incremental cost of providing free travel awards is recognized as a selling expense and accrued as a liability as miles are accumulated. The incremental cost does not include a contribution to overhead, aircraft cost, or profit. Alaska also sells mileage credits to non-airline partners, such as hotels, car rental agencies, and a credit card company. Alaska defers a majority of the sales proceeds, and recognizes these proceeds as revenue when the award transportation is provided. The deferred proceeds are recognized as passenger revenue for awards issued on Alaska and as other revenue-net for awards issued on other airlines. At December 31, 2001 and 2002, the deferred revenue and the total liability for miles outstanding and for estimated payments to partner airlines was $248.3 million and $303.0 million, respectively.

OTHER INFORMATION

Seasonality and Other Factors

      Our results of operations for any interim period are not necessarily indicative of those for the entire year, since the air transportation business is subject to seasonal fluctuations. Our business is somewhat seasonal, with quarterly operating income tending to peak during the third quarter.

      The results of operations in the air transportation business have also significantly fluctuated in the past in response to general economic conditions. In addition, fare initiatives, fluctuations in fuel prices, labor actions and other factors could impact this seasonal pattern.

      No material part of our business or that of our subsidiaries is dependent upon a single customer or very few customers. Consequently, the loss of our largest few customers would not have a materially adverse effect upon our results of operations or financial condition.

Insurance

      We carry insurance for public liability, passenger liability, property damage and all-risk coverage for damage to our aircraft, in amounts which, in the opinion of management, are adequate.

      As a result of the September 11, 2001 events, aviation insurers have significantly reduced the maximum amount of insurance coverage available to commercial air carriers for liability to persons other than employees or passengers for claims resulting from acts of terrorism, war or similar events (war-risk coverage). At the same time, they significantly increased the premiums for such coverage as well as for aviation insurance in general.

      Pursuant to authority granted in the Act, the Government has offered, and we have accepted, war risk insurance to replace commercial insurance for renewable 60-day periods until August 31, 2004. In the event the Government fails to renew war-risk insurance and we are unable to replace such insurance in the commercial market, our business, financial condition and results of operations would be adversely impacted.

Other Government Matters

      We have elected to participate in the Civil Reserve Air Fleet program, whereby we have agreed to make available to the federal government a certain number of aircraft in the event of a military call-up. The government would reimburse us for the use of such aircraft.

Properties

     Aircraft

      The following table describes the aircraft operated and their average age at December 31, 2002.

	Passenger				Average Age
Aircraft Type	Capacity	Owned	Leased	Total	in Years

Alaska Airlines
Boeing 737-200C	111	8	1	9	21.9
Boeing 737-400	138	9	31	40	7.7
Boeing 737-700	120	16	—	16	2.6
Boeing 737-900	172	6	—	6	1.3
Boeing MD-80	140	15	16	31	12.0

Total		54	48	102	9.1

Horizon Air
Bombardier Dash 8-100/200	37	—	28	28	4.8
Bombardier Dash 8-400	70	—	15	15	1.4
Bombardier CRJ 700	70	—	16	16	1.0
Fokker F-28	70	4	—	4	21.2

Total		4	59	63	4.1

      “Management’s Discussion and Analysis of Financial Condition and Results of Operations” discusses future orders and options for additional aircraft.

      Forty-six of the 54 aircraft owned by Alaska as of December 31, 2002 are subject to liens securing long-term debt. Alaska’s leased 737-200C, 737-400, and MD-80 aircraft have lease expiration dates in 2003, between 2004 and 2016 and between 2003 and 2013, respectively. Horizon’s leased Dash 8 and CRJ 700 aircraft have expiration dates between 2012 and 2018 and between 2018 and 2019, respectively. As part of its fleet modernization plan, Horizon retired the remaining F-28 aircraft on February 14, 2003. Alaska and Horizon have the option to extend most of the leases for additional periods, or the right to purchase the aircraft at the end of the lease term, usually at the then fair market value of the aircraft. For information regarding obligations under capital leases and long-term operating leases, see Note 5 to Consolidated Financial Statements.

      At December 31, 2002, all of our aircraft met the Stage 3 noise requirements under the Airport Noise and Capacity Act of 1990. However, special noise ordinances restrict the timing of flights operated by Alaska and other airlines at Burbank, Orange County, San Diego, San Jose and Palm Springs. In addition, Orange County, Reagan National and Long Beach airports restrict the type of aircraft and number of flights.

Ground Facilities and Services

      Alaska and Horizon lease ticket counters, gates, cargo and baggage, office space, and other support areas at the majority of the airports they serve. Alaska also owns terminal buildings at various Alaska airports.

      Alaska has centralized operations in several buildings located at or near Seattle-Tacoma International Airport, known as Sea-Tac, in Seattle, Washington. The owned buildings, including land unless located on leased airport property, include a three-bay hangar facility with maintenance shops, a flight operations and training center, an air cargo facility, a reservations and office facility, several office buildings, our corporate headquarters and two storage warehouses. Alaska also leases a two-bay hangar/office facility at Sea-Tac. Alaska’s other major facilities include a regional headquarters building, an air cargo facility and a leased hangar/office facility in Anchorage, a Phoenix reservations center and a leased two-bay maintenance facility in Oakland.

      Horizon owns its Seattle corporate headquarters building. Horizon leases an operations, training, and aircraft maintenance facility in Portland, and maintenance facilities in Boise, Pasco and Spokane.

Legal Proceedings

Oakland Maintenance Investigation

      In December 1998, the U.S. Attorney for the Northern District of California initiated a grand jury investigation concerning certain 1998 maintenance activities at Alaska’s Oakland maintenance base. The investigation was expanded to include the aircraft involved in the loss of Flight 261 in January 2000. The Federal Aviation Administration (FAA) separately proposed a civil penalty in connection with the 1998 maintenance activities, which Alaska and the FAA have settled for an agreed amount. In December 2001, the U.S. Attorney notified Alaska that the evidence it had gathered relative to the 1998 maintenance activities did not warrant the filing of criminal charges, and closed that part of the investigation. The U.S. Attorney also placed the portion of its investigation related to Flight 261 on inactive status, with the possibility of reactivating and reviewing the matter when the National Transportation Safety Board (NTSB) issued its final report on the accident. Accordingly, following the final NTSB hearing on the Flight 261 investigation in December 2002, the U.S. Attorney’s Office reactivated the matter in order to review it in light of the final NTSB report. In July 2003, the U.S. Attorney’s office informed Alaska that, after a review of all of the relevant information, it has concluded that the evidence does not warrant the filing of criminal charges and it has closed its investigation into the Flight 261 accident.

Flight 261 Litigation

      Following the loss of Flight 261 on January 31, 2000, representatives of all 88 passengers and crew on board have filed cases against Alaska, the Boeing Company, and others. All but one of these lawsuits have been fully and finally resolved and Alaska continues in its efforts to settle the remaining case. The remaining lawsuit is scheduled to be sent back for a damages-only trial in federal court in Los Angeles. Consistent with industry standards, we maintain insurance against aircraft accidents.

      Management believes the ultimate disposition of the above matters is not likely to materially affect our financial position or results of operations. This forward-looking statement is based on management’s current understanding of the relevant law and facts; it is subject to various contingencies, including the potential costs and risks associated with litigation and the actions of judges and juries.

      We are also a party to other ordinary routine litigation incidental to our business and with respect to which no material liability is expected.

MANAGEMENT

Directors and Officers

      Our directors and executive officers (including of our subsidiaries Alaska Airlines and Horizon Air Industries) as of June 30, 2003 are as follows:

Name	Age	Position

William S. Ayer	49	Chairman, Chief Executive Officer and President of Alaska Air Group, Inc. and Alaska Airlines, Inc.
Bradley D. Tilden	42	Executive Vice President/ Finance and Chief Financial Officer of Alaska Air Group, Inc. and Alaska Airlines, Inc.
Keith Loveless	46	Vice President/ Legal and Corporate Affairs, General Counsel and Corporate Secretary of Alaska Air Group, Inc. and Alaska Airlines, Inc.
George Bagley	57	Executive Vice President/ Operations of Alaska Airlines, Inc.
Gregg Saretsky	43	Executive Vice President/ Marketing and Planning Alaska Airlines, Inc.
Jeffrey D. Pinneo	47	President and Chief Executive Officer Horizon Air Industries, Inc.
Bruce R. Kennedy	64	Director
Jessie J. Knight, Jr.	52	Director
J. Kenneth Thompson	51	Director
Ronald F. Cosgrave	71	Director
R. Marc Langland	62	Director
John V. Rindlaub	59	Director
Phyllis J. Campbell	53	Director
Mark R. Hamilton	58	Director
Byron I. Mallott	60	Director
Richard A. Wien	68	Director

      Mr. Ayer has been our President since February 2003 and became our Chairman and Chief Executive Officer in May 2003. Mr. Ayer is also Chairman, President and Chief Executive Officer of Alaska Airlines. He has served as Alaska Airlines’ Chairman since February 2003, as Chief Executive Officer since January 2002 and as President since November 1997. Prior thereto, he was Sr. Vice President/ Customer Service, Marketing and Planning of Alaska Airlines from January 1997, and Vice President/ Marketing and Planning from August 1995. Prior thereto, he served as Sr. Vice President/ Operations of Horizon Air from January 1995. Mr. Ayer serves on the boards of Alaska Airlines, the Alaska Airlines Foundation, AirLifeLine, Inc., and the Museum of Flight. He also serves on the University of Washington Business School Advisory Board.

      Mr. Tilden joined Alaska Airlines in 1991, became controller of Alaska Airlines and Alaska Air Group in 1994 and became CFO and Executive Vice President/ Finance in February 2000. He was named Executive Vice President/ Finance and CFO in January 2002.

      Mr. Loveless became Corporate Secretary and Assistant General Counsel of Alaska Air Group and Alaska Airlines in 1996. In 1999, he became Vice President/ Legal and Corporate Affairs, General Counsel and Corporate Secretary of Alaska Air Group and Alaska Airlines.

      Mr. Bagley was promoted to President and CEO of Horizon Air in 1995, and in January 2002 became Executive Vice President/ Operations of Alaska Airlines.

      Mr. Saretsky joined Alaska Airlines in March 1998 as Vice President/ Marketing and Planning. In 2000, he became Senior Vice President/ Marketing and Planning, and in January 2002 he was appointed Executive Vice President/ Marketing and Planning of Alaska Airlines.

      Mr. Pinneo became Vice President/ Passenger Service of Horizon Air Industries in 1990. In January 2002 he was promoted to President and CEO of Horizon Air.

      Mr. Kennedy is Chairman Emeritus of Alaska Air Group and served as our Chairman, Chief Executive Officer and President from 1985 to 1991. He was also Chairman of Alaska Airlines from 1979 to 1991, Chief Executive Officer of Alaska Airlines from 1979 to 1990 and President of Alaska Airlines from 1978 to 1990. He is on the board of directors of Horizon Air and serves as Chairman of the Board of Trustees of CRISTA Ministries and as Chairman of Packer Aircraft Trust LLC, a not-for-profit aircraft design and manufacturing company.

      Mr. Knight is the President and Chief Executive Officer of the San Diego Regional Chamber of Commerce, an organization whose primary focus is economic development. Before assuming his current position in 1999, Mr. Knight served from 1993 through 1998 as a commissioner of the California Public Utilities Commission, which is responsible for the regulatory oversight of all energy, telecommunications, shipping, railroad and investor-owned utilities in the state. Mr. Knight is a member of the boards of Alaska Airlines, Avista Corporation and Environmental Power Corporation. He is also a trustee of the World Affairs Council of Northern California and a standing member of the Council on Foreign Relations.

      Mr. Thompson is President of Pacific Rim Leadership Development, LLC, an executive consulting firm in Anchorage, Alaska. He served as executive vice president of ARCO’s Asia Pacific oil and gas operating companies in Alaska, California, Indonesia, China and Singapore from 1998 to 2000. Prior to that, he was President of ARCO Alaska, Inc., the parent company’s oil and gas producing division based in Anchorage. Mr. Thompson also serves on the boards of Alaska Airlines and Coeur d’Alene Mines Corporation.

      Mr. Cosgrave was Chairman of Alaska Northwest Properties Inc. from 1979 to 1997, when he became Executive Manager of ANP, LLC, an investment company. Mr. Cosgrave is a retired Chairman and Chief Executive Officer of Alaska Airlines. He is also Chairman Emeritus and a director of Alaska Airlines.

      Mr. Langland has been President of Northrim Bank, Anchorage, Alaska, a commercial bank, since November 1990 and Chairman since January 1998. He has also been Chairman, President and CEO of its parent company, Northrim BanCorp, Inc., since December 2001. Mr. Langland was Chairman and Chief Executive Officer of Key Bank of Alaska from 1987 to 1988 and President from 1985 to 1987. He served on the Board of Trustees of the Alaska Permanent Fund Corporation, a trust fund managing proceeds from the State of Alaska’s oil revenues, from February 1987 to January 1991 and was Chairman from June 1990 to January 1991. He is also a director of Alaska Airlines and Northrim BanCorp, Inc., Usibelli Coal Mine, and Saltchuk Resources, Inc.

      Mr. Rindlaub is the CEO, Pacific Northwest Region, Wells Fargo Bank. Prior to joining Wells Fargo, he held a number of positions with Bank of America between 1989 and 2001, including President, Bank of America, Northwest, and Chairman of Seafirst Bank. Prior to his position at Seafirst, Mr. Rindlaub was Group Executive Vice President/ Asia Division for Bank America and a managing director for Bankers Trust Company New York, Investment Banking Group. He is also a director of Horizon Air.

      Mrs. Campbell was President of U.S. Bank of Washington from 1993 until 2001 and currently serves as Chair of the Bank’s Community Board. She also serves on the boards of Alaska Airlines, SAFECO Corporation, Puget Energy Inc., and the Pacific Science Center, and is a member of the Board of Regents of Washington State University.

      Mr. Hamilton has served as President of the University of Alaska since 1998. That same year, he retired as a U.S. Army Major General following 31 years of active military duty, primarily in the fields of teaching, management and administration. Formerly, Mr. Hamilton was Chief of Staff of the Alaskan Command at Elmendorf Air Force Base and Commander of Division Artillery at Fort Richardson.

Mr. Hamilton is a graduate of the U.S. Military Academy at West Point and is the recipient of the Army’s highest peacetime award, the Distinguished Service Medal.

      Mr. Mallott is President of the First Alaskans Foundation, a nonprofit organization dedicated to the development of Alaska Native peoples and their communities. From 1995 to 1999, he served as Executive Director, equivalent to chief executive officer, of the Alaska Permanent Fund Corporation, a trust managing proceeds from the state of Alaska’s oil revenues. He was a director of Sealaska Corporation, Juneau, Alaska, from 1972 to 1988, Chairman from 1976 to 1983, and Chief Executive Officer from 1982 to 1992. He owns Mallott Enterprises, a personal investment entity, and is a director of Horizon Air, Sealaska Corporation and the Native American Bank, N.A. in Denver, Colorado.

      Mr. Wien has been Chairman and Chief Executive Officer of Florcraft, Inc., a retail flooring company, in Fairbanks and Anchorage, Alaska, since 1986. He played an active role in the management of Wien Airlines until 1969, when he was elected President of Merric, Inc., an Alaska helicopter contract and charter service company. After Merric merged with Era Aviation in 1973, Mr. Wien served as Era’s Executive Vice President until 1981. He is also a director of Horizon Air and Usibelli Coal Mine.

Board of Directors

      Our board of directors currently consists of 11 members. Our board of directors is divided into three classes so that approximately one-third of the directors are elected each year for three-year terms. Directors are elected to hold office until their successors are elected and qualified, or until resignation or removal. Class I directors’ terms will expire at the annual meeting of stockholders to be held in 2004, Class II directors’ terms will expire at the annual meeting of stockholders to be held in 2005 and Class III directors’ terms will expire at the annual meeting of stockholders to be held in 2006. The Class I directors are Messrs. Ayer, Cosgrave, Langland and Rindlaub. The Class II directors are Mrs. Campbell and Messrs. Hamilton, Mallott and Wien. The Class III directors are Messrs. Kennedy, Knight and Thompson.

      Our bylaws provide that the authorized number of directors may be no less than 9 and no more than fifteen, with the specific number to be set by a resolution of the board of directors. The number of authorized directors is currently 11. Any additional directorships resulting from an increase in the number of directors may only be filled by the directors and will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors could have the effect of delaying or preventing changes in control or changes in our management.

Board Committees

      Pursuant to our bylaws, the board of directors has established four standing committees, which are the Audit Committee, the Compensation Committee, the Governance and Nominating Committee, and the Safety Committee. Only independent directors serve on these committees. The board of directors has adopted a written charter for each committee.

      The table below shows the current membership of the standing board committees.

Governance and
Name	Audit		Compensation		Nominating	Safety

Phyllis J. Campbell			x			x
Ronald F. Cosgrave					x
Mark R. Hamilton	x					x
Bruce R. Kennedy					x *
Jessie J. Knight, Jr.			x		x
R. Marc Langland			x	*	x
Byron I. Mallott	x	*
John V. Rindlaub	x		x
J. Kenneth Thompson					x	x
Richard A. Wien	x					x	*

*	Committee chair.

      The principal functions of the standing board committees are as follows.

Audit Committee

1.	Matters pertaining to the independent auditors:

•	appoint them, terminate them if appropriate, and oversee their work;

•	review at least annually their statement regarding their internal quality-control procedures and their relationship with Alaska Air Group;

•	maintain a dialogue with respect to their independence;

•	pre-approve all auditing and non-auditing services they are to perform;

•	review annual and quarterly financial statements; and

•	receive and review communications required from the independent auditors under applicable rules and standards.

2.	Review the planned activities and results of the internal auditor and any changes in the internal audit charter.

3.	Prepare the Audit Committee report required for the annual proxy statement.

4.	Matters pertaining to controls:

•	review financial risk and associated internal controls;

•	review procedures with respect to significant accounting policies and the adequacy of financial controls;

•	discuss with management earnings releases and any information provided to analysts and rating agencies;

•	develop and monitor a Corporate Compliance program, including a Code of Conduct and Ethics, decide on requested changes to or waivers of such program and code, and establish procedures for confidential treatment of complaints concerning accounting, internal controls or auditing matters; and

•	obtain and review at least quarterly a statement from the CEO, CFO and Disclosure Committee disclosing any significant deficiencies in internal controls and any fraud that involves management or other employees with significant roles in internal controls.

5.	Other matters: annually review and reassess the adequacy of its charter and the Committee’s performance and recommend any proposed changes to the board of directors.

Compensation Committee

1.	Establish the process for approving corporate goals relevant to CEO compensation and evaluating CEO performance in light of those goals.

2.	Set the salary of the CEO.

3.	Approve salaries of other executive officers of Alaska Air Group, Alaska Airlines and Horizon Air.

4.	Set annual goals under the Performance-Based Pay Plan and administer the Plan.

5.	Grant stock awards and stock options.

6.	Administer the supplementary retirement plans for appointed officers and the equity-based incentive plans.

7.	Make recommendations to the board of directors regarding other executive compensation issues, including modification or adoption of plans.

8.	Fulfill ERISA fiduciary and non-fiduciary functions for tax-qualified retirement plans by monitoring the Pension/ Benefits Administrative Committee and the Pension/ Benefits Investment Fund Committee, and approving the membership of those committees, trustees and trust agreements, and extension of plan participation to employees of subsidiaries.

9.	Approve the terms of employment and severance agreements with appointed officers and the form of change-in-control agreements.

10.	Review management development and succession plans.

11.	Administer our stock option and other long-term incentive plans.

12.	Produce the report on executive compensation required for the annual proxy statement.

13.	Annually review and reassess the adequacy of its charter and recommend any proposed changes in the charter to the board of directors.

14.	Annually review the Compensation Committee’s performance.

Governance and Nominating Committee

1.	Develop and monitor the Corporate Governance Guidelines.

2.	Evaluate the size and composition of the board of directors.

3.	Develop criteria for board membership.

4.	Evaluate the independence of existing and prospective members of the board of directors.

5.	Seek qualified candidates for election to the board of directors.

6.	Evaluate the nature, structure and composition of other board committees.

7.	Take steps it deems necessary or appropriate with respect to annual assessments of the performance of the board of directors, each other board committee, and itself.

8.	Annually review and reassess the adequacy of its charter.

Safety Committee

1.	Monitor management efforts to ensure the safety of passengers and employees.

2.	Monitor and assist management in creating a uniform safety culture that achieves the highest possible industry performance measures.

3.	Periodically review with management and outside experts all aspects of airline safety.

4.	Evaluate our health, safety and environmental policies and practices.

      The board of directors held 4 regular meetings and 6 special meetings in 2002. The standing board committees in 2002 and the number of meetings they held were as follows:

      • Audit Committee — 8

      • Compensation Committee — 5

      • Executive Committee — 5

      • Governance and Nominating Committee — 5

      • Safety Committee — 4

      The Executive Committee was phased out in 2002, although the board of directors continues to hold regular meetings of non-management directors.

      The board of directors acted by consent one time in 2002, and the Compensation Committee acted by consent 6 times. Each director attended at least 80% of the aggregate of all board and applicable committee meetings during 2002.

Board and Committee Independence

      Each member of our Audit Committee meets the independence, financial literacy and experience requirements defined in the listing standards of the NYSE (in effect as of the date of this prospectus). Furthermore, the board of directors meets the criteria for independence under the proposed listing standards of the NYSE currently under review by the SEC. Specifically, a majority of the directors, and each member of the Audit Committee, Compensation Committee and Governance and Nominating Committee meet the following standards:

      An independent director must have no material relationship with the Company. At minimum, an independent director must meet each of the standards listed below.

(a)	The director has not, in any of the last five years, received more than $100,000 in direct compensation from the Company, other than compensation for director or committee service and pension or other deferred compensation for prior service.

(b)	The director has not been employed by or otherwise affiliated with the Company’s present or former independent auditor within the last five years.

(c)	The director has not, within the last five years, been part of an interlocking directorate. This means that no executive officer of the Company serves on the compensation committee of a company that employs the director.

(d)	The director has not, within the last five years, been an executive officer or employee of another company (i) that represents at least 2% or $1 million, whichever is greater, of the Company’s gross revenues, or (ii) of which the Company represents at least 2% or $1 million, whichever is greater, of such other company’s gross revenues.

For the purposes of these standards, “Company” includes the Alaska Air Group’s subsidiaries and other affiliates, and “director” includes each immediate family member of the director as well as any organization of which the director is a partner, shareholder, or officer. The members of the Audit

Committee, in addition to the foregoing standards, may not receive any compensation other than director’s fees for Audit Committee service and permitted retirement pay. In applying the 5-year “look-back” described in paragraphs (a)-(d), the applicable period shall be the shorter of (i) the period since January 1, 2003 or (ii) 5 years.

Executive Sessions and Lead Director

      The board of directors has for some time held executive sessions of non-management directors, and its current practice is to do so at least quarterly. As provided in the Governance and Nominating Committee Charter, the Lead Director for these executive sessions is the chairman of the Governance and Nominating Committee, currently Mr. Kennedy.

Director Compensation

      We do not pay directors who are also employees of our Company any additional compensation for their service as directors, except for the reimbursement of expenses incurred in attending meetings. In 2002, compensation for non-employee directors included the following:

•	an annual retainer of $20,000, with a minimum of 25% of the retainer paid in the form of Alaska Air Group common stock issued under our Non-Employee Director Stock Plan. In connection with this practice, the board has set stock ownership guidelines for directors;

•	$1,200 for each board or committee meeting in which a non-employee director participated in person, or $750 if participation was via telephone;

•	an annual retainer of $2,000 to committee chairpersons;

•	an annual retainer of $1,000 to non-employee directors who served on the board of directors of Alaska Airlines or Horizon Air; and

•	reimbursement of expenses in connection with attending board and committee meetings.

      In addition, directors, their spouses and their dependent children are eligible for complimentary travel privileges on Alaska Airlines and Horizon Air.

Indemnification of Directors and Executive Officers and Limitation of Liability

      Our amended and restated certificate of incorporation limits the liability of our directors to us or our stockholders to the fullest extent permitted by Delaware law. Specifically, none of our directors will be personally liable to us or to our stockholders for monetary damages for a breach of fiduciary duties as a director, except for liability:

•	for any breach of a director’s duty of loyalty to us or to our stockholders,

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	pertaining to specified willful or negligent acts relating to the payment of dividends or the repurchase or redemption of securities; or

•	for any transaction from which a director has derived an improper personal benefit.

      Our bylaws provide for indemnification of our officers and directors to the fullest extent permitted by applicable law.

Executive Compensation

      This table shows compensation information for the last three fiscal years for our Chief Executive Officer and the four other most highly compensated executive officers whose total compensation exceeded $100,000 during the fiscal year ended December 31, 2002. These individuals are referred to as our “Named Executive Officers.” Bonus figures are shown in and based upon performance in the year earned, although paid in the following year.

					Long-term
		Annual Compensation			Compensation
					Awards
				Other
				Annual	Securities	All Other
		Salary	Bonus(1)	Compensation(2)	Underlying	Compensation(3)
Name and Principal Position	Year	($)	($)	($)	Options(#)	($)

John F. Kelly*	2002	525,000	111,930	15,908	0	8,322
Former Chairman,	2001	525,000	0	0	173,400	7,572
President and CEO	2000	518,269	0	0	88,000	7,615
(Alaska Air Group)
William S. Ayer*	2002	393,769	69,877	5,180	150,000	6,810
Chairman, President and CEO	2001	340,000	0	0	80,900	6,060
(Alaska Air Group and	2000	335,961	0	0	40,100	6,068
(Alaska Airlines)
George D. Bagley	2002	296,120	43,708	12,719	100,000	6,071
Executive VP/ Operations	2001	253,133	0	0	56,500	12,132
(Alaska Airlines)	2000	248,302	0	35,356	25,400	12,132
Gregg A. Saretsky	2002	247,892	35,806	54,985	30,000	6,384
Executive Vice President/	2001	227,088	0	43,363	36,300	5,598
Marketing & Planning	2000	214,147	0	40,471	13,600	5,548
(Alaska Airlines)
Bradley D. Tilden	2002	235,130	34,047	42,719	30,000	6,358
Executive Vice President/	2001	190,919	0	33,362	28,600	5,533
Finance & CFO	2000	182,308	0	32,492	11,600	5,525
(Alaska Air Group)

*	On May 20, 2003, John F. Kelly, formerly the chairman of Alaska Air Group, officially retired at the conclusion of the company’s annual shareholders meeting. Mr. Kelly’s successor, William S. Ayer, is the president and chief executive officer of Alaska Air Group and president, chairman and chief executive officer of Alaska Airlines. Mr. Ayer also assumed Mr. Kelly’s responsibilities as chairman of Horizon Air, Inc.

(1)	Amounts included in this column for 2002 represent the “at risk” portion of market-based cash compensation for the named executive officers paid pursuant to our management incentive plan. The Compensation Committee sets goals with respect to profitability as well as other financial and operating goals. Payments depend upon the degree to which one or more of these goals are achieved. Bonus payments are subject to deferral pursuant to our nonqualified deferred compensation plan.

(2)	Includes the value of personal benefits, imputed interest, and tax gross-ups for the imputed income in connection with certain of those benefits. Personal benefit totals that exceed the lesser of $50,000 or 10% of a named executive’s salary plus bonus in each of the past three years are shown. Mr. Bagley’s 2000 compensation includes $10,019 in connection with his automobile and $24,343 in connection with executive travel. Compensation for Mr. Saretsky includes $10,995 for automobile and $15,183 for executive travel in 2000; $14,021 for automobile and $11,549 for executive travel in 2001 and $14,526 for automobile expenses and $20,609 for executive travel in 2002. Mr. Tilden’s 2000 compensation includes $11,950 relating to his automobile and $10,359 in connection with executive travel; his 2001 compensation includes $14,287 for automobile expense and $9,212 in connection with executive travel; and his 2002 compensation includes $12,900 for automobile expenses and $12,383 in connection with executive travel.

(3)	Represents company-paid contributions to individual 401(k) plan accounts and imputed income for the value (as determined by the Internal Revenue Service) of a term life insurance benefit provided by us. In 2002, 401(k) contributions were $6,000 each for Messrs. Kelly, Ayer, Saretsky, and Tilden and $4,179 for Mr. Bagley. Imputed income for term life insurance during 2002 was as follows: Mr. Kelly, $2,322; Mr. Ayer, $810; Mr. Bagley, $1,892; Mr. Saretsky, $384 and Mr. Tilden, $358.

Option Grants in 2002

      The following table sets forth information regarding options granted to our named executive officers during the fiscal year ended December 31, 2002.

Individual Grants

		Percent of			Potential Realizable
		Total			Value at Assumed
	Number of	Options			Annual Rates of Stock
	Securities	Granted to	Exercisable		Price Appreciation for
	Underlying	Employees	or Base		Option Term(4)
	Options	in Fiscal	Price(3)	Expiration
Name	Granted(1)(#)	Year(2)(%)	($/Sh)	Date	5%($)	10%($)

John F. Kelly	0	0	0	—	0	0
William S. Ayer	75,000	19.31%	$30.89	1/30/2012	$1,456,992	$3,692,303
	75,000	19.31	27.85	5/31/2012	1,313,604	3,328,930
George D. Bagley	100,000	25.75	27.85	5/31/2012	1,751,472	4,438,573
Gregg A. Saretsky	30,000	7.73	27.85	5/31/2012	525,441	1,331,572
Bradley D. Tilden	30,000	7.73	27.85	5/31/2012	525,441	1,331,572

(1)	These options were granted under the 1999 Long-Term Incentive Equity Plan. They:

•	generally were granted as incentive stock options, subject to limitations imposed by tax law;

•	were granted at an exercise price equal to 100% of the fair market value of the common stock on the date of grant;

•	expire ten years from the date of grant, unless canceled earlier as a result of termination of employment;

•	vest in 25% increments on each anniversary date of the grant, subject to the terms and conditions of the 1999 Long-Term Incentive Equity Plan; and

•	provide for accelerated vesting under certain circumstances, as described under “Change-in-Control Arrangements”.

(2)	The percentages shown in this column appear disproportionately high because the annual grant of options that would normally have been made to eligible employees in 2002 was made in November 2001. The grants to the named executive officers in 2002 were special grants made in connection with promotions that entailed additional responsibilities.

(3)	Options were granted at the closing prices on January 30, 2002 and May 31, 2002, as reported on the NYSE.

(4)	The 5% and 10% assumed rates of appreciation over a ten-year period are required by SEC rules. This does not represent our estimate or projection of the future price of our common stock. If our common stock does not appreciate, these executives will receive no benefit from the options.

Aggregated Option Exercises in 2002 and Year-end Option Values

      The following table sets forth the number of options exercised during the fiscal year ended December 31, 2002 and the value of unexercised in-the-money options held by our named executive officers on December 31, 2002. There is no assurance that the indicated values of any unexercised options will actually be realized.

			Number of Securities		Value of Unexercised
			Underlying		In-the-Money
			Unexercised Options at		Options at
	Shares		December 31, 2002(#)		December 31, 2002(2)($)
	Acquired on	Value
Name	Exercise(#)	Realized(1)($)	Exercisable	Unexercisable	Exercisable	Unexercisable

John F. Kelly	13,000	$157,500	355,725	192,225	$2,273	$0
William S. Ayer	0	0	131,500	239,000	78,430	0
George D. Bagley	0	0	77,600	160,325	19,757	0
Gregg A. Saretsky	0	0	42,275	66,825	0	0
Bradley D. Tilden	0	0	27,675	59,350	259	0

(1)	These values are calculated by:

•	subtracting the option exercise price from the market price on the date of exercise; and

•	multiplying that by the number of options exercised.

(2)	These values are calculated by:

•	subtracting the option exercise price from the December 21, 2002 closing price ($21.65 per share); and

•	multiplying that by the number of exercisable and unexercisable options.

Retirement Benefits

Salaried Retirement Plan

      We maintain a tax-qualified, defined-benefit retirement plan for all salaried Alaska Airlines employees, in which the named executive officers participate. Benefits payable under the Alaska Airlines Salaried Retirement Plan, or “Salaried Retirement Plan,” are based on years of credited service and final average earnings for the five highest complete and consecutive calendar years of an employee’s last ten years of service. The annual retirement benefit at age 62, the normal retirement age under the Salaried Retirement Plan, is equal to 2% of the employee’s final average earnings multiplied by years of credited service. Annual benefits are computed on a straight life annuity basis at normal retirement age. Benefits under the Salaried Retirement Plan are not subject to offset for Social Security benefits.

      The following table shows estimated Salaried Retirement Plan annual benefits payable to an employee, assuming retirement on January 1, 2003, at age 62, with various combinations of final average earnings and years of credited service. These estimates represent the straight life annuity benefit for an individual who retires at normal retirement age.

      IRS regulations limit the covered compensation on which annual retirement benefits are based; the limit is $200,000 in 2003. IRS regulations also limit the annual benefits that may be paid from a tax-qualified retirement plan; the benefit limit is $160,000 in 2003. To the extent that the amounts shown in the table below exceed the IRS limitations, the excess for Mr. Kelly and Mr. Bagley, but not the other named executive officers, will be paid from the Officers Supplementary Retirement Plan, described below.

Annual Benefits Based on Years of Credited Service

Final Average Compensation	15	20	25	30	35

$175,000	$52,500	$70,000	$87,500	$105,000	$122,500
$200,000	60,000	80,000	100,000	120,000	140,000
$225,000	67,500	90,000	112,500	135,000	157,500
$300,000	90,000	120,000	150,000	180,000	210,000
$350,000	105,000	140,000	175,000	210,000	245,000
$400,000	120,000	160,000	200,000	240,000	280,000
$450,000	135,000	180,000	225,000	270,000	315,000
$500,000	150,000	200,000	250,000	300,000	350,000
$550,000	165,000	220,000	275,000	330,000	385,000
$600,000	180,000	240,000	300,000	360,000	420,000
$650,000	195,000	260,000	325,000	390,000	455,000

      All of the participants’ base salaries, but not bonuses, as shown in the Summary Compensation Table, are covered under the Salaried Retirement Plan and the Officers Supplementary Retirement Plan. The named executives have the following years of credited service and final average compensation as of December 31, 2002.

	Years of
	Credited	Final Average
Named Executive	Service	Compensation

John F. Kelly	26.3 (2)	$514,523
William S. Ayer	7.3	338,754
George D. Bagley(1)	9.1 (2)	253,136
Gregg A. Saretsky	4.8	229,709
Bradley D. Tilden	11.8	176,887

(1)	When Mr. Bagley transferred from Alaska Airlines to Horizon Air in October 1995, he was 100% vested under the Salaried Retirement Plan. Horizon Air does not have a similar plan, but will supplement his benefits to ensure that his retirement benefit will be equivalent to what he would have received had he continued with Alaska Airlines.

(2)	Reflects combined service at Alaska Airlines and Horizon Air since becoming eligible for the Salaried Retirement Plan.

Officers Supplementary Retirement Plan

      In addition to the benefits described above, under the Officers Supplementary Retirement Plan, or “Supplementary Plan”, elected officers of Alaska Air Group and Alaska Airlines and Horizon Air’s Chief Executive Officer can receive retirement benefits, provided they have met service requirements. The Supplementary Plan is a nonqualified, unfunded, noncontributory defined-benefit plan. Normal retirement benefits are payable once the officer reaches age 60 and are based on years of service as an elected officer. Annual benefits are calculated on a straight life annuity basis. Under the version of the Supplementary Plan applicable to officers elected prior to August 8, 1995, including Mr. Kelly and Mr. Bagley, benefits can be up to 50% of a participant’s final average compensation, offset by Social Security benefits. In addition, those participants are eligible to receive retirement benefits in excess of the IRS limitations applicable to the Salaried Retirement Plan. Under the version of the Supplementary Plan applicable to officers elected on or after August 8, 1995, including Messrs. Ayer, Saretsky and Tilden, benefits can range from 50% to 75% of a participant’s final average earnings, offset by Social Security benefits and by benefits from company-sponsored qualified retirement plans accrued after the officer becomes a participant in the Supplementary Plan. Those participants are not eligible for benefits in excess of the IRS limitations.

Benefits under both versions of the Supplementary Plan are subject to vesting schedules that are dependent on the officer’s length of service. Retirees under both versions of the Supplementary Plan may elect to receive a lump-sum payment of the present value of the remaining future payments, reduced by 10%.

Change-in-Control Arrangements

      Agreements are in place at Alaska Airlines and Horizon Air to provide severance pay to all executive officers and certain other key employees in the event they are terminated within 24 to 36 months after a change in control. Depending on the employee’s position, the formula provides for payments of up to 24 or 36 months’ salary plus bonus, as well as commensurate service credit under the Salaried Retirement Plan and the Supplementary Plan, as applicable, in keeping with the time elapsed between a takeover and termination. Because of these and other variables to be determined at the time of distribution, the value of this benefit cannot be determined at this time.

      Some of our benefit plans provide for accelerated vesting in the case of a change in control. Under the Supplementary Plan applicable to officers elected prior to August 8, 1995, after a change in control, benefits become vested at the rate of 10% per year of a participant’s service as an elected officer. Under the Supplementary Plan applicable to officers elected on or after August 8, 1995, benefits become fully vested upon a change in control. The benefit after a change in control is equal to 10% of final average earnings for each year of service as an elected officer up to and including the fifth year. For officers having five or more years of service as an elected officer, the benefit amount ranges from 50% to 75% of final average earnings, depending on length of service. Under all versions of the Supplementary Plan, the benefit remains subject to applicable offsets.

      The Supplementary Plan provides that, after a change in control, benefits will not be forfeited if an individual is terminated (other than for dishonesty or criminal acts) or is later employed by a competitor. The value of this provision to the named executives cannot be determined at this time as the amount depends on a number of variables to be determined at the time of any change in control.

      Upon a change in control, outstanding options under our equity plans become fully exercisable unless the board of directors determines otherwise.

Employment Agreements

George Bagley 2002 Employment Agreement

      In 2002 George Bagley entered into an employment agreement with Alaska Airlines. The agreement relates to the terms of Mr. Bagley’s service as Executive Vice President/ Operations of Alaska Airlines. The agreement covers attention and effort to the position, base salary, bonus, stock options, benefits and retirement plan participation. The agreement also sets conditions for termination of employment, with and without cause, and non-competition.

Bagley Supplemental Benefit Summary

      In 1995, Horizon Air entered into an agreement with George Bagley for supplemental retirement benefits in connection with his election to the position of President and Chief Executive Officer of Horizon. When Mr. Bagley transferred to Horizon Air from Alaska Airlines, he ceased to accrue additional benefits under the Salaried Retirement Plan because Horizon Air does not offer the Salaried Retirement Plan or similar plan. Consequently, Horizon Air agreed to supplement the retirement benefits Mr. Bagley will receive under the Salaried Retirement Plan with a supplemental benefit. This benefit will equal the difference between (a) the retirement benefits Mr. Bagley will actually receive under the Salaried Retirement Plan, and (b) the retirement benefits he would have received under the Salaried Retirement Plan if his compensation and service earned while he is the President and CEO of Horizon Air were treated as compensation and service with Alaska Airlines.

Pinneo Supplemental Benefit Summary

      In 2002, Horizon Air entered into an agreement with Jeff Pinneo for supplemental retirement benefits in connection with his election to the position of President and Chief Executive Officer of Horizon Air. When Mr. Pinneo transferred to Horizon Air from Alaska Airlines, he ceased to accrue additional benefits under the Salaried Retirement Plan because Horizon Air does not offer the Salaried Retirement Plan or similar plan. Consequently, Horizon Air agreed to supplement the retirement benefits Mr. Pinneo will receive under the Salaried Retirement Plan with a supplemental benefit. This benefit will equal the difference between (a) the retirement benefits Mr. Pinneo will actually receive under the Salaried Retirement Plan, and (b) the retirement benefits he would have received under the Salaried Retirement Plan if his compensation and service earned while he is the President and CEO of Horizon Air were treated as compensation and service with Alaska Airlines.

Equity Compensation Plan Information

      The table below provides information, as of December 31, 2002, concerning securities authorized for issuance under our equity compensation plans.

	Number of	Weighted	Number of Securities
	Securities to be	Average	Remaining Available
	Issued Upon	Exercise	for Future Issuance
	Exercise of	Price of	Under Equity
	Outstanding	Outstanding	Compensation Plans
	Options,	Options,	(Excluding Securities
	Warrants and	Warrants and	Reflected in
Plan Category	Rights	Rights	Column (a))

Equity compensation plans approved by security holders	2,043,337	$31.57	981,650
Equity compensation plans not approved by security holders	1,208,975	31.76	11,547 *
Total	3,252,312	31.64	993,197

*	Shares remaining available for issuance under the Non-employee Director Stock Plan, described below.

      The shares to be issued under plans not approved by our stockholders relate to our 1997 Long-Term Incentive Equity Plan and Non-employee Director Stock Plan. These plans were adopted by the board of directors in 1997 and did not require stockholder approval because no grants to executive officers were allowed under the plans.

Alaska Air Group, Inc. 1999 Long-Term Incentive Equity Plan (the “1999 Plan”)

Purpose

      The purpose of the 1999 Plan is to promote our long-term profitability and enhance value for our stockholders by:

•	encouraging our key employees and officers and our subsidiaries to focus on long-range objectives,

•	providing a means to attract and retain the services of employees with exceptional qualifications, and

•	linking the interests of key employees directly to stockholder interests.

Term

      The 1999 Plan was approved by our stockholders on May 18, 1999. No award may be made after May 18, 2004, the fifth anniversary of the plan’s original approval by stockholders.

Administration

      The 1999 Plan is administered by the Compensation Committee of the Board (the “Committee”). The Committee is composed of two or more nonemployee directors, each of whom is intended to qualify to administer the 1999 Plan under Rule 16b-3 of the Securities Exchange Act and Section 162(m) of the Internal Revenue Code. No member of the Committee is eligible to participate in the 1999 Plan. The Committee has the authority to:

•	interpret the 1999 Plan,

•	establish rules and regulations for its operation,

•	select employees to receive awards, and

•	determine the form, amount and other terms and conditions of such awards.

Stock Subject to the Plan

      Subject to adjustment for stock splits or other extraordinary events, such as a change in capitalization, a maximum of 2,400,000 shares are available for issuance to participants under the 1999 Plan. Shares underlying previously granted awards become available for re-grant if:

•	options or SARs expire, terminate or are canceled prior to exercise, or

•	stock awards are forfeited.

      In addition, shares that otherwise would be issuable under an award, but are used as payment in connection with an award, will be made available for grant. Where an SAR or other award is settled in cash, the shares related to such award will also remain available for grant. The maximum number of shares available for issuance under the 1999 Plan will not be reduced to reflect any dividends or dividend equivalents.

Limitation on Awards

      No more than 75,000 shares of the total authorized under the 1999 Plan may be issued as stock awards, and no single individual may be granted awards relating to more than 600,000 shares during any consecutive three-year period.

Eligibility for Participation

      Awards may be granted under the 1999 Plan to those officers and employees of Alaska Air Group and its subsidiaries that the Committee may from time to time select. As of April 1, 2002, approximately 250 employees are expected to participate in the 1999 Plan.

Types of Awards

      Awards under the 1999 Plan may take the form of incentive or nonqualified stock options, stock appreciation rights (“SARs”), or stock awards denominated in units or in shares of the Company’s common stock which may, at the Committee’s discretion, vest based on continuous service or on the achievement of performance goals.

      Stock Options: A stock option is the right to acquire common stock at an exercise price equal to or greater than the fair market value of our stock on the date of grant. Options include nonqualified stock options (“NSOs”) and incentive stock options (“ISOs”). ISOs are intended to qualify for special tax treatment under Section 422 of the Code. Stock options must be granted with an exercise price at least equal to 100% of the common stock’s fair market value on the date of grant and are also subject to a vesting schedule determined by the Committee. The 1999 Plan prohibits the repricing of stock options and SARs.

      SARs: An SAR is a right to receive a payment in cash and/or shares equal to the appreciation in market value of our common stock since the grant of the SAR. SARs may be granted along with stock options or by themselves. The exercise price of an SAR will never be less than the fair market value of the common stock on the date of grant.

      Stock Awards: Stock awards may be subject to conditions determined by the Committee. Generally, those conditions include continuous service with us for at least three years or achieving performance goals related to profits, profit growth, profit-related return ratios, cash flow or stockholder return.

      Any award under the 1999 Plan may include one or a combination of these grant types.

Amendment of Plan

      Only the Board may amend the 1999 Plan. However, stockholder approval is required for any amendment that would increase the number of shares available for issuance under the Plan.

Other Terms of Awards

      Generally, no payment is required upon the grant of any award. Upon exercise of an option, the optionee must pay the exercise price to the Company in cash or by any other method permitted by the Committee, including by tendering shares, authorizing a broker-assisted cashless exercise or by any combination of these methods. The Committee may decide that awards earn dividends or dividend equivalents. The Committee may establish other terms, conditions, and limitations for an award that are not inconsistent with the 1999 Plan including, but not limited to, the term of an award and the provisions applicable if a participant’s employment ends for any reason.

Acceleration and Settlement of Awards

      The Committee may accelerate the vesting or settlement of an award at any time before a sale, merger, consolidation, reorganization, liquidation, or change in control as defined by the Committee.

Federal Income Tax Consequences

      Under current federal income tax laws, the federal income tax consequences of options and SARs under the 1999 Plan can be summarized as follows:

At the time the options or SARs are granted, the award will have no federal income tax consequences to the Company or the optionee.

Upon the exercise of NSOs or SARs, the optionee generally will recognize ordinary income equal to the fair market value of the shares at the time of exercise minus the exercise price. This ordinary income will be subject to withholding tax, and the amount of ordinary income recognized by the optionee generally will be deductible for tax purposes by the Company. When the shares are sold or otherwise disposed of, any additional gain or loss by the holder will be capital gain or loss.

The exercise of ISOs does not result in any regular taxable income to the optionee, nor is the Company entitled to a deduction. However, the excess of the fair market value of the ISO shares at the time of exercise over the exercise price is an item of tax preference for purposes of computing alternative minimum taxable income. If the shares are held for one year after exercise and two years after grant, the difference between the sale price and the exercise price generally will be taxable as long-term capital gain or loss. If the shares are not held for that period, the optionee will recognize ordinary income at the time of early disposition equal to the excess of the fair market value of the shares at exercise over the exercise price, and the Company will be entitled to a corresponding deduction. Any additional gain on the disposition will be taxed as capital gain.

      The foregoing discussion is general in nature and does not address issues relating to the income tax circumstances of any individual employee. The discussion is based on federal income tax laws in effect on the date of this proxy statement and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary does not address the consequences of state, local or foreign tax laws.

Limitation on Income Tax Deduction

      The 1999 Plan has been designed to allow the Committee to grant awards that will qualify as “Performance-Based Compensation” under Section 162(m) of the Code and thus be fully deductible.

Alaska Air Group, Inc. 2002 Employee Stock Purchase Plan (the “ESPP”)

      On January 30, 2002, the Board adopted the ESPP, which was approved by our shareholders at our annual meeting on May 28, 2002.

      The following description of the ESPP is a summary.

Purpose

      The purpose of the ESPP is to assist our employees and our designated subsidiaries in acquiring a stock ownership interest in the Company pursuant to a plan that is intended to qualify for beneficial tax treatment under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The ESPP is also intended to encourage employees to work in the best interests of the stockholders, to support recruitment and retention of qualified employees and to provide employees with an advantageous means of accumulating long-term investments.

Administration

      The ESPP may be administered by our Board of Directors or any Board-appointed committee, or by one or more executive officers designated by the Board. The plan administrator is authorized to administer and interpret the ESPP and to make such rules and regulations as it deems necessary to administer the ESPP, so long as such interpretation, administration or application regarding purchases corresponds to the requirements of Code Section 423.

Stock Subject to the ESPP

      Under the ESPP, qualified employees may purchase shares of common stock through payroll deductions at a discount from market price, without incurring broker commissions. A maximum of 1,000,000 shares of common stock, subject to adjustment for stock splits and similar adjustments, will be available for purchase under the ESPP. The common stock issued under the ESPP will be from authorized but unissued shares of the Company’s common stock or from shares subsequently acquired as treasury shares.

Eligibility

      Participation in the ESPP is voluntary. To be eligible to participate in the ESPP, an employee must have been employed by the Company or a designated subsidiary for a minimum of one year, and may not own 5% or more of the combined voting power or value of the Company’s capital stock or that of any related corporations. For future offering periods, the plan administrator may change the one-year employment requirement or may require that employees work a certain minimum number of hours per week or months per year, subject to the limits of Code Section 423. Nonemployee directors of the Company are not eligible to participate in the ESPP. Approximately 15,000 employees are eligible to participate in the ESPP.

Offering and Purchase Periods

      Separate 12-month offering periods will commence on September 1 and March 1 of each year and end, respectively, on the next August 31 and February 28 (or 29, in the case of a leap year). The first offering period under the ESPP will begin on September 1, 2002 and end on August 31, 2003. During the

offering periods, participating employees accumulate funds in an account used to buy Alaska Air Group common stock through payroll deductions. Payroll deductions accrue at a rate of not less than 1% and not more than 10% of the employee’s base pay during each payroll period in an offering period. Each offering period will include four purchase dates, one every three months, at which time the purchase price is determined and the participating employees’ accumulated funds are used to purchase the appropriate number of shares of common stock. Fractional shares may be issued under the ESPP unless the plan administrator determines otherwise for a future offering period. Under the ESPP, no employee may purchase more than $25,000 worth of common stock (based on the fair market value of the common stock on the first day of an offering period) during any calendar year, and no employee may purchase more than 2,000 shares in any single offering period. The plan administrator may change the length of future offering periods (and the purchase periods within them), subject to the requirements of Code Section 423.

Purchase Price

      The purchase price per share of common stock is 85% of the lesser of (1) the fair market value of the common stock on the first day of an offering period and (2) the fair market value of the common stock on the purchase date. The plan administrator may change the purchase price for future offering periods, subject to the requirements of Code Section 423.

Effect of Termination

      Employees have no right to acquire shares under the ESPP upon termination of their employment for any reason prior to the last business day of a purchase period. Upon termination of employment, the Company will pay the balance in the employee’s account to the employee or to his or her estate without interest. Neither payroll deductions credited to an employee’s account nor any rights with regard to the purchase of shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way by the employee, other than by will or the laws of descent and distribution.

Change in Control

      In the event of certain mergers, consolidations or acquisitions by another corporation of all or substantially all of the Company’s assets, each outstanding option to purchase shares under the ESPP will be assumed or an equivalent option substituted by the successor company. If the successor company refuses to assume or substitute for the option, the offering period during which a participant may purchase common stock will be shortened to a specified date before such proposed transaction. In the event of a proposed liquidation or dissolution of the Company, the offering period during which a participant may purchase common stock will be shortened to a specified date before the date of the proposed liquidation or dissolution.

Restriction on Immediate Sale of Stock

      Employees must hold common stock they have acquired under the ESPP for a minimum of one year, unless the Board sets a different holding period for any future offering period.

Amendment, Suspension and Termination of the ESPP

      The Board has the power to amend, suspend or terminate the ESPP, except that the Board may not amend the ESPP without stockholder approval if such approval is required by Code Section 423. Unless sooner terminated, the ESPP will terminate on January 30, 2012.

Federal Income Tax Consequences

      We intend that the ESPP qualify as an “employee stock purchase plan” under Code Section 423. The following discussion summarizes the material federal income tax consequences to the Company and the participating employees in connection with the ESPP under existing applicable provisions of the Code and the accompanying Treasury Regulations. The discussion is general in nature and does not address issues relating to the income tax circumstances of any individual employee. The discussion is based on federal income tax laws in effect on the date of this proxy statement and is, therefore, subject to future changes in the law, possibly with retroactive effect. The discussion does not address the consequences of state, local or foreign tax laws.

      Under the Code, we are deemed to grant employee participants in the ESPP an “option” on the first day of each offering period to purchase as many shares of common stock as the employee will be able to purchase with the payroll deductions credited to his or her account during the offering period. On the last day of each three-month purchase period, the purchase price is determined and the employee is deemed to have exercised the “option” and purchased the number of shares of common stock his or her accumulated payroll deductions will purchase at the purchase price.

      The required holding period for favorable federal income tax treatment upon disposition of common stock acquired under the ESPP is the later of (1) two years after the deemed “option” is granted (the first day of an offering period) and (2) one year after the deemed “option” is exercised and the common stock is purchased (the purchase date). When the common stock is disposed of after this period (a “qualifying disposition”), the employee realizes ordinary income to the extent of the lesser of (a) the amount by which the fair market value of the common stock at the time the deemed “option” was granted exceeded the “option price” and (b) the amount by which the fair market value of the common stock at the time of the disposition exceeded the “option price.” The “option price” is equal to 85% of the lesser of the fair market value of the common stock on the first day of the offering period and the fair market value of the common stock on the purchase date. Thus, the maximum amount of gain taxable as ordinary income is the amount of the 15% discount measured as of the last day of a purchase period. Any further gain recognized on a qualifying disposition will be long-term capital gain. If the sale price is less than the option price, there is no ordinary income and any loss recognized generally will be a long-term capital loss.

      When an employee sells the common stock before the expiration of the required holding period (a “disqualifying disposition”), the employee recognizes ordinary income to the extent of the difference between the price actually paid for the common stock and the fair market value of the common stock at the date the option was exercised (the purchase date), regardless of the price at which the common stock is sold. Any additional gain recognized upon the disqualifying disposition will be capital gain. The capital gain will be long-term if the employee held the shares more than 12 months. If the sale price is less than the fair market value of the common stock at the date of exercise, then the employee will have a capital loss equal to such difference.

      Even though an employee must treat part of his or her gain on a qualifying disposition of the common stock as ordinary income, we may not take a business deduction for such amount. However, if an employee makes a disqualifying disposition, the amount of income that the employee must report as ordinary income qualifies as a business deduction for us for the year of such disposition.

1997 Long-Term Incentive Equity Plan (the “1997 Plan”)

      The 1997 Plan terminated on November 3, 2002 and no further awards may be made. Awards granted before that date remain outstanding in accordance with their terms. Under the 1997 Plan, awards could be made to any employee who was not a director or officer subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended. Awards could be made in the form of stock options, SARs or stock awards. The 1997 Plan is administered by the Compensation Committee of the board of directors.

Non-employee Director Stock Plan (the “Directors’ Plan”)

      An aggregate of up to 25,000 shares of common stock was authorized for issuance under the Directors’ Plan. It remains in effect until all shares have been purchased or acquired or until terminated by the board of directors.

      Each member of the board of directors who is not employed by Alaska Air Group or its subsidiaries is an eligible director. Each year on the first business day following that year’s annual meeting of stockholders, a portion of an eligible director’s annual retainer for services as a director for the coming year is paid in shares of common stock having a total value of $5,000.

      In addition, each eligible director may elect to reduce his or her annual cash retainer and to receive instead a number of shares of common stock equal in value to the amount of the reduction on the same date the stock payment described above is made.

      Directors have the right to vote and receive dividends on shares that have been issued under the Directors’ Plan. The shares are not forfeited when participants leave the board or otherwise become ineligible to continue in the Directors’ Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      We and our subsidiaries have transactions in the ordinary course of business with other corporations of which our directors are executive officers. The amounts involved are below disclosure thresholds set by the SEC, and, in any case, we do not consider the amounts involved in such transactions to be material in relation to our business and believe that such amounts are not material in relation to the business of such other corporations or the interests of the directors involved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      This table shows how much of our common stock is owned as of June 30, 2003 by (a) each director, (b) each of our named executive officers, and (c) all directors and executive officers as a group. The number shown for each person includes shares that he or she:

•	may vote or invest alone;

•	holds with his or her spouse, with shared voting and investment power;

•	holds otherwise with shared voting and investment power;

•	holds in one of our 401(k) plans; or

•	may acquire through stock option exercises through August 29, 2003.

	Number
	of Shares		Percentage of
	Beneficially		Outstanding
Name	Owned(1)		Shares

William S. Ayer	203,863	(1)	*
George D. Bagley	121,431	(1)	*
Phyllis J. Campbell	1,514		*
Ronald F. Cosgrave	8,700		*
Mark R. Hamilton	635		*
Bruce R. Kennedy	9,415		*
Jessie J. Knight, Jr.	403		*
R. Marc Langland	3,534		*
Byron I. Mallott	2,033		*
John V. Rindlaub	4,857		*
Gregg A. Saretsky	60,501	(1)	*
J. Kenneth Thompson	3,761		*
Bradley D. Tilden	45,475	(1)	*
Keith Loveless	39,241		*
Jeffrey D. Pinneo	30,515		*
Richard A. Wien	4,855		*
Directors and executive officers as a group (17 persons)	517,903		1.94

*	Less than 1%.

(1)	The numbers shown include the following shares that the named person may acquire through the exercise of outstanding stock options that are exercisable on or before August 29th, 2003: Mr. Ayer, 197,775; Mr. Bagley, 120,825; Mr. Saretsky, 59,850; and Mr. Tilden, 43,425.

      The table below identifies those known by us to have beneficial ownership of more than 5% of our outstanding common stock, as of June 30, 2003.

		Percent of
	Number of	Outstanding
Name and Address	Shares Owned	Shares

Franklin Resources, Inc.(1)	3,089,353	11.6
One Franklin Parkway
San Mateo, CA 94403-1906
Vanguard PRIMECAP Fund(2)	2,540,000	9.6
100 Vanguard Boulevard
Malvern, PA 19355
FMR Corp.(3)	3,988,690	14.9
82 Devonshire Street
Boston, MA 02109
Dimensional Fund Advisors Inc.(4)	1,802,600	6.8
299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

(1)	Information is based on a Schedule 13G filed with the SEC by Franklin Resources, Inc. (“FRI”) on January 30, 2003. The Schedule 13G reported that the shares covered are owned by accounts advised by FRI’s advisory subsidiaries. FRI, the advisory subsidiaries, Charles B. Johnson and Rupert H. Johnson, who are FRI’s principal stockholders, disclaimed beneficial ownership of the shares.

(2)	Information is based on a Schedule 13G filed by Vanguard PRIMECAP Fund (“Vanguard”) on February 14, 2003. Vanguard reported in the Schedule 13G that it had sole voting power and shared dispositive power over all 2,540,000 shares.

(3)	Information is based on a Schedule 13G filed by FMR Corp. on April 10, 2003. FMR Corp., as a parent holding company, reported in the Schedule 13G on the voting and dispositive powers over these shares held by various affiliates.

(4)	Information is based on a Schedule 13G filed by Dimensional Fund Advisors Inc. (“Dimensional”) on February 10, 2003. Dimensional reported in the Schedule 13G that it furnishes investment advice to four investment companies and serves as investment manager to other accounts (collectively, the “Funds”), which hold the shares shown in the table above. It further reported that while it possesses voting and investment power over such shares, they are owned by the Funds, and Dimensional disclaims beneficial ownership of such shares.

DESCRIPTION OF CAPITAL STOCK

      Our authorized capital stock consists of 100,000,000 shares of common stock, $1.00 par value, and 5,000,000 shares of preferred stock, $1.00 par value.

Common Stock

      As of September 22, 2003, there were 26,689,876 shares of common stock outstanding. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably those dividends as may be declared by the board of directors out of funds legally available therefore. In the event of a liquidation, our dissolution or winding up, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the offering will be, fully paid and nonassessable.

Preferred Stock

      There are no shares of preferred stock outstanding. The board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock, $1.00 par value, in one or more series and to fix the powers, preferences, privileges, rights and qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of the series, without any further vote or action by stockholders. We believe that the board of directors’ authority to set the terms of, and our ability to issue, preferred stock will provide flexibility in connection with possible financing transactions in the future. The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change of control. We have no present plan to issue any shares of preferred stock.

Anti-Takeover Effects of our Certificate of Incorporation, Bylaws and Delaware General Corporation Law

Our Amended and Restated Certificate of Incorporation and Bylaws and Delaware General Corporation Law

      Certain provisions of Delaware law and our amended and restated certificate of incorporation and bylaws could make the following more difficult:

•	the acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	the removal of our incumbent officers and directors.

      These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Classified Board of Directors

      Our amended and restated certificate of incorporation provides for our board of directors to be divided into three classes of directors serving staggered three year terms. The classification of the board has the effect of requiring at least two annual stockholders meetings, instead of one, to replace a majority of the members of the board of directors.

Election and Removal of Directors

      Our bylaws provide that newly created directorships resulting from an increase in the authorized number of directors or vacancies on the board may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, at any regular or special meeting of the board of directors

Stockholder Meetings

      Under our bylaws only the chairman of the board or the majority of the board of directors may call special meetings of stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals

      Our bylaws include advance written notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

Special Voting

      Our amended and restated certificate of incorporation requires that, if we have a “controlling shareholder”, the approval of 80% of our voting stock will be required for us to:

•	consolidate with, or merge with, any other corporation;

•	convey to any corporation or other person or otherwise dispose of all or substantially all of our assets; or

•	dispose of by any means all or substantially all of the stock or assets of any major subsidiary.

      However, this special voting requirement is not applicable if 80% of the disinterested members (not representing or being associated with the controlling stockholder) of our full board of directors shall have voted in favor of the proposed consolidation, merger, conveyance or disposition. A “controlling shareholder” is defined for the purposes of this special voting requirement as a person who, including associates of such person, is the beneficial owner of more than 15% of the voting power of our corporation.

Delaware Anti-Takeover Law

      We are subject to Section 203 of the Delaware general corporation law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Options

      As of June 30, 2003, options to purchase a total of 3,725,662 shares of common stock were outstanding. Options to purchase a total of 482,250 shares remain available for future issuance as of June 30, 2003 under our existing equity incentive plans.

New York Stock Exchange

      Our common stock trades on the New York Stock Exchange under the trading symbol “ALK.”

Transfer Agent and Registrar

      EquiServe Trust Company, N.A. is the transfer agent and registrar for our common stock.

DESCRIPTION OF NOTES

      The Senior Convertible Notes due 2023, or the notes, were issued under an indenture, dated March 21, 2003, between us, as issuer, and U.S. Bank National Association, as trustee. The following summarizes the material provisions of the notes. The following description does not purport to be complete and is subject to, and qualified by reference to, all of the provisions of the indenture and the notes, including the definitions of certain terms used in the indenture or the notes. Wherever particular provisions or defined terms of the indenture or form of note are referred to, these provisions or defined terms are incorporated in herein by reference. A copy of the indenture is available as set forth below under “— Additional Information.” As used in this description of notes, the words “we,” “us,” “our” or “Alaska Air Group” refer only to Alaska Air Group, Inc. and do not include any current or future subsidiary of Alaska Air Group, Inc.

General

      We issued $150,000,000 aggregate principal amount of the notes in a private placement in March 2003. The notes mature on March 21, 2023. The original principal amount, and the issue price, of each note is $1,000. The notes will be payable at the principal corporate trust office of the paying agent, which is an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.

      The notes bear cash interest at a variable rate of interest, which we describe below, on the original principal amount from the issue date, or from the most recent date to which interest has been paid or provided for, until March 21, 2008. During such period, cash interest will be payable quarterly in arrears on March 21, June 21, September 21 and December 21, commencing on June 21, 2003, to holders of record at the close of business on the March 7, June 7, September 7 and December 7 immediately preceding such interest payment date. Each payment of cash interest on the notes includes interest accrued through the day before the applicable interest payment date (or purchase, redemption or, in certain circumstances, conversion date, as the case may be). Any payment required to be made on any day that is not a business day is made on the next succeeding business day, provided that if such date is a maturity date no additional interest will accrue.

      The variable interest rate until June 21, 2003 is 3.79% per annum and commencing June 21, 2003 is reset quarterly to a rate of 3-month LIBOR plus 2.50% per annum. The variable interest rate is reset each March 21, June 21, September 21 and December 21, commencing June 21, 2003. If any variable interest rate or variable yield reset date would otherwise be a day that is not a business day, that reset date is postponed to the next succeeding business day, except if that business day falls in the next succeeding calendar month, that reset date is the immediately preceding business day. The variable interest rate is calculated using the actual number of days elapsed between the variable interest rate reset dates divided by 360. If interest is not paid when due on any cash interest payment date, such unpaid interest will start accruing at the new variable interest rate in effect following such cash interest payment date.

      Beginning March 21, 2008, the notes cease bearing cash interest. Instead, from such date the original principal amount of each note increases daily by the variable yield, which is equal to the variable rate of interest, to produce the variable principal amount. The variable principal amount compounds quarterly, not daily. On the maturity date of the notes, a holder receives the variable principal amount of a note. The variable yield is a rate of 3-month LIBOR plus 2.50% per annum and is reset quarterly. Regardless of the level of 3-month LIBOR, however, the variable yield will not exceed 5.25% per annum. The variable yield is reset each March 21, June 21, September 21 and December 21, commencing March 21, 2008. The rate of accrual is applied to the variable principal amount per note as of the most recent variable yield reset date. The variable yield is calculated using the actual number of days elapsed between the variable yield reset dates divided by 360.

      Because cash interest is not payable throughout the term of the notes, the notes will be considered issued with original issue discount for United States federal income tax purposes. Accordingly, U.S. holders (as defined herein) generally are required to include such original issue discount in their gross income for United States federal income tax purposes based on the variable yield, regardless of the timing of receipt of the related cash payments. See “Certain United States Federal Income Tax Considerations.”

      Maturity, conversion, purchase by us at the option of a holder or redemption of a note at our option will cause the variable yield and cash interest, if any, to cease to accrue on such note. We may not reissue a note that has matured or been converted, purchased by us at the holder’s option, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such note.

      Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar shall initially be the trustee. No service charge will be made for any registration of transfer or exchange of notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

      The indenture does not limit the amount of other indebtedness or securities that may be issued by us or any of our subsidiaries. The indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of senior debt or the repurchase of our securities (other than the notes). The indenture contains no covenants or other provisions to afford protection to holders of notes in the event of a highly leveraged transaction or a change in control except to the extent described under “Change in Control Permits Purchase of Notes by Alaska Air Group at the Option of the Holder.”

LIBOR

      U.S. Bank National Association, as calculation agent, will determine 3-month LIBOR on the second London banking day preceding the related reset date, which we refer to as the rate/yield determination date.

      “3-month LIBOR” means, as of any reset date:

(a) the blended rate for 3-month deposits in United States dollars commencing on such date that appears on the Moneyline Telerate Page 3750 as of 11:00 A.M., London time, on the related rate/yield determination date, or

(b) if fewer than two source rates are used to calculate the blended rate, or no rate appears on the particular rate/yield determination date on the Moneyline Telerate Page 3750, the rate calculated as the arithmetic mean of at least two offered quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks in the London interbank market to provide the calculation agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the related reset date, to prime banks in the London interbank market at approximately 11.00 A.M., London time, on that rate/yield determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time, or

(c) if fewer than two offered quotations referred to in clause (b) are provided as requested, the rate calculated as the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York time, on the particular rate/yield determination date by three major banks in New York City selected by the calculation agent for loans in United States dollars to leading European banks for a period of three months and in a principal amount that is representative for a single transaction in United States dollars in that market at that time, or

(d) if the banks so selected by the calculation agent are not quoting as mentioned in clause (c), the current LIBOR in effect from the previous rate/yield determination date.

      For purposes of clauses (b) and (c) above, all percentages resulting from such calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward.

      “Moneyline Telerate Page 3750” means the display on Moneyline Telerate (or any successor service) on such page (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for United States dollars.

      “London banking day” means a day on which commercial banks are open for business, including dealings in United States dollars, in London.

      “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York City.

Methods of Receiving Payments on the Notes

      Each installment of quarterly interest on any note is paid in same-day funds by transfer to an account maintained by the payee located inside the United States, if the trustee shall have received proper wire transfer instructions from such payee not later than the related regular record date or accrual date, as the case may be, or, if no such instructions have been received, by check drawn on a bank in New York City mailed to the payee at its address set forth on the registrar’s books.

Paying Agent and Registrar for the Notes

      The trustee is the paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our subsidiaries may act as paying agent or registrar.

Ranking of the Notes

      Except to the extent described under “Description of Notes — Security”, the notes are senior unsecured obligations, rank equally in right of payment to all of our other current and future unsecured and unsubordinated indebtedness, and are effectively subordinated to our current and future secured indebtedness to the extent of the security on such other indebtedness. As of June 30, 2003, we have $1,078.2 million of indebtedness outstanding, of which $10.1 million was secured by flight equipment and real property and $865.7 million of which was composed of capital lease obligations. Except for the notes, all of such indebtedness is indebtedness of our subsidiary, Alaska Airlines.

      The notes are obligations exclusively of Alaska Air Group. We conduct a substantial portion of our operations through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, depend upon the earnings and the distribution of earnings, loans or other payments by our subsidiaries to us. Payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and, as a result, our ability to use such assets to discharge our obligations to the holders of the notes, are effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. As of June 30, 2003, the liabilities of our subsidiaries were $2,322.8 million. See “Risk Factors — The notes are structurally subordinated. This may affect your ability to receive payments on the notes.”

Security

      We purchased and pledged to the trustee as security for the notes and for the benefit of the holders of the notes (and not for the benefit of our other creditors), U.S. government securities which, through the scheduled payment of principal and interest in accordance with their terms, provide cash in an amount that we expect will be sufficient to pay in full the first twelve scheduled cash interest payments (up to and including the cash interest payment due on March 21, 2006) on the notes when due. Since the notes bear cash interest at a variable rate of interest, at the time we purchase the U.S. government securities, we were not able to calculate exactly our first twelve scheduled cash interest payment obligations. Instead, we purchased an amount of U.S. government securities that provide cash in an amount that we expect, based on projected 3-month LIBOR rates over the relevant period, will be sufficient to meet these obligations.

      We used approximately $22.3 million of the net proceeds from the offering to acquire such U.S. government securities. We are responsible for determining the sufficiency of the U.S. government securities to be purchased and pledged. We will engage the trustee as calculation agent to report to Merrill Lynch, Pierce, Fenner & Smith Incorporated as representative of the initial purchasers, and us, the results of agreed-upon procedures to verify the mathematical accuracy of our computations.

      The U.S. government securities are pledged by us to the trustee for the benefit of the holders of the notes and are held by the trustee in a pledge account. Immediately prior to a cash interest payment date, the trustee will release from the pledge account proceeds that we have calculated to be sufficient to pay interest due on the notes on such cash interest payment date. Since the notes bear cash interest at a variable rate of interest, the principal and interest we receive from our purchase of the U.S. government securities may be greater or less than our obligations on any specific cash interest payment date. If the principal and interest received on the U.S. government securities is less than the interest payable on the notes, the shortfall will become a general unsecured obligation of ours and we will meet the shortfall by providing the trustee with additional funds from sources other than the pledge account to ensure that sufficient funds are available to pay such cash interest in full on such cash interest payment date. The existence of any such shortfall will not constitute an event of default under the indenture. However, subject to the grace periods provided by the indenture, a failure to pay cash interest on the notes when due through the first twelve scheduled cash interest payment dates will constitute an event of default under the indenture. If the principal and interest received on the U.S. government securities is greater than the interest payable on the notes, the excess will be retained by the trustee in the pledge account and applied toward future cash interest payment obligations on the notes.

      The pledged U.S. government securities in the pledge account secures the repayment of the original principal amount of the notes. If prior to March 21, 2006:

•	an event of default under the notes or the indenture occurs and is continuing; and

•	the trustee or the holders of 25% in aggregate original principal amount of the notes accelerate the notes by declaring the original principal amount of the notes to be immediately due and payable (by written consent, at a meeting of note holders or otherwise), except for the occurrence of an event of default relating to our bankruptcy, insolvency or reorganization, upon which the notes will be accelerated automatically, then the proceeds from the pledged U.S. government securities will be promptly released for payment to note holders, subject to the automatic stay provisions of bankruptcy law, if applicable. Distributions from the pledge account will be applied (after payment of amounts owed to the trustee under the pledge agreement and the indenture):

•	first, to any accrued and unpaid cash interest on the notes; and

•	second, to the extent available, to the repayment of a portion of the original principal amount of the notes.

      However, if any event of default is cured prior to the acceleration of the notes by either the trustee or holders of the notes referred to above, the trustee and the holders of the notes are not able to accelerate the notes as a result of the event of default.

      For example, if the first two cash interest payments were made when due but the third cash interest payment was not made when due and the note holders promptly exercised their right to declare the original principal amount of the notes to be immediately due and payable, then, assuming automatic stay provisions of bankruptcy law are inapplicable and the proceeds from the pledged U.S. government securities are promptly distributed from the pledge account, after payment of amounts owed to the trustee under the pledge agreement and the indenture,

•	an amount equal to the cash interest payment due on the third cash interest payment would be distributed from the pledge account as accrued interest; and

•	the balance of the proceeds in the pledge account would be distributed as a portion of the original principal amount of the notes.

      In addition, note holders would have an unsecured claim against us for the remainder of the original principal amount of their notes.

      Once we make the first twelve scheduled cash interest payments on the notes, all of the remaining pledged U.S. government securities and cash, if any, in the pledge account will be released to us and thereafter interest on the notes will be unsecured. At such time the pledge agreement will automatically terminate.

Guarantees

      Our obligations under the notes were not guaranteed at the time of issuance of the notes. In addition, the indenture does not preclude any of our subsidiaries from guaranteeing or pledging any assets to secure the payment of any indebtedness of such subsidiary or any other subsidiary. However, if any of our subsidiaries, directly or indirectly, guarantees any other indebtedness of Alaska Air Group, the indenture requires us to cause such subsidiary to simultaneously execute and deliver a supplemental indenture providing for the guarantee of our obligations under the notes by such subsidiary, which guarantee shall be senior to or equal with such subsidiary’s guarantee of such other indebtedness of Alaska Air Group.

Conversion Rights

      A holder may convert a note, in multiples of $1,000 original principal amount, into common stock only if at least one of the conditions described below is satisfied. In addition, a holder may convert a note until the close of business on the second business day prior to the redemption date if we call a note for redemption. A note for which a holder has delivered a purchase notice or a change in control purchase notice requiring us to purchase the note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

      The initial conversion rate is 38.4615 shares of common stock per $1,000 original principal amount of each note, subject to adjustment upon the occurrence of certain events described below. A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the then current sale price of our common stock on the trading day immediately preceding the conversion date. Upon a conversion, we will have the option to deliver cash or a combination of cash and shares of our common stock as described below. The ability to surrender notes for conversion will expire at the close of business on March 21, 2023.

      To exercise its conversion right, a holder must:

•	complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

•	if required, pay all transfer or similar taxes.

      On conversion of a note, a holder will not receive any cash payment of interest representing the increases in the variable principal amount or, except as described below, accrued cash interest. Delivery to the holder of the full number of shares of common stock (or, at our option, cash in lieu thereof) into which $1,000 original principal amount of the note is convertible, together with any cash payment of such holder’s fractional shares, will be deemed:

•	to satisfy our obligation to pay the original principal amount of the note; and

•	to satisfy our obligation to pay increases in the variable principal amount and, except as described below, accrued cash interest attributable to the period from the issue date through the conversion date.

      As a result, the increases in the variable principal amount and, except as described below, accrued cash interest will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the foregoing, accrued cash interest, if any, will be payable upon any conversion of notes made concurrently with or after acceleration of the notes following an event of default described under “— Events of Default and Acceleration” below. Prior to March 21, 2008, holders of notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business on such interest payment date will receive the quarterly interest payable on such notes on the corresponding interest payment date notwithstanding the conversion and such notes (except notes called for redemption beginning on March 21, 2006 and thereafter) upon surrender must be accompanied by funds equal to the amount of quarterly interest payable on the original principal amount of notes so converted.

      In lieu of delivery of shares of our common stock upon notice of conversion of any notes, we may elect to pay holders surrendering notes an amount in cash per $1,000 original principal amount per note equal to the average sale price of our common stock for the five consecutive trading days immediately following either (a) the date of our notice of our election to deliver cash as described below if we have not given notice of redemption, or (b) the conversion date, in the case of conversion following our notice of redemption specifying that we intend to deliver cash upon conversion, in either case multiplied by the conversion rate in effect on that date. We will inform the holders through the trustee no later than two business days following the conversion date of our election to deliver shares of our common stock or to pay cash in lieu of delivery of the shares, unless we have already informed holders of our election in connection with our optional redemption of the notes as described under “— Redemption of Notes at Our Option.” If we elect to deliver all of such payment in shares of our common stock, the shares will be delivered through the conversion agent no later than the fifth business day following the conversion date. If we elect to pay all or a portion of such payment in cash, the payment, including any delivery of our common stock, will be made to holders surrendering notes no later than the tenth business day following the applicable conversion date. If an event of default, as described under “— Events of Default and Acceleration” below (other than a default in a cash payment upon conversion of the notes), has occurred and is continuing, the indenture will not permit us to pay cash upon conversion of any notes or portion of a note (other than cash for fractional shares).

      For a discussion of the tax treatment of a holder receiving shares of our common stock upon surrendering notes for conversion, see “Certain United States Federal Income Tax Considerations — U.S. Holders — Conversion of Notes into Common Stock.”

      The conversion rate will not be adjusted for increases in the variable principal amount or accrued cash interest or for interest payable upon the occurrence of a tax event. We will, however, adjust the conversion rate for:

(1) dividends or distributions on our common stock payable in our common stock or other capital stock of Alaska Air Group;

(2) subdivisions, combinations or certain reclassifications of our common stock;

(3) distributions to all holders of our common stock of certain rights to purchase our common stock for a period expiring within 60 days of issuance at less than the then current sale price; and

(4) distributions to the holders of our common stock of a portion of our assets (including shares of capital stock of a subsidiary) or debt securities issued by us or certain rights to purchase our securities (excluding cash dividends or other cash distributions from current or retained earnings unless the annualized amount thereof per share exceeds 5% of the sale price of our common stock on the day preceding the date of declaration of such dividend or other distribution).

      However, no adjustment to the conversion rate need be made if holders of the notes may participate in the transaction without conversion or in certain other cases.

      In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the principal United States securities exchange or market on which the securities are then listed or quoted.

      In the event that we elect to make a distribution to all holders of shares of our common stock pursuant to clause (3)or clause (4)of the third preceding paragraph, which, in the case of clause (4), has a per share value equal to more than 15% of the sale price of our shares of common stock on the day preceding the declaration date for such distribution, we will be required to give notice to the holders of notes at least 20 days prior to the date for such distribution and, upon the giving of such notice, the notes may be surrendered for conversion at any time until the close of business on the business day prior to the date of distribution or until we announce that such distribution will not take place.

      In addition, the indenture provides that upon conversion of the notes, the holders of such notes will receive, in addition to the shares of common stock issuable upon such conversion, the rights related to such common stock pursuant to any future shareholder rights plan, whether or not such rights have separated from the common stock at the time of such conversion. However, there shall not be any adjustment to the conversion privilege or conversion rate as a result of:

•	the issuance of the rights;

•	the distribution of separate certificates representing the rights;

•	the exercise or redemption of such rights in accordance with any rights agreement; or

•	the termination or invalidation of the rights.

The indenture permits us to increase the conversion rate from time to time.

      Holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend upon:

•	a taxable distribution to holders of common stock which results in an adjustment of the conversion rate;

•	an increase in the conversion rate at our discretion; or

•	failure to adjust the conversion rate in some instances.

      See “Certain United States Federal Income Tax Considerations — U.S. Holders — Constructive Dividend.”

      If we are a party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, the right to convert a note into common stock may be changed into a right to convert it into the kind and amount of securities, cash or other assets of Alaska Air Group or another person which the holder would have received if the holder had converted the holder’s note immediately prior to the transaction.

      The conversion agent will, on our behalf, determine if the notes are convertible and notify the trustee and us accordingly. If one or more of the conditions to the conversion of the notes has been satisfied, we will promptly notify the holders of the notes thereof and use our reasonable best efforts to post this information on our website or otherwise publicly disclose this information.

      A “trading day” is any day on which the New York Stock Exchange is open for trading or, if the applicable security is quoted on the Nasdaq National Market, a day on which trades may be made on such market or, if the applicable security is not so listed, admitted for trading or quoted, any business day.

Conversion Based on Common Stock Price

      Holders may surrender notes for conversion in any fiscal quarter commencing after June 30, 2003 if, as of the last day of the preceding fiscal quarter, the sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding fiscal quarter is more than 110% of the accreted conversion price (as defined below) per share of common stock on the last day of such preceding fiscal quarter. If the foregoing condition is satisfied, then the notes will be convertible at any time thereafter at the option of the holder, through maturity. Upon a conversion, we will have the right to deliver cash or a combination of cash and common stock, as described above.

      The accreted conversion price per share as of any day will equal the variable principal amount of a note on that day, divided by the number of shares of common stock issuable upon conversion of such note on that day. The sale price of our common stock on any trading day means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date on the principal national securities exchange on which the common stock is listed or, if our common stock is not listed on a national securities exchange, as reported by the Nasdaq system or otherwise as provided in the indenture.

      For example, the accreted conversion price of a note at the initial issue date will be $26.00 per share ($1,000 ÷ 38.4615); and the accreted conversion price of a note that has a variable principal amount of $1,100 will be $28.60 per share ($1,100 ÷ 38.4615).

      Until March 21, 2008, the variable principal amount of a note will be equal to the original principal amount of $1,000. During this period the conversion trigger price per share of our common stock is $28.60. This conversion trigger price reflects the accreted conversion price per share of common stock multiplied by 110% and assumes that no events have occurred that would require an adjustment to the conversion rate.

      Beginning March 21, 2008, the variable principal amount of a note will be equal to the original principal amount of $1,000 increased daily by the variable yield. Because the accreted conversion price of a note at any time during this period is dependent upon the variable principal amount of a note at that time, the conversion trigger price per share of our common stock, which is based on the variable principal amount at that time, cannot be determined at this time. The following table indicates what the conversion trigger prices would be for each of the 20 quarters commencing March 21, 2008 through the first quarter of 2013 and at the end of each calendar year thereafter, assuming LIBOR was a constant 2.00%, 5.00% and 8.00% from March 21, 2003. This table represents an example of only three possibilities and you should realize that because LIBOR and therefore the variable yield on the notes will fluctuate, the accreted conversion price, and therefore the conversion trigger price, may differ, and may differ significantly, from the amounts shown below.

Hypothetical Conversion Trigger Prices

	Assuming 2.00% LIBOR		Assuming 5.00% LIBOR		Assuming 8.00% LIBOR

	Accreted	Conversion	Accreted	Conversion	Accreted	Conversion
	Conversion	Trigger	Conversion	Trigger	Conversion	Trigger
Quarter*	Price	Price	Price	Price	Price	Price

2008
March 21 through March 31	$26.00	$28.60	$26.00	$28.60	$26.00	$28.60
Second Quarter	26.04	28.64	26.04	28.65	26.04	28.65
Third Quarter	26.33	28.97	26.39	29.03	26.39	29.03
Fourth Quarter	26.63	29.30	26.74	29.42	26.74	29.42
2009
First Quarter	26.94	29.64	27.10	29.81	27.10	29.81
Second Quarter	27.24	29.97	27.46	30.20	27.46	30.20
Third Quarter	27.55	30.31	27.82	30.60	27.82	30.60
Fourth Quarter	27.87	30.66	28.19	31.01	28.19	31.01
2010
First Quarter	28.19	31.01	28.57	31.43	28.57	31.43
Second Quarter	28.51	31.36	28.95	31.84	28.95	31.84
Third Quarter	28.83	31.72	29.33	32.26	29.33	32.26
Fourth Quarter	29.16	32.08	29.72	32.70	29.72	32.70
2011
First Quarter	29.50	32.45	30.12	33.14	30.12	33.14
Second Quarter	29.83	32.81	30.52	33.57	30.52	33.57
Third Quarter	30.17	33.19	30.92	34.02	30.92	34.02
Fourth Quarter	30.52	33.57	31.34	34.47	31.34	34.47
2012
First Quarter	30.87	33.96	31.76	34.93	31.76	34.93
Second Quarter	31.22	34.34	32.18	35.40	32.18	35.40
Third Quarter	31.58	34.73	32.61	35.87	32.61	35.87
Fourth Quarter	31.94	35.13	33.04	36.35	33.04	36.35
2013
First Quarter	32.31	35.54	33.49	36.84	33.49	36.84
Year End
2013	33.80	37.19	35.31	38.84	35.31	38.84
2014	35.37	38.91	37.22	40.95	37.22	40.95
2015	37.02	40.72	39.25	43.17	39.25	43.17
2016	38.74	42.61	41.38	45.52	41.38	45.52
2017	40.54	44.59	43.63	47.99	43.63	47.99
2018	42.42	46.66	46.00	50.60	46.00	50.60
2019	44.39	48.83	48.50	53.35	48.50	53.35
2020	46.45	51.10	51.14	56.25	51.14	56.25
2021	48.61	53.47	53.91	59.31	53.91	59.31
2022	50.86	55.95	56.84	62.53	56.84	62.53

*	This table assumes no events have occurred that would require an adjustment to the conversion rate.

Conversion Based on Credit Ratings

      Holders may also surrender a note for conversion at any time when the credit rating assigned to the notes by either Moody’s or Standard & Poor’s is Caa1 or CCC+, respectively, or lower. This particular conversion right shall only exist so long, if ever, as the notes are rated at or below the foregoing levels by Moody’s or Standard & Poor’s.

Conversion Based on Redemption

      A holder may surrender for conversion a note called for redemption at any time prior to the close of business on the second business day immediately preceding the redemption date, even if it is not otherwise convertible at such time. A note for which a holder has delivered a purchase notice or a change in control purchase notice, as described below, requiring us to purchase such note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

Conversion upon Occurrence of Certain Corporate Transactions

      If we are party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, a note may be surrendered for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction, and at the effective date, the right to convert a note into common stock will be changed into a right to convert it into the kind and amount of securities, cash or other assets of Alaska Air Group or another person which the holder would have received if the holder had converted the holder’s notes into shares of our common stock immediately prior to the transaction. If such transaction also constitutes a change in control of Alaska Air Group, the holder will be able to require us to purchase all or a portion of such holder’s notes as described under “— Change in Control Permits Purchase of Notes by Alaska Air Group at the Option of the Holder.”

      The notes will also be convertible upon the occurrence of certain distributions resulting in an adjustment to the conversion rate as described above.

Redemption of Notes at Our Option

      No sinking fund is provided for the notes. Prior to March 21, 2006, we cannot redeem the notes at our option. Beginning on March 21, 2006, we may redeem the notes for cash, as a whole at any time or from time to time in part. We will give not less than 30 days’ or more than 60 days’ notice of redemption by mail to holders of notes.

      If redeemed at our option, the notes will be redeemed at the following prices, plus accrued and unpaid cash interest, if any, on such notes as of the applicable redemption dates:

•	If redeemed between March 21, 2006 and March 20, 2007, at a price equal to 102.16% of the original principal amount of such notes as of the applicable redemption date;

•	If redeemed between March 21, 2007 and March 20, 2008, at a price equal to 101.08% of the original principal amount of such notes as of the applicable redemption date; and

•	If redeemed on March 21, 2008 or thereafter, at a price equal to 100% of the variable principal amount of such notes as of the applicable redemption date.

      Beginning March 21, 2008, the variable principal amount of a note will be equal to the original principal amount of $1,000 increased daily by the variable yield. Because the redemption price of a note at any time during this period is dependent upon the variable principal amount of a note at that time, the redemption price cannot be determined at this time. The following table indicates what the redemption price would be on each date below if LIBOR was a constant 2.00%, 5.00% and 8.00% from March 21, 2008. This table represents an example of only three possibilities and you should realize that because LIBOR and therefore the variable yield on the notes will fluctuate, the redemption price may differ, and may differ significantly, from the amounts shown below. In addition, the redemption price of a note that is redeemed between the dates listed below would include an additional amount reflecting the additional variable yield that has accrued on such note since the immediately preceding date in the table below.

Hypothetical Redemption Prices

	Assuming 2.00% LIBOR			Assuming 5.00% LIBOR			Assuming 8.00% LIBOR

		(2)			(2)			(2)
		Increase in	(3)		Increase in	(3)		Increase in	(3)
	(1)	Variable	Redemption	(1)	Variable	Redemption	(1)	Variable	Redemption
Redemption	Note Issue	principal	Price	Note Issue	principal	Price	Note Issue	principal	Price
Date	Price	amount	(1)+(2)	Price	amount	(1)+(2)	Price	amount	(1)+(2)

March 21, 2008*	$1,000.00	$0.00	$1,000.00	$1,000.00	$0.00	$1,000.00	$1,000.00	$0.00	$1,000.00
March 21, 2009	1,000.00	46.41	1,046.41	1,000.00	54.30	1,054.30	1,000.00	54.30	1,054.30
March 21, 2010	1,000.00	94.98	1,094.98	1,000.00	111.55	1,111.55	1,000.00	111.55	1,111.55
March 21, 2011	1,000.00	145.80	1,145.80	1,000.00	171.91	1,171.91	1,000.00	171.91	1,171.91
March 21, 2012	1,000.00	199.12	1,199.12	1,000.00	235.72	1,235.72	1,000.00	235.72	1,235.72
March 21, 2013*	1,000.00	254.78	1,254.78	1,000.00	302.82	1,302.82	1,000.00	302.82	1,302.82
March 21, 2014	1,000.00	313.01	1,313.01	1,000.00	373.57	1,373.57	1,000.00	373.57	1,373.57
March 21, 2015	1,000.00	373.95	1,373.95	1,000.00	448.16	1,448.16	1,000.00	448.16	1,448.16
March 21, 2016	1,000.00	437.90	1,437.90	1,000.00	527.01	1,527.01	1,000.00	527.01	1,527.01
March 21, 2017	1,000.00	504.63	1,504.63	1,000.00	609.93	1,609.93	1,000.00	609.93	1,609.93
March 21, 2018*	1,000.00	574.46	1,574.46	1,000.00	697.35	1,697.35	1,000.00	697.35	1,697.35
March 21, 2019	1,000.00	647.54	1,647.54	1,000.00	789.52	1,789.52	1,000.00	789.52	1,789.52
March 21, 2020	1,000.00	724.21	1,724.21	1,000.00	886.96	1,886.96	1,000.00	886.96	1,886.96
March 21, 2021	1,000.00	804.24	1,804.24	1,000.00	989.43	1,989.43	1,000.00	989.43	1,989.43
March 21, 2022	1,000.00	887.98	1,887.98	1,000.00	1,097.46	2,097.46	1,000.00	1,097.46	2,097.46
March 21, 2023	1,000.00	975.60	1,975.60	1,000.00	1,211.35	2,211.35	1,000.00	1,211.35	2,211.35

*	Dates on which holders may require us to purchase outstanding notes at a price equal to the redemption price above.

      If we convert the notes to quarterly coupon notes following the occurrence of a tax event, the notes will be redeemable at the restated principal amount plus accrued and unpaid interest from the date of the conversion through the redemption date. However, in no event may the notes be redeemed prior to March 21, 2006. For more information on this optional conversion, see “— Optional Conversion to Quarterly Coupon Notes upon Tax Event.”

      If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts at maturity of $1,000 or integral multiples of $1,000. In this case, the trustee may select the notes by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of the notes, the converted portion will be deemed to be the portion selected for redemption.

Purchase of Notes at the Option of the Holder

      On the purchase dates of March 21, 2008, March 21, 2013 and March 21, 2018, we may, at the option of the holder, be required to purchase, at the purchase price set forth below, any outstanding note for which a written purchase notice has been properly delivered by the holder and not withdrawn, subject to certain additional conditions. Holders may submit their written purchase notice to the paying agent at any time from the opening of business on the date that is 20 business days prior to such purchase date until the close of business on the business day immediately preceding such purchase date.

      The purchase price of a note will be equal to the variable principal amount and accrued and unpaid cash interest, if any, on such notes as of the applicable purchase date. Beginning March 21, 2008, the variable principal amount of a note will be equal to the original principal amount of $1,000 increased daily by the variable yield. Because the purchase price of a note at any time after this date is dependent upon the variable principal amount of a note at that time, the purchase price cannot be determined at this time.

      We may, at our option, elect to pay the purchase price in cash or shares of common stock, or any combination thereof, as further described below.

      If, prior to a purchase date, the notes have been converted to quarterly coupon notes following the occurrence of a tax event, the purchase price will be equal to the restated principal amount plus accrued and unpaid cash interest from the date of the conversion to the purchase date.

      We will be required to give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

•	the amount of the purchase price;

•	whether we will pay the purchase price of the notes in cash or common stock or any combination thereof, specifying the percentages of each;

•	if we elect to pay in common stock, the calculation of the market price of the common stock; and

•	the procedures that holders must follow to require us to purchase their notes.

      The purchase notice given by each holder electing to require us to purchase notes shall state:

•	the certificate numbers of the holder’s notes to be delivered for purchase;

•	the portion of the original principal amount of notes to be purchased, which must be $1,000 or an integral multiple of $1,000;

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes; and

•	in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the purchase price or portion of the purchase price in common stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects:

(1) to withdraw the purchase notice as to some or all of the notes to which it relates; or

(2) to receive cash in respect of the entire purchase price for all notes or portions of notes to which such purchase notice relates.

      If the purchase price for the notes subject to the purchase notice is ultimately to be paid to a holder entirely in cash because we have not satisfied one or more of the conditions to payment of the purchase price in common stock prior to the close of business on the purchase date, a holder shall be deemed to have elected to receive cash in respect of the entire purchase price for all such notes unless such holder has properly notified us of its election to withdraw the purchase notice.

      Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date.

      The notice of withdrawal shall state:

•	the original principal amount being withdrawn;

•	the certificate numbers of the notes being withdrawn; and

•	the original principal amount, if any, of the notes that remain subject to the purchase notice.

      If we elect to pay the purchase price, in whole or in part, in shares of our common stock, the number of such shares we deliver shall be equal to the portion of the purchase price to be paid in common stock divided by the market price of a share of common stock.

      The market price of our common stock shall be an amount equal to the average of the sale prices of our common stock for the five-trading-day period ending on the third business day prior to the applicable purchase date, or, if such business day is not a trading day, then on the last trading day prior to such business day, appropriately adjusted to take into account any occurrence that would result in an adjustment of the conversion rate with respect to the common stock.

      We will pay cash in lieu of, and based on the market price for, all fractional shares of common stock in the event we elect to deliver common stock in payment, in whole or in part, of the purchase price.

      Because the market price of our common stock is determined prior to the applicable purchase date, holders of notes bear the market risk with respect to the value of the common stock to be received from the date such market price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

      Upon determination of the actual number of shares of common stock in accordance with the foregoing provisions, we will promptly issue a press release and publish such information on our website.

      Our right to purchase notes, in whole or in part, with common stock is subject to our satisfying various conditions, including:

•	listing the common stock on the principal United States securities exchange on which our common stock is then listed or, if not so listed, on Nasdaq;

•	the registration of the common stock under the Securities Act and the Exchange Act, if required; and

•	any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

      If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the notes of the holder entirely in cash. See “Certain United States Federal Income Tax Considerations — U.S. Holders — Sale, Exchange, Redemption and other Disposition of Notes.” We may not change the form or components or percentages of components of consideration to be paid for the notes once we have given the notice that we are required to give to holders of notes, except as described in the first sentence of this paragraph.

      In connection with any purchase offer, we will:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file Schedule TO or any other required schedule under the Exchange Act.

      Payment of the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made as soon as practicable following the later of the purchase date or the time of delivery of the note.

      If the paying agent holds money or securities sufficient to pay the purchase price of the note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding and cash interest or the variable principal amount on such note will cease to accrue or increase, as the case may be, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note.

      No notes may be purchased for cash at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the purchase price with respect to such notes.

Change in Control Permits Purchase of Notes by Alaska Air Group at the Option of the Holder

      In the event of a change in control of Alaska Air Group, each holder will have the right, at the holder’s option, subject to the terms and conditions of the indenture, to require us to purchase for cash all or any portion of the holder’s notes. However, the original principal amount submitted for purchase by a holder must be $1,000 or an integral multiple of $1,000.

      We will be required to purchase the notes as of a date no later than 30 business days after the occurrence of such change in control at a cash price equal to the sum of the variable principal amount and accrued and unpaid cash interest, if any, on such note as of such date of purchase. Until March 21, 2008, the variable principal amount of a note will be equal to the original principal amount of $1,000. During this period the change in control purchase price of a note will equal the original principal amount plus accrued and unpaid cash interest, if any, on such note. Beginning March 21, 2008, the variable principal amount of a note will be equal to the original principal amount of $1,000 increased daily by the variable yield. Because the change in control purchase price of a note at any time after this date is dependent upon the variable principal amount of a note at that time, the change in control purchase price cannot be determined at this time.

      If, prior to such date of purchase upon a change in control, the notes have been converted to quarterly coupon notes following the occurrence of a tax event, we will be required to purchase the notes at a cash price equal to the restated principal amount plus accrued and unpaid interest from the date of the conversion to such date of purchase.

      Within 15 days after the occurrence of a change in control, we are obligated to mail to the trustee and to all holders of notes at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the change in control, which notice shall state, among other things:

•	the events causing a change in control;

•	the date of such change in control;

•	the last date on which the purchase right may be exercised;

•	the change in control purchase price;

•	the change in control purchase date;

•	the name and address of the paying agent and the conversion agent;

•	the conversion rate and any adjustments to the conversion rate resulting from such change in control;

•	that notes with respect to which a change in control purchase notice is given by the holder may be converted only if the change in control purchase notice has been withdrawn in accordance with the terms of the indenture; and

•	the procedures that holders must follow to exercise these rights.

      To exercise this right, the holder must deliver a written notice to the paying agent prior to the close of business on the business day prior to the change in control purchase date. The required purchase notice upon a change in control shall state:

•	the certificate numbers of the notes to be delivered by the holder;

•	the portion of the original principal amount of notes to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

•	that we are to purchase such notes pursuant to the applicable provisions of the notes.

      Any such change in control purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the change in control purchase date.

      The notice of withdrawal shall state:

•	the original principal amount being withdrawn;

•	the certificate numbers of the notes being withdrawn; and

•	the original principal amount, if any, of the notes that remain subject to a change in control purchase notice.

      Payment of the change in control purchase price for a note for which a change in control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after the delivery of such change in control purchase notice. Payment of this change in control purchase price for such note will be made promptly following the later of the change in control purchase date or the time of delivery of such note.

      If the paying agent holds money sufficient to pay the change in control purchase price of the note on the business day following the change in control purchase date in accordance with the terms of the indenture, then, immediately after the change in control purchase date, the note will cease to be outstanding and cash interest or the variable principal amount on the note will cease to accrue or increase, as the case may be, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the change in control purchase price upon delivery of the note.

      Under the indenture, a “change in control” of Alaska Air Group is deemed to have occurred upon the occurrence of any of the following:

•	the adoption of a plan relating to our liquidation or dissolution; or

•	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our and our subsidiaries’ assets, taken as a whole, to any “person” or “group” (as such terms are used in Section 13(d) of the Exchange Act); or

•	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person or group becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of our outstanding voting stock; or

•	the first day on which more than a majority of the members of our board of directors are not continuing directors.

      A “continuing director” means any member of our board of directors who:

•	was a member of our board of directors on the date of original issuance of the notes; or

•	was nominated for election to our board of directors with the approval of, or whose election to our board of directors was ratified by, at least a majority of the continuing directors who were members of our board of directors at the time of such nomination or election.

      The indenture does not permit our board of directors to waive our obligation to purchase notes at the option of holders in the event of a change in control.

      In connection with any purchase offer in the event of a change in control, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file Schedule TO or any other required schedule under the Exchange Act.

      The change in control purchase feature of the notes may, in certain circumstances, make more difficult or discourage a takeover of Alaska Air Group. The change in control purchase feature, however, is not the result of our knowledge of any specific effort:

•	to accumulate shares of common stock;

•	to obtain control of us by means of a merger, tender offer, solicitation or otherwise; or

•	part of a plan by management to adopt a series of anti-takeover provisions.

      Instead, the change in control purchase feature is a standard term contained in other offerings of securities similar to the notes that have been marketed by the initial purchasers. The terms of the change in control purchase feature resulted from negotiations between the initial purchasers and us.

      We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the notes but that would increase the amount of our or our subsidiaries’ outstanding indebtedness. In addition, we could, in the future, enter into certain agreements that limit our ability to pay the change of control purchase price. Any failure to pay the change in control purchase price could result in an event of default under the indenture. The indenture does not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction or that prevent us from entering into such agreements.

      The definition of change of control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of our and our subsidiaries’ assets, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ assets, taken as a whole, to another person or group may be uncertain.

      No notes may be purchased at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the change in control purchase price with respect to the notes.

Events of Default and Acceleration

      The following are events of default under the indenture:

•	default in the payment of the original principal amount, the variable principal amount (including, if the notes have been converted to quarterly coupon notes following a tax event, the restated principal amount), redemption price, purchase price, or change in control purchase price due with respect to the notes, when the same become due and payable;

•	default in payment of any interest under the notes, which default continues for 30 days, provided that a failure to make or provide for the payment in full of any of the first twelve scheduled cash interest payments on the notes within three business days of the applicable cash interest payment date will constitute an event of default with no additional grace or cure period if the proceeds from the U.S. government securities to be released from the pledge account prior to any such cash interest payment date equal or exceed the cash interest payable on such cash interest payment date;

•	our failure to comply with any of our other agreements in the notes or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate original principal amount of the notes, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

•	default in the payment of indebtedness when due resulting in acceleration of other indebtedness of ours or indebtedness of our subsidiaries for borrowed money where the aggregate principal amount with respect to which the default and acceleration has occurred exceeds $35 million, and such acceleration has not been rescinded or annulled within a period of 10 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in original principal amount of the notes;

•	any guarantee that may be provided in the future with respect to the notes ceases to be in full force and effect or is declared null and void or any guarantor denies that it has any further liability under any such guarantee, or gives notice to such effect (other than by reason of the termination of the indenture or the release of any such guarantee in accordance with the applicable supplemental indenture), and such condition shall have continued for a period of 30 days after written notice of such failure requiring the guarantor or us to remedy the same shall have been given to us by the trustee or to us and the trustee by the holders of 25% in aggregate original principal amount of the notes outstanding; or

•	certain events of bankruptcy, insolvency or reorganization affecting us or certain of our subsidiaries.

      If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate original principal amount of the notes then outstanding may declare the variable principal amount of the notes accrued through the date of such declaration, and any accrued and unpaid cash interest (or, if the notes have been converted to quarterly coupon notes following a tax event, the restated principal amount, plus accrued interest) through the date of such declaration, to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the variable principal amount of the notes accrued thereon, together with any accrued cash interest (or, if the notes have been converted to quarterly coupon notes following a tax event, the restated principal amount, plus accrued interest) through the occurrence of such event shall automatically become and be immediately due and payable.

Mergers and Sales of Assets

      The indenture provides that we may not consolidate with or merge into any person or convey, transfer or lease all or substantially all of our properties and assets to another person unless:

•	either (1) we are the surviving corporation, or (2) the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such corporation (if other than us) assumes all our obligations under the notes and the indenture;

•	after giving effect to the transaction no event of default, and no event that, after notice or passage of time, would become an event of default, has occurred and is continuing; and

•	other conditions described in the indenture are met.

      Upon the assumption of our obligations by such corporation in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a change in control of Alaska Air Group, permitting each holder to require us to purchase the notes of such holder as described above.

Optional Conversion to Quarterly Coupon Notes Upon Tax Event

      From and after the date of the occurrence of a tax event (as defined below) following March 21, 2008, we will have the option to elect, in lieu of having variable principal amount increase, to have interest accrue and be paid in cash at the variable interest rate per year on a restated principal amount per note equal to the accrued variable principal amount on such note on the date of the tax event or the date on which we exercise such option, whichever is later.

      Such interest shall be payable quarterly on the interest payment dates of March 21, June 21, September 21 and December 21 of each year to holders of record at the close of business on the March 7, June 7, September 7 and December 7 immediately preceding the interest payment date. Interest will accrue from the most recent date to which interest, if applicable, has been paid or provided for or, if no interest is payable or has been paid or provided for, from the option exercise date. In the event that we exercise our option to pay interest in lieu of variable principal amount, the redemption price, purchase price and change in control purchase price on the notes will be adjusted. However, there will be no change in the holder’s conversion rights.

      A “tax event” means that we shall have received an opinion from independent tax counsel experienced in such matters to the effect that as a result of:

•	any amendment to, or change (including any announced prospective change) in, the federal laws (or any regulations thereunder) of the United States or taxing authority thereof; or

•	any amendment to, or change in, an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority,

in each case which amendment or change is enacted, promulgated, issued or announced or which interpretation is issued or announced or which action is taken, on or after the date of this prospectus, there is more than an insubstantial risk that accruals of variable principal amount payable on the notes either:

•	would not be deductible on a current accrual basis; or

•	would not be deductible under any other method,

in either case in whole or in part, by us (by reason of deferral, disallowance, or otherwise) for United States federal income tax purposes.

      The Clinton administration previously proposed to change the tax law to defer the deduction of original issue discount on convertible debt instruments until the issuer pays the interest. Congress did not enact those proposed changes. It is not certain what the views of the Bush administration are on this issue and we cannot assure you that the same or a similar proposal will not be proposed and enacted.

      If a similar proposal were ever enacted and made applicable to the notes in a manner that would limit our ability to either:

•	deduct the interest, including the accruals of variable principal amount, payable on the notes on a current accrual basis; or

•	deduct the interest, including the accruals of variable principal amount, payable on the notes under any other method for United States federal income tax purposes,

such enactment would result in a tax event and the terms of the notes would be subject to modification at our option as described above.

      The modification of the terms of notes by us upon a tax event as described above could possibly alter the timing of income recognition by holders of the notes with respect to the quarterly payments of interest due on the notes after the date on which we exercise our option to pay interest in lieu of variable principal amount or accrued interest, if any, on the notes.

Modification and Amendment

      The trustee and we may modify or amend the indenture or the notes with the consent of the holders of not less than a majority in aggregate original principal amount of the notes then outstanding. However, the consent of the holders of each outstanding note would be required to:

•	alter the manner of calculation or rate of accrual of variable principal amount or interest on any note or change the time of payment;

•	make any note payable in money or securities other than that stated in the note;

•	change the stated maturity of any note;

•	reduce the original principal amount, variable principal amount, restated principal amount, redemption price, purchase price or change in control purchase price with respect to any note;

•	make any change that adversely affects the rights of a holder to convert any note;

•	make any change that adversely affects the right to require us to purchase a note;

•	impair the right to institute suit for the enforcement of any payment with respect to the notes or with respect to conversion of the notes; and

•	change the provisions in the indenture that relate to modifying or amending the indenture.

      Without the consent of any holder of notes, the trustee and we may enter into supplemental indentures for any of the following purposes:

•	to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;

•	to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•	in exchange for holders agreeing to waive their right to require us to purchase all or a portion of their notes on a specified date, to add additional dates on which holders may require us to purchase all or a portion of their notes and to pay such holders additional cash payments in connection therewith;

•	to secure our obligations in respect of the notes;

•	to make any change to comply with the Trust Indenture Act of 1939, or any amendment thereto, or to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act, or as necessary in connection with the registration of the notes and the shares of common stock issuable upon conversion of the notes under the Securities Act;

•	to cure any ambiguity or inconsistency in the indenture; or

•	to make any change that does not adversely affect the rights of any holder of the notes.

      The holders of a majority in original principal amount of the outstanding notes may, on behalf of all the holders of all notes:

•	waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; and

•	waive any past default under the indenture and its consequences, except a default in the payment of the variable principal amount, restated principal amount, accrued and unpaid interest, redemption price, purchase price or change in control purchase price or obligation to deliver common stock upon conversion with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Discharge of the Indenture

      We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity or any redemption date, or any purchase date, or a change in control purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

Calculations in Respect of Notes

      U.S. Bank National Association, as calculation agent, is responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the market prices of our common stock. The trustee will make all these calculations in good faith and, absent manifest error, its calculations will be final and binding on holders of notes. The trustee will provide us with a schedule of its calculations, and we are entitled to rely upon the accuracy of its calculations without independent verification.

Limitations of Claims in Bankruptcy

      If a bankruptcy proceeding is commenced in respect of Alaska Air Group, the claim of a holder of a note is, under Title 11 of the United States Code, limited to the variable principal amount, together with any accrued and unpaid cash interest, on such note as of the date of the commencement of the proceeding.

Governing Law

      The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

      U.S. Bank National Association is the trustee, registrar, paying agent, conversion agent and calculation agent under the indenture for the notes. U.S. Bank National Association is also the trustee under the pledge agreement.

Book-Entry System

      The notes are only issued in the form of global securities held in fully-registered book-entry form. DTC or its nominee will be the sole registered holder of the notes for all purposes under the indenture. Owners of beneficial interests in the notes represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and may only be transferred through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require purchase of their interests in the notes, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights under the global securities or the indenture. Alaska Air Group and the trustee, and any of their respective agents, may treat DTC as the sole holder and registered owner of the global securities.

Exchange of Global Securities

      Notes represented by a global security will be exchangeable for certificated securities with the same terms only if:

•	DTC has notified us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

•	we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or

•	a default under the indenture occurs and is continuing.

      DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions among its participants through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, including the initial purchasers, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives, own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Registration Rights

      We have entered into a registration rights agreement described below with the initial purchasers of the notes pursuant to which we agreed to, at our expense, for the benefit of the holders, file with the SEC a shelf registration statement covering resale of the notes and the shares of common stock issued upon conversion of the notes within 120 days after the first date of original issuance of the notes. We agreed to use our reasonable best efforts to cause the shelf registration statement to become effective within 210 days of such first date of original issuance, and to keep a shelf registration statement effective until the earlier of (i) the sale pursuant to a shelf registration statement of all the securities registered thereunder and (ii) the expiration of the holding period applicable to such securities held by persons that are not affiliates of Alaska Air Group under Rule 144(k) under the Securities Act or any successor provision, subject to certain permitted exceptions. We are permitted to suspend the use of a prospectus that is part of a shelf registration statement under certain circumstances relating to corporate developments, public filings with the SEC and similar events for a period not to exceed 45 days in any three-month period and not to exceed an aggregate of 120 days in any 12-month period. We agreed to pay predetermined liquidated damages as described herein (“liquidated damages”) to holders of the notes and holders of shares of common stock issuable upon conversion of the notes if a shelf registration statement is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted above. Such liquidated damages shall accrue until such failure to file or become effective or unavailability is cured, (i) in respect of any notes, at a rate per year equal to 0.25% for the first 90 day period after the occurrence of such event and 0.5% thereafter of the applicable principal amount (as defined below) thereof and, (ii) in respect of any shares of common stock issued upon conversion at a rate per year equal to 0.25% for the first 90 day period and 0.5% thereafter of the then applicable conversion price (as defined below). So long as the failure to file or become effective or unavailability continues, we will pay liquidated damages in cash on March 21, June 21, September 21 and December 21 of each year to the holders of record of the notes or shares of common stock on the immediately preceding March 7, June 7, September 7 and December 7. When such registration default is cured, accrued and unpaid liquidated damages will be paid in cash to the record holder as of the date of such cure.

      A holder who sells notes and shares of common stock issued upon conversion of the notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus, deliver a prospectus to purchasers and be bound by certain provisions of the registration rights agreement that are applicable to such holder, including certain indemnification provisions. We will pay all expenses of a shelf registration statement, provide to each registered holder copies of such prospectus, notify each registered holder when the shelf registration statement has become effective and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the notes and the shares of common stock issued upon conversion of the notes.

      The term “applicable principal amount” means, as of any date of determination, with respect to each $1,000 original principal amount of notes, the original or accrued variable principal amount, as applicable, with respect to such notes through such date of determination, if the notes have been converted to quarterly coupon notes following a tax event, the restated principal amount with respect to the notes, or, if no notes are then outstanding, such sum calculated as if such notes were then outstanding.

      The term “applicable conversion price” means, as of any date of determination, the applicable variable principal amount per $1,000 original principal amount of notes as of such date of determination divided by the conversion rate in effect as of such date of determination or, if no notes are then outstanding, the conversion rate that would be in effect were notes then outstanding.

      We agreed in the registration rights agreement to give notice to all holders of the filing and effectiveness of a shelf registration statement by release made to Reuters Economic Services and Bloomberg Business News or other reasonable means of distribution. At least five business days prior to any intended distribution of notes and our shares of common stock issuable in respect of the notes pursuant to the shelf registration statement, a holder must complete and deliver to us a notice and questionnaire. Holders are required to complete and deliver the questionnaire prior to the effectiveness of a shelf registration statement so that such holder may be named as a selling security holder in the related prospectus. Upon receipt of such a completed questionnaire, together with such other information as may be reasonably requested by us, from a holder following the effectiveness of a shelf registration statement, we will, as promptly as practicable, file such amendments to a shelf registration statement or supplements to a related prospectus as are necessary to permit such holder to deliver such prospectus to purchasers of notes and our shares of common stock issuable upon conversion of the notes, subject to our right to suspend the use of the prospectus as described above. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling security holder in the prospectus and therefore will not be permitted to sell the notes or our shares of common stock issuable upon conversion of the notes pursuant to the shelf registration statement.

The summary herein of certain provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following summary discusses certain material U.S. federal income tax (and if you are a non-U.S. holder, as defined below, certain U.S. federal estate tax) consequences relating to your purchase, ownership, and disposition of notes and shares of common stock into which notes may be converted. Except where noted, this summary deals only with notes and shares of common stock of which you are the beneficial owner and which you hold as capital assets and is applicable only if you are the initial holder and purchased notes for an amount of cash equal to their initial offering price. Additionally, this summary does not deal with special situations, such as tax consequences:

•	if you are a dealer in securities or currencies, a bank, a financial institution, an insurance company, a tax-exempt entity or a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	if you hold notes or common stock as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	if your “functional currency” is not the U.S. dollar;

•	under the alternative minimum tax regime, if applicable; or

•	under any state, local or foreign laws.

      The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and U.S. Treasury regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences discussed herein. If a partnership holds our notes or common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes or common stock, you should consult your tax adviser. Whether a note is treated as debt (and not equity) for U.S. federal income tax purposes is an inherently factual question and no single factor is determinative. We will treat the notes as indebtedness for U.S. federal income tax purposes and the following discussion assumes that such treatment will be respected.

      For purposes of this summary, you are a “U.S. holder” if you are the beneficial owner of a note or common stock and you are:

•	a citizen or resident of the United States;

•	a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) subject to the primary supervision of a court within the United States and one or more U.S. persons have authority to control all of your substantial decisions or (2) with a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

      If you are the beneficial owner of a note or common stock and you are not a U.S. holder, you are referred to herein as a “non-U.S. holder.”

Interest and Yield on Notes

      The notes will bear interest at a variable interest rate that is a “qualified floating rate” and thus should be treated as “variable rate debt instruments” under the U.S. Treasury regulations governing original issue discount (“OID”), in part because:

•	the issue price of the notes will not substantially exceed the total noncontingent principal payments due under the notes;

•	because the variation in the value of the variable rate on the notes can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in U.S. dollars and there is no reasonable expectation that the 5.25% cap on the variable yield after March 21, 2008 will cause the yield on the notes to be significantly less than the expected yield determined without the cap, the notes will provide for stated interest, paid or compounded at least annually, at one or more qualified floating rates; and

•	as discussed below, we believe and intend to take the position that, as of the date of issuance of the notes, the possibility that any liquidated damages described under the heading “Description of Notes — Registration Rights” is a “remote” or “incidental” contingency within the OID regulations.

      Because the notes do not provide for any payments of stated interest after March 21, 2008, the notes will be considered issued with OID equal to the excess of their “stated redemption price at maturity” over their “issue price” of $1,000. The stated redemption price at maturity of the notes will include all payments on the notes, including any payment of stated interest paid on or before March 21, 2008.

      You generally will be required to accrue and include OID on the notes in gross income pursuant to the following method. First, each notes will be converted into an equivalent fixed rate debt instrument by substituting for the variable rate provided for under the terms of the notes a fixed rate equal to the value of the variable rate as of the issue date, namely 3.79%. The amount and accrual of OID on a note will then be determined for each quarterly accrual period (and spread ratably to each day during such accrual period) based on a 3.79% yield and the adjusted issue price for the note (which will reflect OID accrued in prior quarterly accrual periods). Finally, you will need to make adjustments and increase (or decrease) the amount of OID that accrues during a quarterly accrual period to the extent the interest actually accrued or paid during the accrual period exceeds (or is less than) the interest assumed to be accrued at the 3.79% yield under the equivalent fixed rate debt instrument.

      If the notes do not qualify as variable rate debt instruments under the OID regulations (e.g., because the IRS disagrees with our determination that the 5.25% cap on the variable yield after March 21, 2008 will not cause the yield on the notes to be significantly less than the expected yield determined without the cap), then the notes would be treated as contingent payment debt instruments. In general, the U.S. Treasury regulations governing the U.S. federal income tax treatment of contingent payment debt instruments cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to differ substantially from the timing and character of income, gain or loss that would be reported on a contingent payment debt instrument under general principles of current U.S. federal income tax law. Specifically, the regulations generally would require you to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. You would be required to include such interest payments under the noncontingent bond method for nonconvertible debt instruments, which would result in higher interest accruals for you. Moreover, any gain you recognize on the sale, exchange, or retirement of a note generally would be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss, depending upon the circumstances. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.

Constructive Dividend

      The conversion price of the notes will be adjusted in certain circumstances. If those adjustments (or failures to make adjustments) have the effect of increasing your proportionate interest in our assets or earnings, they may result in a deemed distribution to you which would be taxable to you as a dividend, return of capital, or capital gain in accordance with the rules described under “— U.S. Holders — Dividends on Common Stock” below.

Sale, Exchange, Redemption and Other Disposition of Notes

      Except as provided below under “— U.S. Holders — Conversion of Notes into Common Stock,” you will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a note equal to the difference between the amount realized upon the sale, exchange, redemption or other disposition and your adjusted tax basis in the note, which will be equal to the amount paid for the note, increased by the amount of OID previously included in income and decreased by the amount of payments of interest and principal. Any gain or loss recognized on a disposition of the note will be capital gain or loss. If you are a noncorporate U.S. holder and have held the note for more than one year, such capital gain will be subject to tax at a maximum rate of 15%. Your ability to deduct capital losses may be limited.

Conversion of Notes Into Common Stock

      Upon conversion of your notes into shares of our common stock, and to the extent not previously included in gross income, you will be required to include in gross income as ordinary income the OID accrued on your notes through the date of conversion. You will not, however, recognize any income, gain or loss upon such conversion except to the extent of cash received in lieu of a fractional share of common stock. Any cash you receive in lieu of a fractional share of common stock generally should be treated as a payment in exchange for such fractional share. The amount of your gain or loss will be equal to the difference between the amount of cash you receive in respect of such fractional share and the portion of your adjusted tax basis in the note that is allocable to the fractional share. Your tax basis in the shares of common stock received upon a conversion will equal the allocable portion of your adjusted tax basis in the note that was converted into such shares and your holding period for the shares will generally include the period during which you held the notes. However, to the extent any shares of our common stock you receive upon converting your notes are allocable to OID accrued on your notes, your holding period for those shares may commence on the day following the date of their delivery, although there is no authority precisely on point.

Dividends on Common Stock

      If, after you convert a note into shares of our common stock, we make a distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of that stock, the distribution will be treated as a dividend, taxable to you as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current or accumulated earnings and profits, the excess will be treated first as a tax-free return of your investment, up to your basis in your shares. Any remaining excess will be treated as capital gain. If you are a corporation, you may be able to claim a dividend received deduction for a portion of any distribution received that is considered a dividend.

Sale or Other Disposition of Common Stock

      You will generally recognize capital gain or loss on a sale or other disposition of your shares of our common stock. Your gain or loss will equal the difference between the proceeds you received and your adjusted tax basis in your shares. The proceeds received will include the amount of any cash and the fair market value of any other property received for the shares. If you are a noncorporate U.S. holder and your holding period for the shares (determined under the rules discussed under “— U.S. Holders — Conversion of Notes into Common Stock”) exceeds one year, your capital gain will be subject to tax at a maximum rate of 15%. Your ability to deduct capital losses may be limited.

Exercise of the Optional Redemption or Purchase Right

      If you require us to purchase a note on a purchase date and we issue shares of our common stock in full satisfaction of the purchase price, the exchange of your note for shares of our common stock should be treated in the same manner as a conversion. If you require us to purchase a note on a purchase date and if we deliver a combination of cash and shares of our common stock in payment of the purchase price, then, in general:

•	you should recognize gain (but not loss) to the extent that the cash and the value of the shares exceed your adjusted tax basis in the note, but in no event should the amount of recognized gain exceed the amount of cash you receive;

•	to the extent not previously included in gross income, you will be required to include in gross income as ordinary income the OID accrued on your notes through the date of conversion;

•	your basis in the shares received should be the same as the basis in the note purchased by us (exclusive of any basis allocable to a fractional share), decreased by the amount of cash you receive (other than cash received in lieu of a fractional share), and increased by the amount of gain, if any, you recognize (other than gain with respect to a fractional share); and

•	subject to the possible exception discussed under “— U.S. Holders — Conversion of Notes into Common Stock,” your holding period for the shares received in the exchange should include the holding period for the note that was purchased.

      If we elect to exercise our option to purchase a note or if a U.S. holder requires us to purchase a note on a purchase date and if, in either event, we deliver to a holder cash in full satisfaction of the purchase price, the purchase will be treated the same as a sale of the note, as described above under “— Sale, Exchange, Redemption and other Disposition of the Notes.”

New Tax Legislation

      As part of the Jobs and Growth Tax Relief Reconciliation Act of 2003 (the “Act”), signed into law on May 28, 2003, the maximum tax rate on dividends was generally reduced to 15% for tax years through 2008. In general, a dividend would not be eligible for the 15% rate if the stock was held for 60 days or less. In addition, the Act established a maximum tax rate of 15% on net long-term capital gains of individuals, trusts and estates effective for gains properly taken into account after May 5, 2003. The Act also had the effect of reducing the backup withholding rate. Investors are encouraged to consult with their own tax advisors regarding the application to them of the provisions of the Act.

Non-U.S. Holders

      The following is a summary of certain material U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of notes or common stock. Special rules may apply to you if you are a controlled foreign corporation, passive foreign investment company, or foreign personal holding company for U.S. federal income tax purposes, or a U.S. expatriate. Those special rules are not discussed in this summary. You should consult your own tax adviser to determine the U.S. federal, state, local and other tax consequences that may be relevant to you.

Payment of Interest to Non-U.S. Holders

      Payments of principal of and interest (including OID) on a note to you will not be subject to U.S. federal income or withholding tax if:

•	the payments are not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a “controlled foreign corporation” related to us;

•	you are not a bank, a foreign tax exempt organization or a foreign private foundation for United States federal income tax purposes; and

•	prior to payment, we or our agent receive a statement (generally made on a properly completed and duly executed IRS Form W-8BEN) certifying that you are the beneficial owner of the note and not a United States person.

      Special certification rules may apply if you hold your note through certain intermediaries or through pass-through entities.

      If you cannot satisfy the requirements described above, payments of interest and OID on a note to you will generally be subject to U.S. federal income and withholding tax at a rate of 30% unless:

•	you are entitled to the benefits of an applicable income tax treaty and claim an exemption from or reduction in such tax (generally by providing a properly completed and duly executed IRS Form W-8BEN on which you will claim the benefits of such treaty); or

•	the interest or OID is effectively connected with your conduct of a trade or business in the United States and we or our agent receive a statement certifying to that effect (generally on a properly completed and duly executed IRS Form W-8ECI).

      If the interest or OID on a note is effectively connected with your conduct of a trade or business in the United States (and, if you are entitled to the benefits of an applicable income tax treaty, such interest or OID is attributable to your U.S. permanent establishment), you will be subject to U.S. federal income tax on such interest or OID on a net income basis, generally under the same rules that would apply if you were a U.S. holder. In addition, if you are a foreign corporation, you could be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your adjusted effectively connected earnings and profits for the taxable year.

Conversion of the Notes by Non-U.S. Holders

      As a non-U.S. holder, you will generally not recognize any income, gain or loss on converting a note into our common stock. Any gain resulting from your receipt of cash in lieu of a fractional share of stock would also generally not be subject to U.S. federal income tax. See “— Non-U.S. Holders — Sale, Exchange or Redemption of Notes or Common Stock” below.

Dividend Paid to Non-U.S. Holders

      Any dividends paid to you with respect to our common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued on conversion, see “— U.S. Holders — Constructive Dividend” above) will generally be subject to U.S. federal income and withholding tax at rate of 30% unless:

•	you are entitled to the benefits of an applicable income tax treaty and claim an exemption from or reduction in such tax (generally by providing a properly completed and duly executed IRS Form W-8BEN on which you will claim the benefits of such treaty); or

•	the dividends or deemed dividends are effectively connected with your conduct of a trade or business in the United States and we or our agent receives a statement certifying to that effect (generally on a properly completed and duly executed IRS Form W-8ECI).

      If the dividends or deemed dividends are effectively connected with your conduct of a trade or business in the United States (and, if you are entitled to the benefits of an applicable income tax treaty, such dividends or deemed dividends are attributable to your U.S. permanent establishment), you will be subject to U.S. federal income tax on such dividends or deemed dividends on a net income basis, generally under the same rules that would apply if you were a U.S. holder. In addition, if you are a foreign corporation, you could be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your adjusted effectively connected earnings and profits for the taxable year.

Sale, Exchange or Redemption of Notes or Common Stock by Non-U.S. Holders

      The gain you may realize upon a sale, exchange, redemption or other disposition of a note or share of our common stock generally will not be subject to U.S. federal income or withholding tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if you are entitled to the benefits of an applicable income tax treaty, the gain is attributable to your U.S. permanent establishment);

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met, or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes.

      If the gain you realize is described in the first bullet point above, you will be subject to U.S. federal income tax on such gain on a net income basis, generally under the same rules that would apply if you were a U.S. holder. In addition, if you are a foreign corporation, you could be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your adjusted effectively connected earnings and profits for the taxable year.

      If the gain you realize is described in the second bullet point above, subject to any provision to the contrary under an applicable tax treaty, you will generally be subject to a flat 30% U.S. federal income tax on such gain.

      We believe we are not and do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes. However, there can be no assurances that we will not become a U.S. real property holding corporation in the future.

U.S. Federal Estate Tax

      If you are a non-U.S. holder other than an individual, you will not be subject to the United States federal estate tax. If you are a non-U.S. holder and an individual, your notes will not be included in your gross estate for United States federal estate tax purposes unless at the time of death (i) you were a citizen or resident of the United States (as defined for United States federal estate tax purposes) and (ii) either (a) payments of interest or OID on the notes would have been effectively connected with your conduct of a trade or business in the United States or (b) you actually or constructively owned 10 percent or more of the total combined voting power of all classes of our stock entitled to vote.

      By contrast, common stock held by you at the time of your death will be included in your gross estate for U.S. estate tax purposes unless an applicable estate tax treaty provides otherwise.

      You should consult with your own tax adviser regarding the potential application of the U.S. federal estate tax rules to you and your estate before considering an investment in the notes.

Information Reporting and Backup Withholding

      If you are a U.S. holder, in general, information reporting requirements will apply to certain payments of principal and interest on the notes, dividends paid on the common stock, and the proceeds of a sale of notes or shares of our common stock unless you are an exempt recipient (such as a corporation). A 28% backup withholding tax will apply to such payments if you fail to provide your taxpayer identification number or a certification of foreign status or to report in full dividend and interest income, or if you fail to otherwise establish an exemption.

      If you are a non-U.S. holder and you have provided a certification of non-U.S. status (e.g., on a properly executed and duly executed IRS Form W-8BEN), in general, you will not be subject to information reporting or backup withholding with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person. In addition, you will not be subject to information reporting or backup withholding with respect to the proceeds of a sale of a note or share of common stock, even if such sale is effected within the United States or conducted through a U.S.-related financial intermediary, as long as the payor does not have actual knowledge or reason to know that you are a United States person.

      We are required to and will report annually to the IRS and to you the amount of, and the tax withheld, if any, with respect to, any interest or dividends paid to you. Copies of these information returns may be made available to the tax authorities of the country in which you are a resident under the provisions of a specific treaty or agreement.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished timely to the IRS.

SELLING SECURITY HOLDERS

      We originally issued the notes in a private placement in March 2003. The notes were resold by the initial purchasers to “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and shares of our common stock issued upon conversion of those notes. When we refer to the “selling securityholders” in this prospectus, we mean those persons listed in the table below, as well as the permitted pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders’ interests.

      The table below sets forth the name of each selling securityholder, the principal amount at maturity of notes, as of September 22, 2003, that each selling securityholder may offer pursuant to this prospectus and the number of shares of our common stock into which those notes are convertible. Unless set forth below, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

      We have prepared the table below based on information given to us by the selling securityholders on or prior to September 22, 2003. However, any or all of the notes or shares of our common stock listed below may be offered for sale pursuant to this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of notes or our common stock that will be held by the selling securityholders upon consummation of any sales pursuant to this prospectus. In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date as of which the information in the table is presented.

      Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements to the extent we are advised of the changes. From time to time, additional information concerning ownership of the notes and our common stock may rest with certain holders thereof not named in the table below and of whom we are unaware.

			Number of	Number of	Number of
	Original Principal		Shares of	Shares of	Shares of
	Amount of Notes	Percentage of	Common Stock	Common Stock	Common Stock
	Beneficially Owned	Notes Outstanding	Held Before	Offered for	Held After
Name	That May be Sold	Before Offering*	Offering(1)	Sale(1)(2)	Offering(3)

Akela Capital Master Fund, Ltd(4)	9,000,000	6.00	346,153	346,153	—
Allstate Insurance Company(5)	1,300,000	*	61,699	49,999	11,700
Alpine Associates(6)	11,300,000	7.53	434,614	434,614	—
Alpine Partners, L.P.(7)	1,550,000	1.03	59,615	59,615	—
Argent Classic Convertible Arbitrage Fund L.P.(8)	300,000	*	11,538	11,538	—
Argent Classic Convertible Arbitrage (Bermuda)Fund Ltd.(9)	700,000	*	26,923	26,923	—
Argent Low Lev Convertible Arbitrage Fund LLC(10)	200,000	*	7,692	7,692	—
Argent Low Lev Convertible Arbitrage Fund Ltd.(11)	1,800,000	1.20	69,230	69,230	—
Banc of America Capital Management, LLC(12)(33)	1,350,000	*	51,923	51,923	—
Barclays Global Investors Diversified Alpha Plus Funds c/o Forest Investment Mngt. LLC(17)(33)	272,000	*	10,461	10,461	—
BNP Paribas Equity Strategies, SNC	2,563,000	1.71	111,236	98,576	12,660
BP Amoco PLC Master Trust(13)	112,000	*	4,307	4,307	—
Calamos Convertible Fund — Calamos Investment Trust(14)	2,500,000	1.67	96,153	96,153	—

			Number of	Number of	Number of
	Original Principal		Shares of	Shares of	Shares of
	Amount of Notes	Percentage of	Common Stock	Common Stock	Common Stock
	Beneficially Owned	Notes Outstanding	Held Before	Offered for	Held After
Name	That May be Sold	Before Offering*	Offering(1)	Sale(1)(2)	Offering(3)

Calamos Market Neutral Fund — Calamos Investment Trust(14)	2,500,000	1.67	96,153	96,153	—
Convertible Securities Fund(15)	20,000	*	769	769	—
CooperNeff Convertible Strategies (Cayman) Master Fund, L.P.	2,145,000	1.43	88,971	82,499	6,472
Deutsche Bank Securities, Inc.(16)(33)	12,950,000	8.63%	498,076	498,076	—
Forest Fulcrum Fund LP(17)(33)	707,000	*	27,192	27,192	—
Forest Global Convertible Fund Ltd., Class A — 5(17)(33)	2,547,000	1.70%	97,961	97,961	—
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio(17)(33)	928,000	*	35,692	35,692	—
KBC Financial Products USA Inc.(18)(33)	1,015,000	*	39,038	39,038	—
Highbridge International LLC(19)	23,250,000	15.50	894,229	894,229	—
Hotel Union & Hotel Industry of Hawaii Pension Plan(20)	50,000	*	1,923	1,923	—
Jefferies and Company Inc.(21)	2,000	*	76	76	—
KBC Financial Products USA Inc.(22)	1,015,000	*	39,038	39,038	—
LLT Limited(17)(33)	132,000	*	5,076	5,076	—
Lyxor/Forest Fund Ltd. c/o Forest Investment Mngt. LLC(17)(33)	1,299,000	*	49,961	49,961	—
Lyxor Master Fund Ref:
Argent/ LowLev CB c/o Argent(23)	500,000	*	19,230	19,230	—
Nations Convertible Securities Fund(15)	1,330,000	*	51,153	51,153	—
Relay II Holdings Co. c/o Forest Investment Mngt. LLC(17)(33)	172,000	*	6,615	6,615
Singlehedge U.S. Convertible Arbitrage Fund	429,000	*	16,499	16,499	—
Sphinx Convertible Arb Fund Faster Fund Ltd.(24)	39,000	*	1,499	1,499	—
Sphinx Convertible Arbitrage SPC c/o Forest Investment Mngt. LLC(17)(33)	100,000	*	3,846	3,846	—
Sturgeon Limited(25)	264,000	*	10,153	10,153	—
Topanga XI	1,371,000	*	52,730	52,730	—
Univest Convertible Arbitrage Fund Ltd. c/o Forest Investment Mngt. LLC(17)(33)	150,000	*	5,769	5,769	—
Viacom Inc. Pension Plan Master Trust(26)	4,000	*	153	153	—
Wolverine Asset Management, LLC(27)	2,229,000	1.49	85,730	85,730	—
Xavex Convertible 4Fund c/o Forest Investment Mngt. LLC(17)(33)	122,000	*	4,692	4,692	—
Xavex Convertible Arbitrage 2 Fund(28)	100,000	*	3,846	3,846	—
Zazove Convertible Arbitrage Fund L.P.(29)	1,250,000	*	48,076	48,076	—

			Number of	Number of	Number of
	Original Principal		Shares of	Shares of	Shares of
	Amount of Notes	Percentage of	Common Stock	Common Stock	Common Stock
	Beneficially Owned	Notes Outstanding	Held Before	Offered for	Held After
Name	That May be Sold	Before Offering*	Offering(1)	Sale(1)(2)	Offering(3)

Zurich Institutional Benchmark Master Fund c/o Argent(30)	100,000	*	3,846	3,846	—
Zurich Institutional Benchmarks Master Fund Ltd.(31)	1,293,000	*	49,730	49,730	—
Any other holder of notes or future transferee from any such holder(32)	55,040,000	38.20	2,116,920	2,116,920	—
Total	150,000,000	100.00	5,788,357	5,769,225	19,132

*	Less than 1%

(1)	The number of conversion shares shown in the table above assumes conversion of the full amount of notes held by such holder at the initial conversion rate of 38.4615 shares per $1,000 principal amount at maturity of notes. This conversion rate is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Under the terms of the indenture, fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any. As of September 22, 2003, we had 26,689,876 shares of common stock outstanding.

(2)	The shares of Common Stock that may be sold upon conversion of the Notes by any selling securityholder will not represent 1% or more of our outstanding Common Stock, other than Akela Capital Master Fund, Ltd. (6.00%), Alpine Associates (7.53%), Alpine Partners, L.P. (1.03%), Argent Low Lev Convertible Arbitrage Fund Ltd. (1.20%), Calamos Convertible Fund — Calamos Investment Trust (1.67%), Calamos Market Neutral Fund — Calamos Investment Trust (1.67%), CooperNeff Convertible Strategies (Cayman) Master Fund, L.P. (1.43%), Deutsche Bank Securities, Inc. (8.63%), Forest Global Convertible Fund Ltd., Class A-5 (1.70%), Highbridge International LLC (15.50%) and Wolverine Asset Management, LLC (1.49%).

(3)	Assumes all of the notes and shares of Common Stock issuable upon their conversion are sold in the offering.

(4)	Anthony B. Bosco, as Director of Akela Capital Master Fund, Ltd., exercises sole voting or dispositive power with respect to these securities.

(5)	Includes 600 shares held by Allstate New Jersey Insurance Company, 1,200 shares held by Agents Pension Plan and 3,500 shares held by Allstate Retirement plan, each an affiliate of Allstate Insurance Company. Allstate Corporation, an NYSE listed company, is the parent company of Allstate Insurance Company and all affiliates described in the preceding sentence, and holds voting and dispositive power with respect to all such securities. Certain affiliates of Allstate Insurance Company are NASD registered broker-dealers. Allstate Insurance Company has advised the Registrant that it has purchased the securities covered by the Registration Statement in the ordinary course of its business, and that, at the time of the purchase of such securities, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

(6)	Victoria Eckerd, as sole shareholder of Alpine Associates, exercises sole voting or dispositive power with respect to these securities.

(7)	Victoria Eckerd, as general partner of Alpine Partners, L.P., exercises sole voting or dispositive power with respect to these securities.

(8)	Nathaniel Brown, as principal of Argent Classic Convertible Arbitrage Fund L.P., exercises sole voting or dispositive power with respect to these securities.

(9)	Nathaniel Brown, as principal of Argent Classic Convertible Arbitrage (Bermuda) Fund Ltd., exercises sole voting or dispositive power with respect to these securities.

(10)	Nathaniel Brown, as principal of Argent Low Lev Convertible Arbitrage Fund LLC, exercises sole voting or dispositive power with respect to these securities.

(11)	Nathaniel Brown, as principal of Argent Low Lev Convertible Arbitrage Fund Ltd., exercises sole voting or dispositive power with respect to these securities.

(12)	Includes $20,000 aggregate principal amount held by Convertible Securities Fund and $130,000 aggregate principal amount held by Nations Convertible Securities Fund, each an affiliate of Banc of America Capital Management, LLC. Eddie L. Cassens, CFA, Managing Director and Yangfang C. Yan, Portfolio Manager, of Bank of America Capital Management, LLC share voting and dispositive power with respect to these securities.

(13)	SSI Investment Management, Inc., exercises sole voting or dispositive power with respect to these securities. Major shareholders of SSI Investment Management are John Gottfurcht, George Douglas and Amy Jo Gottfurcht.

(14)	Nick Calamos, as Senior Executive Vice President, Chief Investment Officer and Director of Investments for Calamos Asset Management, Inc., has sole voting or dispositive power with respect to these securities.

(15)	Eddie L. Cassens, as Managing Director, and Yangang C. Yan, as portfolio manager, share voting or dispositive power with respect to these securities.

(16)	Includes $6,250,000 aggregate principal amount held by Deutsche Bank Securities, Inc. (“Deutsche Bank”) and $6,700,000 aggregate principal amount held by DBAG — London, an affiliate of Deutsche Bank. Deutsche Bank is a reporting company under the Securities Exchange Act of 1934 and exercises sole voting and dispositive power with respect to these securities.

(17)	The selling securityholder is controlled by Forest Partners II LP, of which Michael A. Boyd Inc. is General Partner. Michael A. Boyd is the principal of Michael A. Boyd Inc. and exercises sole voting and dispositive power with respect to these securities.

(18)	KBC Financial Products USA Inc. exercises voting and investment control over any shares of common stock issuable upon conversion of the securities owned by this selling holder. Luke Edwards, Managing Director, exercises voting and investment control on behalf of KBC Financial Products USA Inc.

(19)	Highbridge International LLC is a subsidiary of Highbridge Capital Corp. (a registered broker-dealer). Highbridge Capital Management is the manager of both funds. The principal shareholders of Highbridge Capital Management are Henry Swieca and Glenn Dubin.

(20)	SSI Investment Management, Inc. exercises sole voting or dispositive power with respect to these securities. Major shareholders of SSI Investment Management are John Gottfurcht, George Douglas and Amy Jo Gottfurcht.

(21)	SSI Investment Management, Inc., exercises sole voting or dispositive power with respect to these securities. Major shareholders of SSI Investment Management are John Gottfurcht, George Douglas and Amy Jo Gottfurcht.

(22)	Luke Edwards, as Managing Director, exercises sole voting or dispositive power with respect to these securities.

(23)	Nathaniel Brown, as principal of Lyxor Master Fund Ref: Argent/ LowLev CB c/o Argent, exercises sole voting or dispositive power with respect to these securities.

(24)	SSI Investment Management, Inc., exercises sole voting or dispositive power with respect to these securities. Major shareholders of SSI Investment Management are John Gottfurcht, George Douglas and Amy Jo Gottfurcht.

(25)	Sturgeon Limited shares dispositive power with CooperNeff Advisors, Inc. CooperNeff Advisors, Inc., exercise sole voting power with respect to these securities.

(26)	SSI Investment Management, Inc., exercises sole voting or dispositive power with respect to these securities. Major shareholders of SSI Investment Management are John Gottfurcht, George Douglas and Amy Jo Gottfurcht.

(27)	Robert Bellick, Chris Gust and Eric Henschel share voting or dispositive power with respect to these securities.

(28)	Nathaniel Brown, as principal of Xavex Convertible Arbitrage 2 Fund, exercises sole voting or dispositive power with respect to these securities.

(29)	Zazove Associates LLC exercises sole voting or dispositive power with respect to these securities.

(30)	Nathaniel Brown, as principal of Zurich Institutional Benchmark Master Fund c/o Argent, exercises sole voting or dispositive power with respect to these securities.

(31)	SSI Investment Management, Inc. exercises sole voting or dispositive power with respect to 293,000 of these securities. Major shareholders of SSI Investment Management are John Gottfurcht, George Douglas and Amy Jo Gottfurcht. Zazove Associates LLC exercises sole voting or dispositive power with respect to 1,000,000 of these securities.

(32)	Information concerning other selling securityholders will be set forth in prospectus supplements from time to time, if required.

(33)	The selling securityholder and/or certain of its affiliates are NASD registered broker-dealers. The selling securityholder has advised the Registrant that it has purchased the securities covered by the Registration Statement in the ordinary course of its business, and that, at the time of the purchase of such securities, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

PLAN OF DISTRIBUTION

      We will not receive any proceeds from the sale of the notes and the underlying common stock offered by this prospectus. The selling securityholders and their successors, which includes their transferees, distributees, pledgees or donees or their successors, may sell the notes and the underlying common stock directly to purchasers or through underwriters, broker-dealers or agents. Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

      The notes and the underlying common stock may be sold in one or more transactions at:

•	Fixed prices;

•	Prevailing market prices at the time of sale;

•	Prices related to such prevailing market prices;

•	Varying prices determined at the time of sale; or

•	Negotiated prices.

      The sales may be effected in transactions in the following manner (which may involve block transactions or transactions in which the same broker acts as agent on both sides of the transaction, known as crosses):

•	On any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale;

•	In the over-the-counter market; or

•	In transactions otherwise than on such exchanges or services or in the over-the-counter market.

      From time to time, one or more of the selling securityholders may distribute, devise, gift, pledge, hypothecate or grant a security interest in some or all of the securities owned by them. Any such distributees, devisees or donees will be deemed to be selling securityholders. Any such pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling securityholders.

      The aggregate proceeds to the selling securityholders from the sale of the notes or underlying common stock will be the purchase price of the notes or common stock less any discounts and commissions. A selling securityholder reserves the right to accept and, together with their agents, to reject, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

      Our outstanding common stock is listed for trading on the New York Stock Exchange. We do not intend to list the notes for trading on any national securities exchange or any over-the-counter market. The initial purchasers of the notes have advised us that they are making and intend to continue making a market in the notes; however, they are not obligated to do so and may stop such market making at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Therefore, we cannot guarantee that any trading market will develop for the notes. Even if a market does develop, the market may not be maintained.

      The notes and underlying common stock may be sold in some states only through registered or licensed brokers or dealers. The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are underwriters within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the

Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation including, but not limited to, Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

      In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling securityholder may not sell any notes or common stock described herein and may not transfer, devise or gift such securities by other means not described in this prospectus.

      If required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

      Pursuant to the registration rights agreement filed as an exhibit to the registration statement of which this prospectus is a part, we and the selling securityholders will be indemnified by each other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

      We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and underlying common stock to the public other than applicable transfer taxes and commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

      The validity of the securities offered in this prospectus and certain material federal income tax consequences of the ownership of the notes will be passed upon for us by O’Melveny & Myers LLP, Menlo Park, California.

EXPERTS

      The consolidated financial statements included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in the accounting for goodwill upon adoption of SFAS No. 142 “Goodwill and Other Intangible Assets” for the year ended December 31, 2002 and the change in the method of accounting for the deferral of revenue on miles sold under the mileage plan for the year ended December 31, 2000, both discussed in Note 15 to the consolidated financial statements) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page(s)

Alaska Air Group, Inc. Consolidated Financial Statements:
Independent Auditors’ Report	F-2
Consolidated Balance Sheets as of December 31, 2001 and 2002	F-3
Consolidated Statements of Operations for the years ended December 31, 2000, 2001 and 2002	F-4
Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2000, 2001 and 2002	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2000, 2001 and 2002	F-6
Notes to Consolidated Financial Statements	F-7
Alaska Air Group, Inc. Unaudited Consolidated Financial Statements:
Unaudited Quarterly Consolidated Financial Information	F-26
Unaudited Consolidated Balance Sheets as of December 31, 2002 and June 30, 2003	F-27
Unaudited Consolidated Statements of Operations for the six months ended June 30, 2002 and 2003	F-29
Unaudited Statements of Consolidated Shareholders’ Equity for the six months ended June 30, 2002 and 2003	F-30
Unaudited Statements of Consolidated Cash Flows for the six months ended June 30, 2002 and 2003	F-31
Unaudited Notes to Consolidated Financial Statements	F-32

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Shareholders

Alaska Air Group, Inc.
Seattle, Washington

      We have audited the accompanying consolidated balance sheets of Alaska Air Group, Inc. (a Delaware corporation) and subsidiaries (the Company) as of December 31, 2002 and 2001 and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and 2001 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

      The Company changed its method of accounting for goodwill upon adoption of SFAS No. 142 “Goodwill and Other Intangible Assets” for the year ended December 31, 2002 and for the deferral of revenue on miles sold under the mileage plan for the year ended December 31, 2000, both discussed in Note 15 to the consolidated financial statements.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

March 10, 2003

ALASKA AIR GROUP, INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31

	2001	2002

	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$490.8	$269.0
Marketable securities	169.8	366.8
Receivables — less allowance for doubtful accounts (2001 — $1.8; 2002 — $2.3)	83.8	125.4
Inventories and supplies — net	70.2	71.9
Deferred income taxes	51.2	61.2
Prepaid expenses and other current assets	53.2	82.0

Total Current Assets	919.0	976.3

Property and Equipment
Flight equipment	2,003.6	2,066.4
Other property and equipment	403.8	430.9
Deposits for future flight equipment	112.4	93.5

	2,519.8	2,590.8
Less accumulated depreciation and amortization	698.3	811.4

Total Property and Equipment — Net	1,821.5	1,779.4

Intangible Assets	51.4	50.9

Other Assets	158.6	74.1

Total Assets	$2,950.5	$2,880.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$124.6	$132.1
Accrued aircraft rent	80.3	76.0
Accrued wages, vacation and payroll taxes	77.8	87.4
Other accrued liabilities	209.0	222.2
Air traffic liability	217.1	211.6
Current portion of long-term debt and capital lease obligations	43.2	48.6

Total Current Liabilities	752.0	777.9

Long-Term Debt and Capital Lease Obligations	852.2	856.7

Other Liabilities and Credits
Deferred income taxes	173.4	157.2
Deferred revenue	204.3	232.0
Other liabilities	117.3	201.2

	495.0	590.4

Commitments and Contingencies
Shareholders’ Equity
Preferred stock, $1 par value
Authorized: 5,000,000 shares	—	—
Common stock, $1 par value
Authorized: 100,000,000 shares
Issued: 2001 — 29,268,869 shares 2002 — 29,309,726 shares	29.3	29.3
Capital in excess of par value	482.6	483.3
Treasury stock, at cost: 2001 — 2,740,501 shares 2002 — 2,736,287 shares	(62.5)	(62.5)
Accumulated other comprehensive income (loss)	(2.5)	(80.2)
Retained earnings	404.4	285.8

	851.3	655.7

Total Liabilities and Shareholders’ Equity	$2,950.5	$2,880.7

See accompanying notes to consolidated financial statements.

ALASKA AIR GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31

	2000	2001	2002

	(In millions
	except per share amounts)
Operating Revenues
Passenger	$2,039.4	$1,972.4	$2,037.7
Freight and mail	87.6	86.3	77.1
Other — net	67.0	94.1	109.3

Total Operating Revenues	2,194.0	2,152.8	2,224.1

Operating Expenses
Wages and benefits	715.9	795.5	858.1
Contracted services	79.8	86.7	93.0
Aircraft fuel	383.3	324.3	302.0
Aircraft maintenance	194.2	181.3	170.2
Aircraft rent	186.8	186.0	190.4
Food and beverage service	54.2	58.3	66.2
Commissions	67.1	60.2	35.0
Other selling expenses	161.4	124.9	124.9
Depreciation and amortization	107.5	134.1	132.5
Loss on sale of assets	—	4.7	0.1
Landing fees and other rentals	98.7	128.2	140.3
Other	178.2	184.7	200.3
Special charge	—	10.2	—

Total Operating Expenses	2,227.1	2,279.1	2,313.0

Operating Loss	(33.1)	(126.3)	(88.9)

Nonoperating Income (Expense)
Interest income	24.0	22.2	21.2
Interest expense	(36.0)	(47.4)	(46.3)
Interest capitalized	17.7	10.6	2.7
U.S. government compensation	—	81.4	0.5
Other — net	0.5	(4.0)	9.0

	6.2	62.8	(12.9)

Loss before income tax and accounting change	(26.9)	(63.5)	(101.8)
Income tax benefit	(6.5)	(20.1)	(34.6)

Loss before accounting change	(20.4)	(43.4)	(67.2)
Cumulative effect of accounting change, net of income taxes of $29.5 million in 2000 and $0 in 2002	(46.8)	—	(51.4)

Net Loss	$(67.2)	$(43.4)	$(118.6)

Basic and Diluted Loss Per Share:
Loss before accounting change	$(0.77)	$(1.64)	$(2.53)
Cumulative effect of accounting change	(1.77)	—	(1.94)

Net Loss Per Share	$(2.54)	$(1.64)	$(4.47)

Shares used for computation:
Basic and Diluted	26.440	26.499	26.546

See accompanying notes to consolidated financial statements.

ALASKA AIR GROUP, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

						Accumulated
			Capital in			Other
	Common		Excess of	Treasury	Deferred	Comprehensive
	Shares	Common	Par	Stock,	Compen-	Income	Retained
	Outstanding	Stock	Value	at Cost	sation	(Loss)	Earnings	Total

	(In millions)
Balances at December 31, 1999	26.411	$29.2	$480.0	$(62.7)	$(0.6)	$(1.7)	$515.0	$959.2

2000 net loss							(67.2)	(67.2)
Other comprehensive income (loss):
Officers supplemental retirement plan net of $.3 tax benefit						(0.5)		(0.5)

Related to marketable securities:
Change in fair value						3.1
Reclassification to earnings						(0.3)
Income tax effect						(1.1)

						1.7		1.7

Total comprehensive loss								(66.0)
Stock issued under stock plans	0.043		1.2					1.2
Treasury stock sales	0.003			0.1				0.1
Employee Stock Ownership Plan shares allocated					0.6			0.6

Balances at December 31, 2000	26.457	29.2	481.2	(62.6)	0.0	(0.5)	447.8	895.1

2001 net loss							(43.4)	(43.4)
Other comprehensive income (loss):
Officers supplemental retirement plan net of $.4 tax benefit						(0.7)		(0.7)

Related to marketable securities:
Change in fair value						3.4
Reclassification to earnings						(3.5)
Income tax effect						0.0

						(0.1)		(0.1)

Related to fuel hedges:
Change in fair value						(2.1)
Income tax effect						0.9

						(1.2)		(1.2)

Total comprehensive loss								(45.4)
Treasury stock sales	0.003			0.1				0.1
Stock issued under stock plans	0.068	0.1	1.4					1.5

Balances at December 31, 2001	26.528	29.3	482.6	(62.5)	0.0	(2.5)	404.4	851.3

2002 net loss							(118.6)	(118.6)
Other comprehensive income (loss):
Officers supplemental retirement plan net of $0.4 tax benefit						(0.7)		(0.7)

Related to marketable securities:
Change in fair value						(0.4)
Reclassification to earnings						0.6
Income tax effect						(0.1)

						0.1		0.1

Related to fuel hedges:
Change in fair value						28.2
Reclassification to earnings						(12.1)
Income tax effect						(6.0)

						10.1		10.1

Minimum pension liability adjustment net of $52.5 tax benefit						(87.2)		(87.2)

Total comprehensive loss								(196.3)
Treasury stock sales	0.005
Stock issued for employee stock purchase plan	0.024		0.3					0.3
Stock issued under stock plans	0.016		0.4					0.4

Balances at December 31, 2002	26.573	$29.3	$483.3	$(62.5)	$0.0	$(80.2)	$285.8	$655.7

See accompanying notes to consolidated financial statements.

ALASKA AIR GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31

	2000	2001	2002

	(In millions)
Cash flows from operating activities:
Net loss	$(67.2)	$(43.4)	$(118.6)
Adjustments to reconcile net loss to net cash provided by operating activities:
Cumulative effect of accounting change	46.8	—	51.4
Special charge	—	10.2	—
Depreciation and amortization	107.5	134.1	132.5
Amortization of airframe and engine overhauls	65.8	73.7	62.2
Changes in derivative fair values	—	7.4	(6.0)
Loss on sale of assets	—	4.7	0.1
Increase in deferred income tax liabilities	37.8	21.1	30.7
(Increase) decrease in accounts receivable — net	(6.0)	3.1	(44.4)
Increase in other current assets	(43.6)	(16.4)	(26.0)
Increase (decrease) in air traffic liability	19.5	7.5	(5.6)
Increase (decrease) in other current liabilities	(37.7)	53.1	(7.5)
Increase in deferred revenue and other-net	150.2	31.4	55.7

Net cash provided by operating activities	273.1	286.5	124.5

Cash flows from investing activities:
Proceeds from disposition of assets	36.5	2.5	3.6
Purchases of marketable securities	(459.7)	(258.5)	(630.8)
Sales and maturities of marketable securities	300.0	446.4	433.9
Property and equipment additions:
Aircraft purchase deposits	(161.3)	(47.5)	(36.1)
Capitalized overhauls	(88.4)	(49.2)	(65.3)
Aircraft	(126.3)	(261.5)	(40.6)
Other flight equipment	(28.5)	(52.2)	(16.4)
Other property	(53.7)	(43.4)	(42.5)
Aircraft deposits returned	104.0	63.5	46.5
Restricted deposits and other	(0.4)	(18.3)	(13.7)

Net cash used in investing activities	(477.8)	(218.2)	(361.4)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	238.2	388.8	58.0
Long-term debt and capital lease payments	(65.8)	(69.2)	(43.8)
Proceeds from issuance of common stock	1.2	1.5	0.9

Net cash provided by financing activities	173.6	321.1	15.1

Net change in cash and cash equivalents	(31.1)	389.4	(221.8)
Cash and cash equivalents at beginning of year	132.5	101.4	490.8

Cash and cash equivalents at end of year	$101.4	$490.8	$269.0

Supplemental disclosure of cash paid (refunded) during the year for:
Interest (net of amount capitalized)	$28.5	$49.9	$44.7
Income taxes	3.6	(18.4)	(22.8)
Noncash investing and financing activities	None	None	None

See accompanying notes to consolidated financial statements.

ALASKA AIR GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002

Note 1.	Summary of Significant Accounting Policies

Organization and Basis of Presentation

      The consolidated financial statements include the accounts of Alaska Air Group, Inc. (Company or Air Group) and its subsidiaries, the principal subsidiaries being Alaska Airlines, Inc. (Alaska) and Horizon Air Industries, Inc. (Horizon). All significant intercompany balances and transactions have been eliminated. These financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and their preparation requires the use of management’s estimates. Actual results could differ from these estimates. Certain reclassifications have been made in prior years’ financial statements to conform to the 2002 presentation.

Nature of Operations

      Alaska and Horizon operate as airlines. However, their business plans, competition, and economic risks differ substantially. Alaska is a major airline serving primarily Alaska; Vancouver, Canada; the U.S. West Coast; and Mexico. It operates an all jet fleet and its average passenger trip is 932 miles. Horizon is a regional airline serving primarily the Pacific Northwest, Northern California, and Western Canada. It operates both jet and turboprop aircraft, and its average passenger trip is 314 miles. Substantially all of Alaska’s and Horizon’s sales occur in the United States. See Note 11 for operating segment information.

Cash and Cash Equivalents

      Cash equivalents consist of highly liquid investments with original maturities of three months or less. They are carried at cost, which approximates market. The Company reduces its cash balance when checks are disbursed. Due to the time delay in checks clearing the banks, the Company normally maintains a negative cash balance, which is reported as a current liability. The amount of the negative cash balance was $19.8 million and $27.5 million at December 31, 2001 and 2002, respectively.

Inventories and Supplies — Net

      Expendable and repairable aircraft parts, as well as other materials and supplies, are stated at average cost. An allowance for obsolescence of flight equipment expendable and repairable parts is accrued based on estimated disposal dates and salvage values. Surplus inventories are carried at their net realizable value. At December 31, 2001 and 2002, the allowance for all inventories was $39.6 million and $44.5 million, respectively.

ALASKA AIR GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property, Equipment and Depreciation

      Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives, which are as follows:

Aircraft and related flight equipment:

Boeing 737-200C	10-14 years
Boeing 737-400/700/900	20 years
Boeing MD-80	20 years
Bombardier Dash 8 (Rotable spares only)	10 years
Bombardier CRJ 700 (Rotable spares only)	10 years
Fokker F-28	2/14/03*
Buildings	10-30 years
Capitalized leases and leasehold improvements	Term of lease
Other equipment	3-15 years

*	Final aircraft retirement date

      Routine maintenance and repairs are expensed when incurred. The costs of major airframe and engine overhauls are capitalized and amortized to maintenance expense over the shorter of the life of the overhaul or the remaining lease term. Major modifications that extend the life or improve the usefulness of aircraft are capitalized and depreciated over their estimated period of use. Assets and related obligations for items financed under capital leases are initially recorded at an amount equal to the present value of the future minimum lease payments. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the total amount of an asset may not be recoverable. An impairment loss is recognized when estimated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. If the asset is not considered recoverable, an amount equal to the excess of the carrying amount over the fair value will be charged against the asset with a corresponding expense to the consolidated statement of operations.

Internally Developed Software

      The Company capitalizes certain internal development software costs. Amortization commences when the software is ready for its intended use and the amortization period is the estimated useful life of the software. Capitalized costs primarily include contract labor and the salaries and wages of individuals dedicated to the development of internal use software. The Company capitalized software development costs of $6.1 million, $9.2 million and $6.9 million during the years ended December 31, 2000, 2001, and 2002, respectively.

Deferred Revenue

      Deferred revenue results primarily from the sale of mileage credits, the sale and leaseback of aircraft, and the receipt of manufacturer or vendor credits. This revenue is recognized when award transportation is provided or over the term of the applicable agreements.

Leased Aircraft Return Costs

      Cash payments associated with returning leased aircraft are accrued when probable and estimable. As leased aircraft are returned, any payments are charged against the established reserve. The reserve is part of other current and long-term liabilities, and at December 31, 2001 and 2002 was $11.6 million and $14.2 million, respectively.

ALASKA AIR GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenue Recognition

      Passenger revenue is recognized when the passenger travels. Tickets sold but not yet used are reported as air traffic liability. Freight and mail revenues are recognized when service is provided. Other-net revenues are primarily related to the Mileage Plan and they are recognized as described in the “Frequent Flyer Awards” paragraph below.

Frequent Flyer Awards

      Alaska operates a frequent flyer program (“Mileage Plan”) that provides travel awards to members based on accumulated mileage. For miles earned by flying on Alaska and travel partners, the estimated incremental cost of providing free travel awards is recognized as a selling expense and accrued as a liability as miles are accumulated. Alaska also sells mileage credits to non-airline partners, such as hotels, car rental agencies, and a credit card company. The Company defers a majority of the sales proceeds and recognizes them as revenue when the award transportation is provided. The deferred proceeds are recognized as passenger revenue for awards issued on Alaska, and as other-net revenue for awards issued on other airlines.

      Alaska’s Mileage Plan liabilities are included under the following balance sheet captions at December 31 (in millions):

	2001	2002

Current Liabilities:
Other accrued liabilities	$65.7	$87.0
Other Liabilities and Credits:
Deferred revenue	150.7	183.9
Other liabilities	31.9	32.1

Total	$248.3	$303.0

Contracted Services

      Contracted services includes expenses for ground handling, security, navigation fees, temporary employees, data processing fees, and other similar services.

Other Selling Expenses

      Other selling expenses includes credit card commissions, computerized reservations systems (CRS) charges, Mileage Plan free travel awards, advertising, and promotional costs. Advertising production costs are expensed the first time the advertising takes place. Advertising expense was $19.7 million, $17.1 million, and $17.0 million, respectively, in 2000, 2001, and 2002.

Capitalized Interest

      Interest is capitalized on flight equipment purchase deposits and ground facility progress payments as a cost of the related asset. The interest cost is based on the Company’s weighted average borrowing rate and is depreciated over the estimated useful life of the asset. The Company ceases capitalization of interest on aircraft when delivery dates are deferred. Capitalization continues when the deferral period is over.

ALASKA AIR GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes

      The Company uses the asset and liability approach for accounting and reporting income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

Stock Options

      The Company applies the intrinsic value method in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations in accounting for stock options. See Note 6 for more information.

      Had compensation cost for the Company’s stock options been determined in accordance with Statement of Financial Accounting Standards No. 123, loss before accounting change and applicable loss per share (EPS) would have been reduced to the pro forma amounts indicated below. See Note 6 for the assumptions used to compute the pro forma amounts.

	2000	2001	2002

Loss before accounting change (in millions):
As reported	$(20.4)	$(43.4)	$(67.2)
Pro forma	(25.1)	(49.3)	(73.0)
Basic EPS:
As reported	$(0.77)	$(1.64)	$(2.53)
Pro forma	(0.95)	(1.86)	(2.75)
Diluted EPS:
As reported	$(0.77)	$(1.64)	$(2.53)
Pro forma	(0.95)	(1.86)	(2.75)

Derivative Financial Instruments

      Effective January 1, 2001, the Company adopted Statement on Financial Accounting Standard (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended.

      SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. The Company’s operating results can be significantly impacted by changes in the price of aircraft fuel. To manage the risks associated with changes in aircraft fuel prices, the Company uses swap agreements and call options for crude oil and other commodities. These contracts, referred to as “fuel hedge contracts,” have a high correlation to changes in aircraft fuel prices, and therefore qualify as cash flow hedges under SFAS No. 133. Each period, the contracts are adjusted to fair market value. The change in the value of the fuel hedge contracts that perfectly offsets the change in the value of the aircraft fuel being hedged is recorded as other comprehensive income or loss until the hedged contract is settled and is then recognized in earnings as part of fuel expense. To the extent the change in the value of the fuel hedge contracts does not perfectly offset the change in the value of the aircraft fuel purchase being hedged, the change is recognized in earnings as part of nonoperating income (expense). At December 31, 2002, the Company has fuel hedge contracts for 140 million gallons of jet fuel usage in 2003.

ALASKA AIR GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      For the years ended December 31, 2001 and 2002, the Company recognized $7.4 million in nonoperating expense and $6.4 million in nonoperating income, respectively, related to the ineffectiveness on the fuel hedge contracts. In 2001 and 2002, the Company recorded unrealized losses of $1.2 million and unrealized gains of $10.1 million, respectively, net of income taxes which are reflected in other comprehensive income. During 2000 and 2002, the Company recognized gains of $4.7 million and $12.1 million, respectively, from the cash settlement of hedging activities. In 2001, hedging gains resulting from cash settlements of hedging activities were de minimis. These gains are reflected in aircraft fuel in the consolidated statements of operations.

      The Company enters into foreign exchange forward contracts, generally with maturities of less than one month, to manage the risk associated with net foreign currency transactions. Resulting gains and losses are recognized currently in other operating expense. The Company periodically enters into interest rate swap agreements to hedge interest rate risk. At December 31, 2002, there were no foreign currency contracts or interest rate swap agreements outstanding.

New Accounting Standards

      In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees. Additionally, this Interpretation clarifies the requirements for recognizing a liability at the inception of the guarantee equal to the fair value of the obligation undertaken in issuing the guarantee and incorporates the guidance in FASB Interpretation No. 34, Disclosure of Indirect Guarantees of Indebtedness of Others. Disclosures under Interpretation No. 45 are effective for financial statements issued after December 15, 2002. While the Company has various guarantees included in contracts in the normal course of business, primarily in the form of indemnities, these guarantees would only result in immaterial increases in future costs, but do not represent significant commitments or contingent liabilities of the indebtedness of others.

Note 2.	Marketable Securities

      At December 31, 2001 and 2002 all of the Company’s marketable securities are classified as available-for-sale. The securities are carried at fair value, with the unrealized gains and losses reported in stockholders’ equity under the caption “Accumulated Other Comprehensive Income (Loss)”. Realized gains and losses are included in other nonoperating income (expense) in the consolidated statements of operations. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest income in the consolidated statements of operations.

ALASKA AIR GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Marketable securities consisted of the following at December 31 (in millions):

	2001	2002

Cost:
U.S. government securities	$59.2	$156.1
Asset backed obligations	72.5	118.1
Other corporate obligations	36.2	91.0

	$167.9	$365.2

Fair value:
U.S. government securities	$59.3	$158.2
Asset backed obligations	72.9	118.1
Other corporate obligations	37.6	90.5

	$169.8	$366.8

      Of the marketable securities on hand at December 31, 2002, 29% are expected to mature in 2003, 40% in 2004, and 31% thereafter.

	2000	2001	2002

Proceeds from sales and maturities	$300.0	$446.4	$433.9
Gross realized gains	0.3	4.0	1.3
Gross realized losses	0.6	0.4	1.7

      Realized gains and losses are reported as a component of other nonoperating income/expense.

Note 3.	Other Assets

      Other assets consisted of the following at December 31 (in millions):

	2001	2002

Prepaid pension cost	$98.4	$—
Restricted deposits	44.5	58.2
Deferred costs and other	15.7	15.9

	$158.6	$74.1

      At December 31, 2001, Alaska owned approximately 81,000 depository certificates convertible, subject to certain restrictions, into the common stock of Equant N.V., a telecommunication network company. During 2001, France Telecom purchased Equant N.V. At December 31, 2001, Alaska’s carrying value in the certificates was de minimis and had an estimated fair value of $1.4 million. In April 2002 the Company sold the certificates for net sales proceeds of approximately $.9 million.

ALASKA AIR GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4.	Long-term Debt and Capital Lease Obligations

      At December 31, 2001 and 2002, long-term debt and capital lease obligations were as follows (in millions):

	2001	2002

Fixed rate notes payable due through 2015*	$420.7	$439.9
Variable rate notes payable due through 2018*	455.5	453.6

Long-term debt	876.2	893.5
Capital lease obligations	14.9	11.8
Other	4.3	—
Less current portion	(43.2)	(48.6)

	$852.2	$856.7

*	The weighted average fixed interest rate was 7.4% during 2001 and 2002. The weighted average variable interest rate was 4.6% and 2.5% during 2001 and 2002, respectively.

      At December 31, 2002, borrowings of $893.5 million were secured by flight equipment and real property. During 2002, Alaska issued $58.0 million of debt secured by flight equipment, having interest rates that vary with LIBOR and payment terms of 12 years. In September 2001, Alaska borrowed $150 million under its credit facility at an interest rate that varies with LIBOR and is payable on or before December 31, 2004.

      At December 31, 2002, long-term debt principal payments for the next five years were (in millions):

2003	$45.3

2004	$205.5

2005	$38.8

2006	$41.6

2007	$44.5

      Certain Alaska loan agreements contain provisions that require maintenance of specific levels of net worth, leverage and fixed charge coverage, and limit investments, lease obligations, sales of assets, and additional indebtedness. At December 31, 2002, the Company was in compliance with all loan provisions.

Note 5.	Commitments

Lease Commitments

      At December 31, 2002, the Company has lease contracts for 109 aircraft that have remaining noncancelable lease terms of one to 16 years. The majority of airport and terminal facilities are also leased, with terms ranging from one to 87 years. Total rent expense was $242.0 million, $254.0 million and $274.1 million, in 2000, 2001, and 2002, respectively.

ALASKA AIR GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Future minimum lease payments with noncancelable terms in excess of one year as of December 31, 2002 are shown below (in millions):

	Operating Leases
			Capital
	Aircraft	Facilities	Leases

2003	$201.6	$35.2	$4.1
2004	185.6	26.2	8.4
2005	180.7	18.7	0.2
2006	177.7	12.0	0.2
2007	161.0	9.3	0.1
Thereafter	1,094.5	119.4	—

Total lease payments	$2,001.1	$220.8	$13.0

Less amount representing interest			(1.2)

Present value of capital lease payments			$11.8

Aircraft Commitments

      The Company has firm orders for nine Boeing 737 series aircraft to be delivered between 2003 and 2004, and 14 Bombardier CRJ 700 jets between 2003 and 2005. The firm orders require payments of approximately $601 million between 2003 and 2005. As of December 31, 2002, deposits of $83.9 million related to the firm orders had been made. In addition to the ordered aircraft, the Company holds purchase options on 26 Boeing 737s, 15 Dash 8-400s, and 25 CRJ 700s.

      Alaska is party to a purchase agreement with an aircraft manufacturer. Under the agreement, upon commitment to purchase the aircraft, Alaska must make deposits to the manufacturer of a portion of the purchase price of the aircraft, with the remainder of the purchase price due at delivery. Concurrent with this agreement, the manufacturer has an agreement with a Trust wherein the Trust makes deposits to the manufacturer of additional pre-delivery deposits for the aircraft. Under certain specified events, including default by the Trust, Alaska may be required to pay the manufacturer the amounts paid by the Trust in order to retain the right to purchase the aircraft. Alaska makes monthly payments to the Trust related to the advances made by the Trust to the manufacturer, which payments are capitalized as part of the aircraft cost. The Trust is reimbursed for its advances on or before the delivery of the applicable aircraft.

Note 6.	Stock Plans

      Air Group has three stock option plans that provide for the purchase of Air Group common stock at stipulated prices on the dates of the grant by certain officers and key employees of Air Group and its subsidiaries. Under the 1996, 1997, and 1999 Plans, options for 3,583,100 shares have been granted and, at December 31, 2002, 981,650 shares were available for grant. Under all plans, the stock options granted have terms of up to ten years. Substantially all grantees are 25% vested after one year, 50% after two years, 75% after three years, and 100% after four years.

      The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 2000, 2001, and 2002, respectively: dividend yield of 0% for all years; volatility of 44%, 44%, and 49%; risk-free interest rates of 6.62%, 4.26%, and 3.82%; and expected lives of 5 years for all years. Using these assumptions, the weighted average fair value of options granted was $14.58, $12.71, and $13.43 in 2000, 2001, and 2002, respectively.

ALASKA AIR GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Air Group follows APB Opinion No. 25 and related Interpretations in accounting for stock options. Accordingly, no compensation cost has been recognized for these plans as the exercise price of options equals the fair market value on date of grant.

      Changes in the number of shares subject to option, with their weighted average exercise prices, are summarized below:

	Shares	Price

Outstanding, Jan. 1, 2000	1,338,812	$38.51
Granted	609,900	30.27
Exercised	(21,725)	16.66
Canceled	(106,050)	38.11

Outstanding, Dec. 31, 2000	1,820,937	34.10
Granted	1,252,900	28.52
Exercised	(67,950)	18.87
Canceled	(104,275)	36.37

Outstanding, Dec. 31, 2001	2,901,612	31.96
Granted	388,300	28.52
Exercised	(16,700)	20.20
Canceled	(20,900)	27.67

Outstanding, Dec. 31, 2002	3,252,312	$31.64

Exercisable at year-end
December 31, 2000	736,462	$32.52
December 31, 2001	1,022,962	34.67
December 31, 2002	1,615,887	33.95

      The following table summarizes stock options outstanding and exercisable at December 31, 2002 with their weighted average exercise prices and remaining contractual lives:

Range of	Remaining
Exercise Prices	Life (Years)	Shares	Price

Outstanding:
$15 to $29	7.9	1,191,250	$25.21
$30 to $40	7.1	1,792,737	33.54
$41 to $58	5.2	268,325	47.52

$15 to $58	7.2	3,252,312	$31.64

Exercisable:
$15 to $29		406,125	$23.15
$30 to $40		941,437	34.74
$41 to $58		268,325	47.52

$15 to $58		1,615,887	$33.95

      In August 2002, the Company adopted an Employee Stock Purchase Plan (the ESPP Plan) which is intended to qualify under Section 423 of the Internal Revenue Code. Under the terms of the ESPP Plan, employees can purchase Company common stock at 85% of the lower of the fair market value on the first

ALASKA AIR GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

or the last day of each quarterly offering period. Proceeds received from the issuance of shares are credited to stockholders’ equity in the fiscal year the shares are issued. Through December 31, 2002, 24,157 shares have been purchased by Company employees under the ESPP Plan.

Note 7.	Employee Benefit Plans

Pension Plans

      Four defined benefit and five defined contribution retirement plans cover various employee groups of Alaska and Horizon. The defined benefit plans provide benefits based on an employee’s term of service and average compensation for a specified period of time before retirement. Pension plans are funded as required by the Employee Retirement Income Security Act of 1974 (ERISA). The defined benefit plan assets consist primarily of marketable equity and fixed income securities. The following table sets forth the status of the plans for 2001 and 2002 (in millions):

	2001	2002

Projected benefit obligation
Beginning of year	$430.2	$507.2
Service cost	29.0	37.2
Interest cost	32.3	38.6
Amendments	5.2	3.8
Change in assumptions	16.4	41.3
Actuarial loss	6.2	25.7
Benefits paid	(12.1)	(13.1)

End of year	$507.2	$640.7

Plan assets at fair value
Beginning of year	$438.7	$454.5
Actual return on plan assets	(17.1)	(42.6)
Employer contributions	45.0	19.3
Benefits paid	(12.1)	(13.1)

End of year	$454.5	$418.1

Funded status	$(52.7)	$(222.6)
Unrecognized loss	99.6	250.1
Unrecognized transition asset	(0.1)	—
Unrecognized prior service cost	51.6	50.2

Net amount recognized	$98.4	$77.7

Amounts recognized in the consolidated balance sheet:
Prepaid benefit cost	98.4	—
Intangible asset	—	50.2
Accrued benefit liability — current	—	(38.0)
Accrued benefit liability — long term	—	(74.2)
Accumulated other comprehensive income	—	139.7

Net amount recognized	$98.4	$77.7

ALASKA AIR GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2001	2002

Weighted average assumptions as of December 31
Discount rate	7.25%	6.75%
Expected return on plan assets	10.0%	8.0%
Rate of compensation increase	5.4%	5.4%

      Net pension expense for the defined benefit plans included the following components for 2000, 2001, and 2002 (in millions):

	2000	2001	2002

Service cost	$24.0	$29.0	$37.2
Interest cost	28.5	32.3	38.6
Expected return on assets	(43.4)	(46.0)	(46.4)
Amortization of prior service cost	4.5	4.6	5.2
Recognized actuarial loss (gain)	(0.1)	0.1	5.4

Net pension expense	$13.5	$20.0	$40.0

      In the fourth quarter of 2002, the Company recorded an $87.2 million (net of taxes of $52.5 million) non-cash charge to equity in connection with the defined benefit plans that the Company sponsors for eligible employees. This charge is a result of an unfunded accrued benefit obligation resulting from lower than expected returns on plan assets and a reduction in discount rate.

      Alaska and Horizon also maintain unfunded, noncontributory defined benefit plans for certain elected officers. The following table sets forth the status of the plans for 2001 and 2002 (in millions):

	2001	2002

Projected benefit obligation
Beginning of year	$24.8	$28.3
Service cost	0.8	0.6
Interest cost	1.8	2.0
Amendments	—	0.5
Actuarial gain	1.0	1.0
Benefits paid	(1.4)	(1.5)

End of year	$27.0	$30.9

Plan assets at fair value
Beginning of year	$—	$—
Actual return on plan assets	—	—
Employer contributions	1.4	1.5
Benefits paid	(1.4)	(1.5)

End of year	$0.0	$0.0

Funded status	(27.0)	(30.9)
Unrecognized loss	3.3	5.8
Unrecognized prior service cost	0.4	0.7

Net amount recognized	$(23.3)	$(24.4)

ALASKA AIR GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2001	2002

Amounts recognized in the consolidated balance sheet:
Intangible assets	$0.3	$0.7
Accrued benefit liability — current	(1.5)	(1.5)
Accrued benefit liability — long term	(25.5)	(28.2)
Accumulated other comprehensive income	3.4	4.6

Net amount recognized	$(23.3)	$(24.4)

      Net pension expense for the noncontributory defined benefit plan included the following components for 2000, 2001 and 2002 (in millions):

	2000	2001	2002

Service cost	$0.7	$0.8	$0.6
Interest cost	1.7	1.8	2.0
Expected return on assets	—	—	—
Amortization of prior service cost	0.1	—	0.1
Amortization of transition asset	0.1	—	—

Net pension expense	$2.6	$2.6	$2.7

      The defined contribution plans are deferred compensation plans under section 401(k) of the Internal Revenue Code. All of these plans require Company contributions. Total expense for the defined contribution plans was $16.4 million, $19.0 million, and $20.6 million, respectively, in 2000, 2001, and 2002.

Profit Sharing Plans

      Alaska and Horizon have employee profit sharing plans. There was no expense during 2000, 2001 and 2002.

Other Postretirement Benefits

      The Company allows retirees to continue their medical, dental, and vision benefits by paying all or a portion of the active employee plan premium until eligible for Medicare, currently age 65. This results in a subsidy to retirees, because the premiums received by the Company are less than the actual cost of the retirees’ claims. The accumulated postretirement benefit obligation (APBO) for this subsidy is unfunded, and at December 31, 2001 and 2002 was $32.6 million and $52.7 million, respectively. The accrued liability related to the subsidy is included with other liabilities on the Consolidated Balance Sheet, and totaled $29.4 million and $31.3 million at December 31, 2001 and 2002, respectively. Annual expense related to this subsidy was approximately $4.6 million in 2000 and 2001, and $4.4 million in 2002.

ALASKA AIR GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Net periodic benefit cost for the postretirement medical plans included the following components for 2000, 2001, and 2002 (in millions):

	2000	2001	2002

Service cost	$1.3	$1.5	$2.3
Interest cost	1.9	2.1	3.2
Expected return on assets	—	—	—
Amortization of prior service cost	0.2	0.1	(0.2)
Recognized actuarial loss (gain)	1.2	0.9	(0.9)

Net periodic benefit cost	$4.6	$4.6	$4.4

      Effect of 1% higher or lower trend rates for the postretirement medical plans on the following components for 2000, 2001, and 2002 (in millions):

	2000	2001	2002

Change in service and interest cost
1% higher trend rate	$0.5	$0.6	$1.0
1% lower trend rate	(0.5)	(0.5)	(0.6)
Change in year-end postretirement benefit obligation
1% higher trend rate	$4.2	$5.0	$7.0
1% lower trend rate	(3.6)	(4.2)	(6.0)

ALASKA AIR GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 8.     Income Taxes

      Deferred income taxes reflect the impact of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and such amounts for tax purposes. Deferred tax (assets) and liabilities comprise the following at December 31 (in millions):

	2001	2002

Excess of tax over book depreciation	$285.1	$350.4
Fuel hedges	—	5.2
Other — net	1.8	16.2

Gross deferred tax liabilities	286.9	371.8

Frequent flyer program	(88.0)	(112.4)
Alternative minimum tax	(21.7)	(56.1)
Leased aircraft return provisions	(4.6)	(5.7)
Inventory obsolescence	(14.5)	(11.4)
Deferred revenue	(13.4)	(16.6)
Asset impairment	(3.6)	(3.2)
Fuel hedges	(3.4)	—
Employee benefits	(1.8)	(53.4)
Other — net	(13.7)	(17.0)

Gross deferred tax assets	(164.7)	(275.8)

Net deferred tax liabilities	$122.2	$96.0

Current deferred tax asset	$(51.2)	$(61.2)
Noncurrent deferred tax liability	173.4	157.2

Net deferred tax liability	$122.2	$96.0

      The components of income tax expense (credit) were as follows (in millions):

	2000	2001	2002

Current tax expense (credit):
Federal	$1.8	$(25.6)	$(53.0)
State	(0.1)	(1.2)	(2.3)

Total current	1.7	(26.8)	(55.3)

Deferred tax expense (credit):
Federal	(7.8)	7.2	19.8
State	(0.4)	(0.5)	0.9

Total deferred	(8.2)	6.7	20.7

Total before acctg. change	(6.5)	(20.1)	(34.6)

Deferred tax credit, cumulative effect of acctg. change	(29.5)	—	—

Total tax benefit	$(36.0)	$(20.1)	$(34.6)

ALASKA AIR GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Income tax benefit reconciles to the amount computed by applying the U.S. federal rate of 35% to loss before income tax and accounting change as follows (in millions):

	2000	2001	2002

Loss before income tax and accounting change	$(26.9)	$(63.5)	$(101.8)

Expected tax benefit	$(9.6)	$(22.1)	$(35.6)
Nondeductible expenses	3.4	3.3	2.4
State income tax benefit	(0.3)	(1.2)	(1.9)
Other — net	—	(0.1)	0.5

Actual tax benefit	$(6.5)	$(20.1)	$(34.6)

Effective tax rate	24.2%	31.7%	34.0%

Note 9.     Financial Instruments

      The estimated fair values of the Company’s financial instruments were as follows (in millions):

	December 31, 2001

	Carrying	Fair
	Amount	Value

Assets:
Cash and cash equivalents	$490.8	$490.8
Marketable securities	169.8	169.8
Fuel hedge contracts	1.2	1.2
Restricted deposits and depository certificates	44.5	45.9
Liabilities:
Long-term debt	876.2	889.3

	December 31, 2002

	Carrying	Fair
	Amount	Value

Assets:
Cash and cash equivalents	$269.0	$269.0
Marketable securities	366.8	366.8
Restricted deposits	58.2	58.2
Fuel hedge contracts	17.4	17.4
Liabilities:
Long-term debt	893.5	926.7

      The fair value of cash equivalents approximates carrying value due to the short maturity of these instruments. The fair value of marketable securities is based on quoted market prices. The fair value of fuel hedge contracts is based on commodity exchange prices. The fair value of restricted deposit approximates the carrying amount. At December 31, 2001, the fair value of restricted deposits include depository certificates convertible into the common stock of Equant N.V., which were valued at $1.4 million based on the market value of France Telecom stock. In April 2002, the Company sold the certificates for net sales proceeds of approximately $.9 million. The fair value of long-term debt is based on a discounted cash flow analysis using the Company’s current borrowing rate.

ALASKA AIR GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 10.     Loss per Share (EPS)

      Basic EPS is calculated by dividing net income by the average number of common shares outstanding. Diluted EPS is calculated by dividing net income by the average common shares outstanding plus additional common shares that would have been outstanding assuming the exercise of in-the-money stock options. Stock options excluded from the calculation of diluted EPS because they are antidilutive, represented 1.8 million, 2.9 million, and 3.3 million shares, respectively, in 2000, 2001, and 2002. EPS calculations were as follows (in millions except per share amounts):

	2000	2001	2002

Basic and Diluted
Loss before accounting change	$(20.4)	$(43.4)	$(67.2)
Avg. shares outstanding	26.440	26.499	26.546

EPS before acctg. change	$(0.77)	$(1.64)	$(2.53)

Note 11.     Operating Segment Information

      SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, as amended (SFAS 131), requires that a public company report annual and interim financial and descriptive information about its reportable operating segments. Operating segments, as defined, are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company has two primary operating and reporting segments, consisting of Alaska and Horizon. These segments are more fully described in Note 1 under Nature of Operations.

ALASKA AIR GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Financial information for Alaska and Horizon follows (in millions):

	2000	2001	2002

Operating revenues:
Alaska	$1,766.2	$1,763.0	$1,833.1
Horizon	443.1	408.4	415.2
Other	1.1	1.5	1.4
Elimination of inter-company revenues	(16.4)	(20.1)	(25.6)

Consolidated	2,194.0	2,152.8	2,224.1

Depreciation and amortization expense:
Alaska	85.8	106.1	114.2
Horizon	20.7	26.7	17.0
Other	1.0	1.3	1.3

Consolidated	107.5	134.1	132.5

Interest income:
Alaska	27.7	26.0	23.2
Horizon	—	—	0.7
Elimination of inter-company accounts	(3.7)	(3.8)	(2.7)

Consolidated	24.0	22.2	21.2

Interest expense:
Alaska	36.0	47.4	46.3
Horizon	3.1	3.0	2.1
Other	0.6	0.8	0.7
Elimination of inter-company accounts	(3.7)	(3.8)	(2.8)

Consolidated	36.0	47.4	46.3

Loss before income tax and accounting change:
Alaska	(20.1)	(16.4)	(87.3)
Horizon	(6.0)	(45.1)	(12.8)
Other	(.8)	(2.0)	(1.7)

Consolidated	(26.9)	(63.5)	(101.8)

Capital expenditures*:
Alaska	279.3	400.9	146.2
Horizon	71.2	(10.7)	8.5
Other	3.7	0.1	(0.3)

Consolidated	354.2	390.3	154.4

Total assets at end of period:
Alaska	2,303.3	2,756.0	2,751.1
Horizon	259.0	241.4	213.5
Other	909.5	878.9	734.8
Elimination of inter-company accounts	(943.7)	(925.8)	(818.7)

Consolidated	$2,528.1	2,950.5	$2,880.7

*	Capital expenditures include aircraft deposits and deposits returned.

ALASKA AIR GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 12.	Special Charge

      In December 2001,Horizon recorded a $10.2 million special charge to recognize the loss in value of its owned Fokker F-28 aircraft engines and related spare parts, which had a net book value of $16.2 million, net of the impairment charge, at December 31, 2001, and $8.1 million at December 31, 2002. The F-28s, which are being replaced with more fuel-efficient CRJ 700 regional jets, were phased completely out of service on February 14, 2003.

Note 13.     U.S. Government Compensation

      In September, 2001, the U.S. Government passed the Air Transportation Safety and System Stabilization Act to provide $5 billion of cash compensation and $10 billion of loan guarantees to U.S. airlines. The purpose of the Act was to compensate the airlines for direct and incremental losses for the period September 11 through December 31, 2001 as a result of the September 11 terrorist attacks.

      Through December 31, 2001, Alaska and Horizon recorded government compensation of $71.6 million and $9.8 million, respectively. These amounts are reflected in nonoperating income (expense) in the consolidated statements of operations. During the third quarter of 2002, the Department of Transportation completed its review procedures and remitted final compensation payments to Alaska and Horizon of $0.2 million and $0.2 million, respectively.

Note 14.     Contingencies

Oakland Maintenance Investigation

      In December 1998, the U.S. attorney for the Northern District of California initiated a grand jury investigation concerning certain 1998 maintenance activities at Alaska’s Oakland maintenance base. The investigation was expanded to include the aircraft involved in the loss of Flight 261 in January 2000. The FAA separately proposed a civil penalty in connection with the 1998 maintenance activities, which Alaska and the FAA have settled for an agreed amount. In December 2001, the U.S. Attorney notified Alaska that the evidence it had gathered relative to the 1998 maintenance activities did not warrant the filing of criminal charges, and closed that part of the investigation. The U.S. Attorney also placed the portion of its investigation related to Flight 261 on inactive status, with the possibility of reactivating and reviewing the matter when the NTSB issued its final report on the accident. Accordingly, following the final NTSB hearing on the Flight 261 investigation in December 2002, the U.S. attorney’s office reactivated the matter in order to review it in light of the final NTSB report.

Flight 261 Litigation

      Alaska is a defendant in a number of lawsuits relating to the loss of Flight 261 on January 31, 2000. Representatives of all 88 passengers and crew on board have filed cases against Alaska, the Boeing Company, and others. The suits were originally filed in various state and Federal Courts in Alaska, California, Washington and Illinois. Since then, they have all been consolidated in the U.S. District Court for the Northern District of California. The suits seek unspecified compensatory and punitive damages. In May 2001, the judge presiding over the majority of the cases ruled that punitive damages are not available against Alaska. Alaska has settled 48 of these cases and continues in its efforts to settle the remaining ones. Trial on the remaining cases is set for July 2003. Consistent with industry standards, the Company maintains insurance against aircraft accidents.

Flight 261 NTSB Proceeding

      In January 2003, the NTSB issued its final report on the Flight 261 accident. The report contained the NTSB’s findings, conclusions, probable cause of the accident and safety recommendations. NTSB

ALASKA AIR GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

staff’s draft report included language that the Board recommend a new FAA inspection of Alaska due to perceived deficiencies in recent maintenance practices. The Board rejected that recommendation.

      Management believes the ultimate disposition of the above matters is not likely to materially affect the Company’s financial position or results of operations. This forward-looking statement is based on management’s current understanding of the relevant law and facts; it is subject to various contingencies, including the potential costs and risks associated with litigation and the actions of judges and juries.

      The Company is also a party to other ordinary routine litigation incidental to its business and with respect to which no material liability is expected.

Note 15.     Change in Accounting Principles

      In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101 (SAB 101), Revenue Recognition in Financial Statements. SAB 101 gives specific guidance on the conditions that must be met before revenue may be recognized, and in 2000 Alaska changed its method of accounting for the sale of miles in its Mileage Plan. Under the new method, a majority of the sales proceeds is deferred, then recognized ratably over the estimated period of time that the award transportation is provided. The deferred proceeds are recognized as passenger revenue for awards issued on Alaska, and as other revenue-net for awards issued on other airlines. In connection with the change, Alaska recognized a $46.8 million cumulative effect charge, net of income taxes of $29.5 million, effective January 1, 2000.

      In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets.” Under this statement, goodwill is considered to have an indefinite life and will no longer be amortized but instead will be subject to periodic impairment testing. Effective January 1, 2002, the Company adopted SFAS No. 142. Assuming the Company had adopted this standard as of January 1, 2000, the Company’s net loss for the years ended December 31, 2000 and 2001 would be reduced by approximately $2.0 million ($.08 per share) for the impact of goodwill amortization.

      During the second quarter of 2002, the Company completed the first step of its impairment test related to its $51.4 million of goodwill and determined that the net book value exceeded its fair value. In the fourth quarter of 2002, the Company completed the second step of its impairment test and determined that all of the Company’s goodwill was impaired. As a result, the Company recorded a one-time, non-cash charge, effective January 1, 2002 of $51.4 million ($12.5 million Alaska and $38.9 million Horizon) to write-off all of its goodwill. This charge is reflected as a cumulative effect of accounting change in the consolidated statement of operations.

      The impact of this statement was also to increase annual results of operations by $2.0 million resulting from no longer amortizing goodwill.

UNAUDITED QUARTERLY CONSOLIDATED FINANCIAL INFORMATION

	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter		1st Quarter	2nd Quarter

	2001	2002	2001	2002	2001	2002	2001	2002	2003	2003

	(In millions, except per share amounts)
Operating revenues	$516.4	$500.1	$582.8	$575.7	$587.5	$620.6	$466.1	$527.7	$518.7	$609.1
Operating income (loss)	(54.0)	(49.6)	9.0	(5.0)	13.7	25.5	(95.0)	(59.8)	(78.6)	4.0
Income (loss) before accounting change	(35.7)	(33.7)	3.5	(2.9)	26.2	12.5	(37.4)	(43.1)	(56.3)	45.2
Net income (loss)	(35.7)	(85.1)	3.5	(2.9)	26.2	12.5	(37.4)	(43.1)	(56.3)	45.2
Basic earnings (loss) per share:
Income (loss) before accounting change	(1.35)	(1.27)	0.13	(0.11)	0.99	0.47	(1.41)	(1.62)	(2.12)	1.70
Net income (loss)	(1.35)	(3.21)	0.13	(0.11)	0.99	0.47	(1.41)	(1.62)	(2.12)	1.70
Dilute earnings (loss) per share:
Income (loss) before accounting change	(1.35)	(1.27)	0.13	(0.11)	0.99	0.47	(1.41)	(1.62)	(2.12)	1.70
Net income (loss)	(1.35)	(3.21)	0.13	(0.11)	0.99	0.47	(1.41)	(1.62)	(2.12)	1.70

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

ALASKA AIR GROUP, INC.

ASSETS

	December 31,	June 30,
	2002	2003

	(In millions)
Current Assets
Cash and cash equivalents	$269.0	$114.6
Marketable securities	366.8	606.9
Receivables — net	125.4	141.3
Inventories and supplies	71.9	70.1
Deferred income taxes	61.2	74.7
Prepaid expenses and other current assets	82.0	86.1

Total Current Assets	976.3	1,093.7

Property and Equipment
Flight equipment	2,066.4	2,279.8
Other property and equipment	430.9	441.7
Deposits for future flight equipment	93.5	80.3

	2,590.8	2,801.8
Less accumulated depreciation and amortization	811.4	870.1

Total Property and Equipment — Net	1,779.4	1,931.7

Intangible Assets	50.9	50.9

Other Assets	74.1	108.1

Total Assets	$2,880.7	$3,184.4

See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

ALASKA AIR GROUP, INC.

LIABILITIES AND SHAREHOLDERS’ EQUITY

	December 31,	June 30,
	2002	2003

	(In millions)
Current Liabilities
Accounts payable	$132.1	$124.3
Accrued aircraft rent	76.0	63.6
Accrued wages, vacation and payroll taxes	87.4	83.7
Other accrued liabilities	222.2	261.8
Air traffic liability	211.6	298.2
Current portion of long-term debt and capital lease obligations	48.6	62.0

Total Current Liabilities	777.9	893.6

Long-Term Debt and Capital Lease Obligations	856.7	1,016.2

Other Liabilities and Credits
Deferred income taxes	157.2	165.0
Deferred revenue	232.0	235.5
Other liabilities	201.2	230.8

	590.4	631.3

Shareholders’ Equity
Common stock, $1 par value
Authorized: 100,000,000 shares
Issued: 2002 — 29,309,726 shares 2003 — 29,377,068 shares	29.3	29.4
Capital in excess of par value	483.3	484.4
Treasury stock, at cost: 2002 and 2003 — 2,736,287 shares	(62.5)	(62.5)
Accumulated other comprehensive income (loss)	(80.2)	(82.7)
Retained earnings	285.8	274.7

	655.7	643.3

Total Liabilities and Shareholders’ Equity	$2,880.7	$3,184.4

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

ALASKA AIR GROUP, INC.

	Six Months Ended
	June 30,

	2002	2003

	(In millions except per
	share amounts)
Operating revenues
Passenger	$981.3	$1,032.4
Freight and mail	38.3	41.0
Other-net	56.2	54.4

Total operating revenues	1,075.8	1,127.8

Operating expenses
Wages and benefits	414.7	459.6
Contracted services	47.1	50.1
Aircraft fuel	139.9	170.3
Aircraft maintenance	85.5	97.8
Aircraft rent	93.3	96.9
Food and beverage service	31.3	29.0
Commissions	23.9	6.8
Other selling expenses	63.7	56.2
Depreciation and amortization	66.3	65.5
Loss (gain) on sale of assets	(0.5)	0.1
Landing fees and other rentals	65.8	75.8
Other	99.4	94.3

Total operating expenses	1,130.4	1,202.4

Operating loss	(54.6)	(74.6)

Nonoperating income (expense)
Interest income	10.1	6.0
Interest expense	(23.5)	(25.3)
Interest capitalized	0.8	1.5
U.S. government compensation	0.1	71.4
Other-net	10.9	5.9

	(1.6)	59.5

Loss before income tax and accounting change	(56.2)	(15.1)
Income tax benefit	(19.6)	(4.0)

Loss before accounting change	(36.6)	(11.1)
Cumulative effect of accounting change	(51.4)	—

Net loss	$(88.0)	$(11.1)

Basic and diluted loss per share:
Loss before accounting change	$(1.38)	$(0.42)
Cumulative effect of accounting change	(1.94)	—

Net loss per share	$(3.32)	$(0.42)

Shares used for computation:
Basic	26.540	26.600
Diluted	26.540	26.600

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY (UNAUDITED)

ALASKA AIR GROUP, INC.

					Accumulated
	Common		Capital in	Treasury	Other
	Shares	Common	Excess of	Stock,	Comprehensive	Retained
	Outstanding	Stock	Par Value	at Cost	Income (Loss)	Earnings	Total

	(In millions)
Balances at December 31, 2002	26.573	$29.3	$483.3	$(62.5)	$(80.2)	$285.8	$655.7

Net loss for the three months ended June 30, 2003						(11.1)	(11.1)
Other comprehensive income (loss):
Related to marketable securities:
Change in fair value					(3.0)
Reclassification to earnings					4.3
Income tax effect					(0.5)

					0.8		0.8

Related to fuel hedges:
Change in fair value					9.5
Reclassification to earnings					(14.8)
Income tax effect					2.0

					(3.3)		(3.3)

Total comprehensive loss							(13.6)
Stock issued under stock plans	0.068	0.1	1.1				1.2

Balances at June 30, 2003	26.641	$29.4	$484.4	$(62.5)	$(82.7)	$274.7	$643.3

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

ALASKA AIR GROUP, INC.

	Six Months Ended
	June 30,

	2002	2003

	(In millions)
Cash flows from operating activities:
Net loss	$(88.0)	$(11.1)
Adjustments to reconcile net loss to net cash provided by operating activities:
Cumulative effect of accounting change	51.4	—
Depreciation and amortization	66.3	65.5
Amortization of airframe and engine overhauls	31.0	32.8
Gain on marketable securities	—	(0.8)
Changes in derivative fair values	(8.5)	(0.4)
(Gain) loss on sale of assets	(0.5)	0.1
Decrease in deferred income taxes	(12.5)	(4.0)
Increase in accounts receivable	(16.3)	(15.9)
Increase in prepaid expenses and other current assets	(22.0)	(2.5)
Increase in air traffic liability	67.6	86.6
(Decrease) increase in other current liabilities	(4.4)	8.4
Increase in deferred revenue and other-net	17.5	28.3

Net cash provided by operating activities	81.6	187.0

Cash flows from investing activities:
Proceeds from disposition of assets	2.3	0.9
Purchases of marketable securities	(358.5)	(593.8)
Sales and maturities of marketable securities	93.0	354.9
Property and equipment additions:
Aircraft purchase deposits	(15.8)	(20.0)
Capitalized overhauls	(31.7)	(42.2)
Aircraft	(1.0)	(157.4)
Other flight equipment	(9.9)	(14.9)
Other property	(19.9)	(13.7)
Aircraft deposits returned	39.1	1.2
Restricted deposits and other	(6.6)	(25.7)

Net cash used in investing activities	(309.0)	(510.7)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	25.5	215.0
Offering costs in connection with issuance of long-term debt	—	(4.7)
Long-term debt and capital lease payments	(18.8)	(42.2)
Proceeds from issuance of common stock	0.3	1.2

Net cash provided by financing activities	7.0	169.3

Net change in cash and cash equivalents	(220.4)	(154.4)
Cash and cash equivalents at beginning of period	490.8	269.0

Cash and cash equivalents at end of period	$270.4	$114.6

Supplemental disclosure of cash paid (refunded) during the period for:
Interest (net of amount capitalized)	$23.6	$22.5
Income taxes	(20.8)	—
Noncash investing and financing activities	None	None

See accompanying notes to consolidated financial statements.

ALASKA AIR GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

June 30, 2003

Note 1.	Basis of Presentation and Significant Accounting Policies

      The accompanying unaudited consolidated financial statements of Alaska Air Group, Inc. (Air Group) include the accounts of our principal subsidiaries, Alaska Airlines, Inc. (Alaska) and Horizon Air Industries, Inc. (Horizon). As used in these Notes to Consolidated Financial Statements, the terms “we”, “us”, “our” and similar terms refer to Air Group and, unless the context indicates otherwise, our subsidiaries. These interim consolidated financial statements are unaudited and should be read in conjunction with the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2002. In the opinion of management, all adjustments have been made which are necessary to present fairly our financial position as of June 30, 2003, as well as the results of our operations for the three and six months ended June 30, 2002 and 2003. The adjustments made were of a normal recurring nature.

      Our consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) and we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities, as well as the reported amounts of revenues and expenses. Significant estimates made by us include assumptions used to record liabilities, expenses and revenue associated with our Mileage Plan, estimated useful lives of property and equipment and the amounts of certain accrued liabilities. Actual results may differ from our estimates.

Change in Accounting Principle

      Effective January 1, 2002, we adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.” In connection with the adoption of this statement, we determined that all of our goodwill was impaired. As a result, effective January 1, 2002, we recorded a one-time, non-cash charge of $51.4 million ($12.5 million for Alaska and $38.9 million for Horizon) to write-off all of our goodwill. This charge is reflected as a cumulative effect of accounting change in our Consolidated Statement of Operations for the six months ended June 30, 2002.

New Accounting Standards

      In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46, “Consolidation of Variable Interest Entities” which requires the consolidation of variable interest entities, as defined. This Interpretation is applicable to variable interest entities created after January 31, 2003. Variable interest entities created prior to February 1, 2003, must be consolidated effective July 1, 2003. While we are still evaluating the impact of this Interpretation, we currently do not believe that any entities will be consolidated as a result of Interpretation No. 46.

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. SFAS No. 149 amends and clarifies certain derivative instruments embedded in other contracts, and certain hedging activities under Statement 133. SFAS No. 149 is effective for certain contracts entered into or modified by us after June 30, 2003. The adoption of SFAS No. 149 did not have any impact on our financial condition or results of operations.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments With Characteristics of both Liabilities and Equity”. SFAS No. 150 establishes standards for how we would classify and measure financial instruments with characteristics of both liabilities and equity and requires us to classify a financial instrument that is within the scope of SFAS No. 150 as a liability (or an asset in some circumstances). SFAS No. 150 also revises the definition of a liability to encompass obligations that we can or must settle by issuing equity shares, depending on the nature of the relationship established between us and a holder of our stock. SFAS No. 150 is effective for financial instruments entered into or

ALASKA AIR GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

modified after May 31, 2003. The adoption of SFAS No. 150 did not have any impact on our financial condition or results of operations.

Note 2.	Prepaid Expenses and Other Assets

      At December 31, 2002 and June 30, 2003, our prepaid expenses and other assets included prepaid aircraft rent of $30.4 million and $43.0 million, respectively.

Note 3.	Stock Option Plans

      We have three stock option plans that provide for the grant of options to purchase Air Group common stock at stipulated prices on the date of the grant to certain officers and key employees of Air Group and its subsidiaries. We apply the intrinsic value method in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations in accounting for stock options. Accordingly, no compensation cost has been recognized for these plans as the exercise price of options equals the fair market value on the date of grant.

      The following table represents the effect of net income (loss) before accounting change, net income (loss) and earnings (loss) per share if we had applied the fair value based method and recognition provisions of SFAS No. 123 to our stock-based employee compensation (in millions, except per share amounts):

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2002	2003	2002	2003

Income (loss) before accounting change:
As reported	$(2.9)	$45.2	$(36.6)	$(11.1)
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax	(1.5)	(1.5)	(2.9)	(3.2)

Pro forma income (loss) before accounting change	$(4.4)	$43.7	$(39.5)	$(14.3)

Net income (loss):
As reported	$(2.9)	$45.2	$(88.0)	(11.1)
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	(1.5)	(1.5)	(2.9)	(3.2)

Pro forma net income (loss)	$(4.4)	$43.7	$(90.9)	$(14.3)

Basic and diluted earnings (loss) per share before accounting change:
As reported	$(0.11)	$1.70	$(1.38)	$(0.42)
Pro forma	(0.16)	1.64	(1.49)	(0.54)
Basic and diluted earnings (loss) per share:
As reported	$(0.11)	$1.70	$(3.32)	$(0.42)
Pro forma	(0.16)	1.64	(3.43)	(0.54)

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure”. SFAS No. 148 amends the transition and disclosure provisions of SFAS No. 123. During the fourth quarter of 2002, we adopted the disclosure provisions of SFAS No. 148 and we

ALASKA AIR GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

are currently evaluating SFAS No. 148 to determine if we will adopt SFAS No. 123 to account for employee stock options using the fair value method and, if so, when we will transition to that method. If we had adopted the prospective transition method as prescribed by SFAS No. 148 in the second quarter of 2003, compensation expense of $0.2 million and $0.4 million would have been recorded on an after-tax basis for the three and six months ended June 30, 2003, respectively, and would have had an insignificant impact on our earnings (loss) per share.

Note 4.	Frequent Flyer Program

      Alaska’s Mileage Plan liabilities are included under the following balance sheet captions (in millions):

	December 31,	June 30,
	2002	2003

Current Liabilities:
Other accrued liabilities	$87.0	$104.3
Other Liabilities and Credits:
Deferred revenue	183.9	190.4
Other liabilities	32.1	24.6

Total	$303.0	$319.3

Note 5.	Earnings Per Share

      Earnings (loss) per share (EPS) calculations were as follows (in millions except per share amounts). Stock options were excluded from the calculation of diluted EPS because they are antidilutive and they represented 3.2 million shares for the three and six month periods ended June 30, 2002, and 3.7 million shares for the three and six month periods ended June 30, 2003.

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2002	2003	2002	2003

Basic
Income (loss) before accounting change	$(2.9)	$45.2	$(36.6)	$(11.1)
Weighted average shares outstanding	26.548	26.618	26.540	26.600

Earnings (loss) per share before accounting change	$(0.11)	$1.70	$(1.38)	$(0.42)

Diluted
Income (loss) before accounting change	$(2.9)	$45.2	$(36.6)	$(11.1)
Weighted average shares outstanding	26.548	26.618	26.540	26.600
Assumed exercise of stock options	—	.001	—	—

Diluted EPS shares	26.548	26.619	26.540	26.600

Earnings (loss) per share before accounting change	$(0.11)	$1.70	$(1.38)	$(0.42)

      Diluted EPS excludes the assumed conversion of the convertible notes we issued on March 21, 2003 (See Note 7). Holders of these convertible notes have the option to require us to repurchase the securities on certain dates, the first being March 21, 2008. In the event that the security holders decide to exercise this option, we intend to satisfy the obligation with cash.

ALASKA AIR GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Note 6.	Operating Segment Information

      Operating segment information for Alaska and Horizon for the three and six month periods ended June 30 was as follows (in millions):

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2002	2003	2002	2003

Operating revenues:
Alaska	$478.7	$510.6	$890.9	$937.6
Horizon	103.1	110.7	196.3	209.6
Elimination of intercompany revenues	(6.1)	(12.2)	(11.4)	(19.4)

Consolidated	$575.7	$609.1	$1,075.8	$1,127.8

Income (loss) before income tax and accounting change:
Alaska	$(0.1)	$59.6	$(41.8)	$(11.0)
Horizon	(2.8)	15.7	(13.0)	0.4
Other	(0.9)	(2.5)	(1.4)	(4.5)

Consolidated	$(3.8)	$72.8	$(56.2)	$(15.1)

Total assets at end of period:
Alaska			$2,801.9	$3,033.3
Horizon			220.3	251.4
Other			795.4	871.6
Elimination of intercompany accounts			(872.1)	(971.9)

Consolidated			$2,945.5	$3,184.4

Note 7.	Long-Term Debt and Capital Lease Obligations

      At December 31, 2002, and June 30, 2003, long-term debt and capital lease obligations were as follows (in millions):

	December 31,	June 30,
	2002	2003

Fixed rate notes payable due through 2015	$439.9	$407.0
Variable rate notes payable due through 2018	453.6	511.1
Senior convertible notes due through 2023	—	150.0

Long-term debt	893.5	1,068.1
Capital lease obligations	11.8	10.1
Less current portion	(48.6)	(62.0)

	$856.7	$1,016.2

      During the second quarter of 2003, we issued $65.0 million of debt secured by flight equipment, having interest rates that vary with LIBOR and payment terms of 15 years.

      On March 21, 2003, we completed the private placement of $150.0 million of floating rate senior convertible notes due in 2023 (the Notes). The private placement was conducted pursuant to Rule 144A

ALASKA AIR GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

of the Securities Act of 1933, as amended and registered with the Securities and Exchange Commission using Form S-1 on July 18, 2003. The Notes bear interest for the first five years from date of issuance at a variable interest rate of 3-month LIBOR plus 2.5% (3.53% at June 30, 2003). This interest is paid quarterly in arrears. Thereafter, the Notes will cease bearing cash interest and instead, the principal value of the Notes will increase daily by the unpaid interest which will be calculated at LIBOR plus 2.5%, up to a maximum of 5.25%.

      The Notes are convertible into shares of our common stock at the option of the holder (or cash, at our option) only upon the occurrence of certain events which include the following:

a)	Our common stock trading at a value for a 20-day period greater than the conversion price in a 30-day period ending on the fiscal quarter.

b)	Our obtaining a low credit rating, as defined.

c)	Upon redemption of the Notes.

d)	Upon certain corporate transactions.

      The conversion price is equal to the original or variable principal, divided by 38.4615. At date of issuance, the conversion price was equal to $26.00 per share. Upon conversion, we may deliver, in lieu of common stock, cash or a combination of cash and common stock. We may redeem all or a portion of the Notes in cash or common stock or a combination of cash and common stock at any time on or after the third anniversary of the issuance of the Notes. In addition, holders may require us to purchase all or a portion of their Notes on the 5th, 10th and 15th anniversaries of the issuance of the Notes and upon the occurrence of a change of control or tax event at principal plus accrued interest.

      The Notes are senior unsecured obligations and rank equally with our existing and future senior unsecured indebtedness.

      Net proceeds from the offering totaled $145.3 million. Approximately $20.9 million of the net proceeds is restricted to collateralize interest payments for the first three years and is reported as restricted cash ($6.2 million recorded in prepaid expenses and other current assets and $14.7 million in other assets) in our Consolidated Balance Sheet as of June 30, 2003.

Note 8.	Contingencies

Oakland Maintenance Investigation

      In December 1998, the U.S. Attorney for the Northern District of California initiated a grand jury investigation concerning certain 1998 maintenance activities at Alaska’s Oakland maintenance base. The investigation was expanded to include the aircraft involved in the loss of Flight 261 in January 2000. The Federal Aviation Administration (FAA) separately proposed a civil penalty in connection with the 1998 maintenance activities, which Alaska and the FAA have settled for an agreed amount. In December 2001, the U.S. Attorney notified Alaska that the evidence it had gathered relative to the 1998 maintenance activities did not warrant the filing of criminal charges, and closed that part of the investigation. The U.S. Attorney also placed the portion of its investigation related to Flight 261 on inactive status, with the possibility of reactivating and reviewing the matter when the National Transportation Safety Board (NTSB) issued its final report on the accident. Accordingly, following the final NTSB hearing on the Flight 261 investigation in December 2002, the U.S. Attorney’s Office reactivated the matter in order to review it in light of the final NTSB report. In July 2003, the U.S. Attorney’s office informed Alaska that, after a review of all of the relevant information, it has concluded that the evidence does not warrant the filing of criminal charges and it has closed its investigation into the Flight 261 accident.

ALASKA AIR GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Flight 261 Litigation

      Following the loss of Flight 261 on January 31, 2000, representatives of all 88 passengers and crew on board have filed cases against Alaska, the Boeing Company, and others. All but one of these lawsuits have been fully and finally resolved and Alaska continues in its efforts to settle the remaining case. The remaining lawsuit is scheduled to be sent back for a damages-only trial in federal court in Los Angeles. Consistent with industry standards, we maintain insurance against aircraft accidents.

      Management believes the ultimate disposition of the above matters is not likely to materially affect our financial position or results of operations. This forward-looking statement is based on management’s current understanding of the relevant law and facts; it is subject to various contingencies, including the potential costs and risks associated with litigation and the actions of judges and juries.

      We are also a party to other ordinary routine litigation incidental to our business and with respect to which no material liability is expected.

Note 9.	U.S. Government Compensation

      On April 16, 2003, the Emergency Wartime Supplemental Appropriations Act (the Act) was signed into legislation. The Act includes $2.3 billion of one-time cash payments to air carriers, allocated based on each carrier’s share of security fees remitted and carrier fees paid to the Transportation Security Administration (TSA) since its inception in February 2002. Additionally, passenger security fees will not be imposed by the TSA during the period July 1, 2003 through September 30, 2003. In May 2003, we received our share of the one-time cash grant in the amount of $71.4 million ($52.8 million for Alaska and $18.6 million for Horizon).

PART II: Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution

      The following table sets forth an estimate of the expenses that will be incurred by Alaska Air Group, Inc. in connection with the sale and distribution of the notes and the common stock issuable upon conversion of the notes being registered in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$13,667
New York Stock Exchange additional listing fee	2,500
Printing and engraving expenses	30,000
Legal fees and expenses	100,000
Accounting fees and expenses	25,000
Transfer agent and trustee fees and expenses	15,000
Miscellaneous	3,833

Total	$190,000

      We will bear all expenses shown above. The selling securityholders will bear all underwriting discounts and selling commissions and transfer taxes applicable to the sale of shares sold pursuant to this registration statement.

Item 14.	Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. The Registrant’s bylaws provide for permissible indemnification of officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant’s Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to the Registrant and its stockholders. However, this provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of fiduciary duty as a director for (i) any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) payment of dividends or approval of stock repurchases and redemptions that are unlawful under Delaware law and (iv) any transaction from which the director derived any improper personal benefit. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its officers and directors which provide the Registrant’s officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. The registrant maintains officers’ and directors’ liability insurance.

Item 15.	Recent Sales of Unregistered Securities

      Other than the issuance of the Senior Convertible Notes due 2023 in March 2003, in the three years preceding the filing of this registration statement, the Registrant has not issued the any securities that were not registered under the Securities Act. The offers, sales and issuances of the notes were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and/or Regulations promulgated thereunder, as transactions by an issuer not involving a public offering.

The recipients of the notes represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the notes. Each of the recipients of the notes were accredited or sophisticated persons and had adequate access to information about us.

Item 16.	Exhibits and Financial Statement Schedules

      (a) Exhibits

*3.(i)	Restated Certificate of Incorporation of Alaska Air Group, Inc. as amended through May 21, 1999 (Exhibit 3.1 to Second Quarter 2002 10-Q)
*3.(ii)	Bylaws of Alaska Air Group, Inc., as amended through February 12, 2003 (Exhibit 3.II to 2002 10-K)
*4.1	Indenture dated as of March 21, 2003 between Alaska Air Group, Inc. and U.S. Bank National Association, as Trustee, relating to senior convertible notes due 2023 (Exhibit 4.1 to First Quarter 2003 10-Q)
*4.2	Form of Senior Convertible Note due 2023 (Exhibit 4.2 to First Quarter 2003 10-Q)
*4.3	Registration Rights Agreement dated as of March 21, 2003 between Alaska Air Group, Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and each of the Initial Purchasers of Senior Convertible Notes due 2023 (Exhibit 4.3 to First Quarter 2003 10-Q)
*4.4	Pledge Agreement dated as of March 21, 2003 between Alaska Air Group, Inc. in favor of U.S. Bank National Association relating to Senior Convertible Notes due 2023 (Exhibit 4.3 to First Quarter 2003 10-Q)
*4.5	Control Agreement dated as of March 21, 2003 between Alaska Air Group, Inc. and U.S. Bank National Association relating to Senior Convertible Notes due 2023 (Exhibit 4.5 to First Quarter 2003 10-Q)
*5.1	Opinion of O’Melveny & Myers LLP regarding the validity of the securities offered.
*8.1	Opinion of O’Melveny & Myers LLP regarding certain material federal income tax consequences of the ownership of the notes.
*10	Employment agreement between Alaska Airlines, Inc. and George D. Bagley (Exhibit 10 to First Quarter 2002 10-Q)***
*10.1	2002 Management Incentive Plan***
*10.2	Loan Agreement dated as of December 1, 1984, between Alaska Airlines, Inc. and the Industrial Development Corporation of the Port of Seattle (Exhibit 10-38 to 1984 10-K)
*10.3	Alaska Air Group, Inc. 1988 Stock Option Plan, as amended through May 19, 1992 (Registration Statement No. 33-52242)***
*#10.4	Lease Agreement dated January 22, 1990 between International Lease Finance Corporation and Alaska Airlines, Inc. for the lease of a B737-400 aircraft, summaries of 19 substantially identical lease agreements and Letter Agreement #1 dated January 22, 1990 (Exhibit 10-14 to 1990 10-K)
*#10.5(a)	Agreement dated September 18, 1996 between Alaska Airlines, Inc. and Boeing for the purchase of 12 Boeing 737-400 aircraft (Exhibit 10.1 to Third Quarter 1996 10-Q)
*#10.5(b)	Supplemental Agreement 6 to Agreement dated September 18, 1996 between Alaska Airlines, Inc. and Boeing for the purchase of 12 Boeing 737-400 aircraft
*10.7	Supplemental retirement plan arrangement between Horizon Air Industries, Inc. and Jeffrey D. Pinneo***
*10.8	Alaska Air Group, Inc. 1996 Long-Term Incentive Equity Plan(Registration Statement 333-09547)***
*10.9	Alaska Air Group, Inc. Non Employee Director Stock Plan (Registration Statement 333-33727)***

*10.11	Alaska Air Group, Inc. 1997 Non Officer Long-Term Incentive Equity Plan (Registration Statement 333-39899)***
**10.12	Alaska Air Group, Inc. 1981 Supplementary Retirement Plan for Elected Officers, as amended by First Amendment to the Alaska Airlines, Inc. and Alaska Air Group, Inc. Supplementary Retirement Plan for Officers***
**10.13	Alaska Air Group, Inc. 1995 Elected Officers Supplementary Retirement Plan, as amended by First Amendment to the Alaska Air Group, Inc. 1995 Elected Officers Supplementary Retirement Plan and Second Amendment to the Alaska Air Group, Inc. 1995 Elected Officers Supplementary Retirement Plan***
*#10.14	Agreement dated December 21, 1998 between Horizon Air Industries, Inc. and Bombardier for the purchase of 25 Canadair regional jets series 700 aircraft (Exhibit 10.16 to 1998 Form 10-K)
*10.15	Alaska Air Group, Inc. 1999 Long-Term Incentive Equity Plan (Registration Statement 333-87563)***
*10.16	Alaska Air Group, Inc. Change of Control Agreement dated October 27, 1999 (Exhibit 10.18 to 1999 Form 10-K)
**10.17	Alaska Air Group, Inc. Nonqualified Deferred Compensation Plan, as amended by First Amendment to the Alaska Air Group, Inc. Nonqualified Deferred Compensation Plan
**12.1	Statement of Computation of Ratio of Earnings to Fixed Charges
*21	Subsidiaries of the Registrant (Exhibit 22-01 to 1987 10-K)
**23.1	Consent of Deloitte & Touche LLP
*23.2	Consent of O’Melveny & Myers LLP (included in opinion filed as Exhibit 5.1 hereto)
**24.1	Power of Attorney
*25.1	Form T-1 Statement of Eligibility of Trustee under Indenture
*99.1	Valuation and Qualifying Accounts

*	Previously filed.

**	Filed herewith.

***	Indicates management contract or compensatory plan or arrangement.

#	Confidential treatment was requested as to a portion of this document.

Item 17.	Undertakings.

      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of that act.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Seattle, in the state of Washington, on September 23, 2003.

ALASKA AIR GROUP, INC.

/s/ WILLIAM S. AYER

William S. Ayer
Chairman, President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ WILLIAM S. AYER William S. Ayer	Chairman, President, Chief Executive Officer (Principal Executive Officer)	September 23, 2003

/s/ BRADLEY D. TILDEN Bradley D. Tilden	Executive Vice President/ Finance and Chief Financial Officer (Principal Financial Officer)	September 23, 2003

/s/ GLENN S. JOHNSON Glenn S. Johnson	Vice President/Finance and Controller (Principal Accounting Officer)	September 23, 2003

* Phyllis J. Campbell	Director	September 23, 2003

* Ronald F. Cosgrave	Director	September 23, 2003

* Mark R. Hamilton	Director	September 23, 2003

* Bruce R. Kennedy	Director	September 23, 2003

* Jessie J. Knight Jr.	Director	September 23, 2003

* R. Marc Langland	Director	September 23, 2003

* Byron I. Mallott	Director	September 23, 2003

Name		Title	Date

* John V. Rindlaub		Director	September 23, 2003

* J. Kenneth Thompson		Director	September 23, 2003

* Richard A. Wien		Director	September 23, 2003

*By:	/s/ BRADLEY D. TILDEN Bradley D. Tilden Attorney-in-Fact

EXHIBIT INDEX

      Certain of the following exhibits have heretofore been filed with the Commission and are incorporated herein by reference from the document described in parenthesis. Certain others are filed herewith.

*3.(i)	Restated Certificate of Incorporation of Alaska Air Group, Inc. as amended through May 21, 1999 (Exhibit 3.1 to Second Quarter 2002 10-Q)
*3.(ii)	Bylaws of Alaska Air Group, Inc., as amended through February 12, 2003 (Exhibit 3.II to 2002 10-K)
*4.1	Indenture dated as of March 21, 2003 between Alaska Air Group, Inc. and U.S. Bank National Association, as Trustee, relating to senior convertible notes due 2023 (Exhibit 4.1 to First Quarter 2003 10-Q)
*4.2	Form of Senior Convertible Note due 2023 (Exhibit 4.2 to First Quarter 2003 10-Q)
*4.3	Registration Rights Agreement dated as of March 21, 2003 between Alaska Air Group, Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and each of the Initial Purchasers of Senior Convertible Notes due 2023 (Exhibit 4.3 to First Quarter 2003 10-Q)
*4.4	Pledge Agreement dated as of March 21, 2003 between Alaska Air Group, Inc. in favor of U.S. Bank National Association relating to Senior Convertible Notes due 2023 (Exhibit 4.3 to First Quarter 2003 10-Q)
*4.5	Control Agreement dated as of March 21, 2003 between Alaska Air Group, Inc. and U.S. Bank National Association relating to Senior Convertible Notes due 2023 (Exhibit 4.5 to First Quarter 2003 10-Q)
*5.1	Opinion of O’Melveny & Myers LLP regarding the validity of the securities offered.
*8.1	Opinion of O’Melveny & Myers LLP regarding certain material federal income tax consequences of the ownership of the notes.
*10	Employment agreement between Alaska Airlines, Inc. and George D. Bagley (Exhibit 10 to First Quarter 2002 10-Q)***
*10.1	2002 Management Incentive Plan***
*10.2	Loan Agreement dated as of December 1, 1984, between Alaska Airlines, Inc. and the Industrial Development Corporation of the Port of Seattle (Exhibit 10-38 to 1984 10-K)
*10.3	Alaska Air Group, Inc. 1988 Stock Option Plan, as amended through May 19, 1992 (Registration Statement No. 33-52242)***
*#10.4	Lease Agreement dated January 22, 1990 between International Lease Finance Corporation and Alaska Airlines, Inc. for the lease of a B737-400 aircraft, summaries of 19 substantially identical lease agreements and Letter Agreement #1 dated January 22, 1990 (Exhibit 10-14 to 1990 10-K)
*#10.5(a)	Agreement dated September 18, 1996 between Alaska Airlines, Inc. and Boeing for the purchase of 12 Boeing 737-400 aircraft (Exhibit 10.1 to Third Quarter 1996 10-Q)
*#10.5(b)	Supplemental Agreement 6 to Agreement dated September 18, 1996 between Alaska Airlines, Inc. and Boeing for the purchase of 12 Boeing 737-400 aircraft
*10.7	Supplemental retirement plan arrangement between Horizon Air Industries, Inc. and Jeffrey D. Pinneo***
*10.8	Alaska Air Group, Inc. 1996 Long-Term Incentive Equity Plan (Registration Statement 333-09547)***
*10.9	Alaska Air Group, Inc. Non Employee Director Stock Plan (Registration Statement 333-33727)***
*10.11	Alaska Air Group, Inc. 1997 Non Officer Long-Term Incentive Equity Plan (Registration Statement 333-39899)***
**10.12	Alaska Air Group, Inc. 1981 Supplementary Retirement Plan for Elected Officers, as amended by First Amendment to the Alaska Airlines, Inc. and Alaska Air Group, Inc. Supplementary Retirement Plan for Officers***

**10.13	Alaska Air Group, Inc. 1995 Elected Officers Supplementary Retirement Plan, as amended by First Amendment to the Alaska Air Group, Inc. 1995 Elected Officers Supplementary Retirement Plan and Second Amendment to the Alaska Air Group, Inc. 1995 Elected Officers Supplementary Retirement Plan***
*#10.14	Agreement dated December 21, 1998 between Horizon Air Industries, Inc. and Bombardier for the purchase of 25 Canadair regional jets series 700 aircraft (Exhibit 10.16 to 1998 Form 10-K)
*10.15	Alaska Air Group, Inc. 1999 Long-Term Incentive Equity Plan (Registration Statement 333-87563)***
*10.16	Alaska Air Group, Inc. Change of Control Agreement dated October 27, 1999 (Exhibit 10.18 to 1999 Form 10-K)
**10.17	Alaska Air Group, Inc. Nonqualified Deferred Compensation Plan, as amended by First Amendment to the Alaska Air Group, Inc. Nonqualified Deferred Compensation Plan
**12.1	Statement of Computation of Ratio of Earnings to Fixed Charges
*21	Subsidiaries of the Registrant (Exhibit 22-01 to 1987 10-K)
**23.1	Consent of Deloitte & Touche LLP
*23.2	Consent of O’Melveny & Myers LLP (included in opinion filed as Exhibit 5.1 hereto)
**24.1	Power of Attorney
*25.1	Form T-1 Statement of Eligibility of Trustee under Indenture
*99.1	Valuation and Qualifying Accounts

*	Previously filed.

**	Filed herewith.

***	Indicates management contract or compensatory plan or arrangement

#	Confidential treatment was requested as to a portion of this document.